Exhibit 2.1

NOTE: Certain information has been excluded from this exhibit because it is both not material and is of the type that the registrant treats as private or confidential. Whenever information is excluded from this exhibit, such exclusions are denoted by “[information omitted]”.

PURCHASE AND SALE AGREEMENT

by and among

UNITIL CORPORATION

(as Buyer),

AQUARION WATER AUTHORITY

(as Seller),

and, solely with respect to Section 9.25 and Section 9.26,

SOUTH CENTRAL CONNECTICUT REGIONAL WATER AUTHORITY

dated as of May 6, 2025

i

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

iii

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of May 6, 2025 is made by and between Unitil Corporation, a New Hampshire Corporation (“Buyer”), and Aquarion Water Authority, a public corporation and political subdivision of the state of Connecticut (“Seller”) and, solely with respect to Section 9.25 and Section 9.26, South Central Connecticut Regional Water Authority (“RWA”). Seller and Buyer will be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 1.1.

WHEREAS, Eversource Energy, a Massachusetts voluntary association (“Eversource”), Seller, and RWA are parties to that certain Purchase and Sale Agreement dated January 27, 2025 (the “Eversource Agreement”) pursuant to which (among other things), and subject to the terms thereof, Eversource will sell to Seller, and Seller will purchase from Eversource, all of the issued and outstanding shares of common stock, par value $0.01 per share, of Aquarion Company, a Delaware corporation (“Aquarion Company”);

WHEREAS, Aquarion Company owns all of the issued and outstanding shares of common stock of Aquarion Water Company, a Connecticut corporation (“Aquarion Water Company);

WHEREAS, Aquarion Water Company owns (i) all of the issued and outstanding shares of common stock, par value $100.00 per share, of Aquarion Water Company of Massachusetts, Inc. (the “AWC-MA Shares”), (ii) all of the issued and outstanding shares of common stock, par value $25.00 per share, of Aquarion Water Company of New Hampshire, Inc. (the “AWC-NH Shares”) and (iii) all of the issued and outstanding shares of common stock, with no par value, of Abenaki Water Co., Inc. (the “Abenaki Shares” and collectively with the AWC-MA Shares and the AWC-NH Shares, the “AC Subsidiary Equity Interests”);

WHEREAS, as of the First Closing and as of the Closing, (i) Seller will own Aquarion Company, (ii) Aquarion Company will continue to own Aquarian Water Company, and (iii) Aquarian Water Company will continue to own the AC Subsidiary Equity Interests;

WHEREAS, the Parties desire that, upon the terms and subject to the conditions set forth in this Agreement, upon the Closing, Buyer will purchase from Aquarion Water Company, and Seller will cause Aquarion Water Company to transfer, to Buyer, the AC Subsidiary Equity Interests; and

NOW, THEREFORE, in consideration of the respective representations, warranties, covenants and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms have the meanings set forth below:

“2024 Financial Statements” has the meaning set forth in Section 3.4(a)(iii).

“Abenaki Shares” has the meaning set forth in the recitals to this Agreement.

“AC Subsidiary” means each of (i) Aquarion Water Company of Massachusetts, Inc., a Massachusetts corporation, (ii) Aquarion Water Company of New Hampshire, Inc., a New Hampshire corporation, and (iii) Abenaki Water Co., Inc., a New Hampshire corporation.

“AC Subsidiary Equity Interests” has the meaning set forth in the recitals to this Agreement.

“Accounting Principles” means the accounting practices, principles, policies, procedures, classifications and methodologies set forth in Annex A.

“Adjustment Measurement Time” means 11:59 p.m. New York time on the day immediately prior to the Closing Date.

“Affiliate” means, as to any Person, any other Person controlling, controlled by or under common control with such Person. For the purposes of this definition, “controlling,” “controlled” and “control” mean the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, (a) each AC Subsidiary (x) shall be an Affiliate of Seller, and shall not be considered an Affiliate of Buyer, prior to the Closing and (y) each AC Subsidiary shall be an Affiliate of Buyer, and shall not be considered an Affiliate of Seller, from and after the Closing and (b) RWA shall be considered an Affiliate of Seller.

“Agreement” has the meaning set forth in the introductory paragraph of this Agreement.

“Aquarion Company” has the meeting set forth in the recitals to this Agreement.

“Aquarion Consolidated Group” means any affiliated, combined, consolidated or unitary Tax group for Tax purposes of which any Group Company is or was a member on or prior to the Closing Date.

“Aquarion Consolidated Tax Liability” means any U.S. federal or state income Tax liability of Aquarion Consolidated Group that is not directly related to the business of the Group Companies.

“Aquarion Water Company” has the meeting set forth in the recitals to this Agreement.

“Aquarion Water Company’s Performance Obligations” has the meeting set forth in Section 4.2(b).

“Assets” has the meaning set forth in Section 6.15(a).

“Assumed Liabilities” means all Liabilities to the extent arising out of or relating to the Business or any Business Asset (including, in each case, the ownership or operation thereof), whether any such Liability arises before or after the Closing, is known or unknown, or is contingent or accrued.

“Authorizations” has the meaning set forth in Section 6.4(a).

“AWC-MA Shares” has the meaning set forth in the recitals to this Agreement.

“AWC-NH Shares” has the meaning set forth in the recitals to this Agreement.

“Bankruptcy and Equity Exception” means the extent that enforceability of an agreement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and subject to general equitable principles.

“Base Purchase Price” means $100,000,000.00.

“Books and Records” has the meaning set forth in Section 6.3(b).

“Burdensome Condition” has the meaning set forth in Section 6.4(e).

“Business” means the business and operations constituting Eversource’s Water Distribution segment, as described in the Annual Report on Form 10-K of Eversource most recently filed with the U.S. Securities and Exchange Commission, to the extent such business and operations are conducted by any of the AC Subsidiaries, including the brands and products sold by any of the AC Subsidiaries and the ownership and operation of water transmission and distribution mains and associated valves, hydrants and service lines, water treatment plants, pumping facilities, wells, tanks, meters, dams, reservoirs, buildings and other facilities and equipment used in the collection, treatment, storage and distribution of water by any of the AC Subsidiaries, in each case, as of or prior to the Closing.

“Business Assets” has the meaning set forth in Section 6.15(b).

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in both New York City, NY and Hampton, NH are open for the general transaction of business.

“Business Employee” means each employee of any AC Subsidiary.

“Business Employees List” has the meaning set forth in Section 3.12(b).

“Buyer” has the meaning set forth in the introductory paragraph of this Agreement.

“Buyer Benefit Plan” has the meaning set forth in Section 6.5(d).

“Buyer Material Adverse Effect” means any effect, change, event or occurrence that, individually or in the aggregate with all other effects, changes, events or occurrences, would or would reasonably be expected to prevent, materially delay or materially impede the performance by Buyer of its obligations under this Agreement or the consummation by Buyer of the Transactions.

“Capital Expenditure Reimbursement Amount” means, without duplication, the aggregate amount of capital expenditures made and fully paid by the Group Companies during the period from, and including, July 1, 2025 until the Adjustment Measurement Time (i) which are funded by (x) Indebtedness incurred by the Group Companies or (y) capital contributions made to the Group Companies by Eversource or any of its Affiliates (other than the Group Companies), in each case, in accordance with the capital expenditures budget set forth in Section 6.1(11)(A) of the Seller Disclosure Schedule (provided, however, that, for purposes of this definition, in no event shall the aggregate amount thereof exceed the lesser of (x) the aggregate amount of capital expenditures identified in Section 6.1(11)(A) of the Seller Disclosure Schedule as to be funded by such Indebtedness or capital contributions for the calendar months from July 1, 2025 to, and including, the month in which the Adjustment Measurement Time occurs and (y) $3,950,000) and (ii) with respect to which Seller, Eversource or any of their respective Affiliates has, prior to the Closing, timely submitted to the applicable Governmental Entities all water infrastructure conservation adjustment Filings, including any schedules or attachments thereto, as required by applicable Law in order to seek to obtain a water infrastructure conservation adjustment in connection therewith, and consistent with past practice (or as otherwise mutually agreed in writing by Seller and Buyer), and which Filings shall be complete and accurate in all material respects.

“Cash and Cash Equivalents” means, as of any time of determination, and without duplication of any component, the aggregate amount of those items that are accounted for as “cash” or “cash equivalents”, determined in accordance with GAAP, of the Group Companies; provided that Cash and Cash Equivalents shall be calculated (i) net of issued and outstanding checks, wires, transfers, drafts or pending electronic debits and (ii) excluding (x) any cash or cash equivalents required to be accounted for as restricted cash under GAAP and consistent with past practice and (y) any PFAS Settlement Proceeds (clauses (x) and (y), collectively, “Restricted Cash”); provided, further, that Cash and Cash Equivalents as of the Adjustment Measurement Time will be determined giving effect to (i) any cash dividends or distributions to Seller, Eversource or any of their respective Affiliates (other than any Group Company) and any payment of Transaction Expenses, Indebtedness or Taxes payable by any Group Company for any Pre-Closing Tax Period, in each case, after the Adjustment Measurement Time but prior to the Closing and (ii) any actions taken pursuant to, and in satisfaction of the Parties’ obligations under, Section 6.6 after the Adjustment Measurement Time and at or prior to the Closing.

“Change of Control Payments” means the aggregate amount of all (i) retention payments and transaction bonuses (including the Payroll Taxes applicable thereto) and (ii) amounts owed or payable by Eversource pursuant to Section 6.5(h) with respect to LTIP (including the Payroll Taxes applicable thereto).

“Closing” has the meaning set forth in Section 2.3.

“Closing Cash and Cash Equivalents” has the meaning set forth in Section 2.1(b).

“Closing Date” has the meaning set forth in Section 2.3.

“Closing Indebtedness” has the meaning set forth in Section 2.1(b).

“Closing Purchase Price” has the meaning set forth in Section 2.1(b).

“Closing Statement” has the meaning set forth in Section 2.1(b).

“Closing Transaction Expenses” has the meaning set forth in Section 2.1(b).

“Closing Working Capital” has the meaning set forth in Section 2.1(b).

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state law.

“Code” means the Internal Revenue Code of 1986.

“Company Guarantees” has the meaning set forth in Section 6.8(b).

“Company Intellectual Property” means all Intellectual Property owned or purported to be owned by the AC Subsidiaries.

“Company Material Adverse Effect” means any effect, change, event or occurrence that, individually or in the aggregate with all other effects, changes, events or occurrences, (i) would or would reasonably be expected to prevent, materially delay or materially impede the performance by Seller of its obligations under this Agreement or the consummation by Seller of the Transactions or (ii) is, or would reasonably be expected to be, materially adverse to the business, assets, financial condition or results of operations of the AC Subsidiaries, taken as a whole; provided, however, that, in the case of clause (ii), no effect, change, event or occurrence to the extent arising out of or resulting from the following will be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur: (a) conditions generally affecting the United States economy, any foreign economy or any specific geographic area in which any of the AC Subsidiaries operate or the industry in which any of the AC Subsidiaries operate, (b) conditions generally affecting financial, banking or securities markets (including any disruption thereof or changes in interest and exchange rates), (c) earthquakes, hurricanes, floods, tornadoes, storms, droughts, weather conditions, fires or other natural disasters or any other act of God, (d) pandemics, endemics, disease outbreaks or other public health emergencies (or any restrictions promulgated by any applicable Governmental Entity to the extent relating to, or arising out of, a pandemic, endemic, disease outbreak or other public health emergency) or any material worsening of such conditions existing as of the date hereof, (e) general political or regulatory conditions or changes therein (including riots, any outbreak or escalation of armed hostilities, military attacks, acts of war or terrorism (including cyber-attack or cyber-terrorism), whether or not pursuant to the declaration of a national emergency or war), (f) changes in GAAP or in any applicable Laws, or any official interpretation or enforcement thereof, in each case, after the date hereof, (g) the announcement of this Agreement, the identity of Buyer or actions taken by Buyer (other than actions that are (1) required by this Agreement or (2) taken at the written request of Seller) or the pendency or consummation of the Transactions, including the impact thereof on relationships with customers, suppliers, distributors, joint venture partners, employees (including losses of employees) or labor unions; provided, however, that this clause (g) shall not apply to any representation, warranty, covenant or agreement of Seller herein that is expressly intended to address the consequences of the execution, delivery or performance of this Agreement or the consummation of the Transactions, (h) any failure by the Seller or any of the AC Subsidiaries to meet any internal or published estimates, expectations, budgets, projections, forecasts, or revenue or earnings predictions, (i) any matter disclosed in the Seller Disclosure Schedule, solely to the extent described therein (including with respect to the magnitude thereof or consequences that may result therefrom), or (j) the taking of any action by Seller or any AC Subsidiary that is required to be taken pursuant to and in accordance with this Agreement (other than Section 6.1) or that is taken at the written request of Buyer; provided that, with respect to a matter described in any of the foregoing clauses (a), (b), (c), (d), (e) and (f), such matter may be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur, to the extent such matter has a disproportionate adverse effect on the AC Subsidiaries, taken as a whole, relative to other entities operating in the industry or specific geographic area in which the AC Subsidiaries operate, and then only to the extent of such disproportionate impact; provided, further, that the underlying causes of any matter described in clause (h) may be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur.

“Company Permits” has the meaning set forth in Section 3.7(a).

“Company Portion” has the meaning set forth in Section 6.16.

“Company Real Property” has the meaning set forth in Section 3.15(a)(ii).

“Confidentiality Agreement” means the Joinder Agreement between Eversource and Buyer relating to that certain confidentiality and nondisclosure agreement, dated as of July 30, 2024, by and among South Central Connecticut Regional Water Authority, John Laing (USA) Limited and Eversource.

“Continuing Company Guarantee” has the meaning set forth in Section 6.8(b).

“Continuing Seller Guarantee” has the meaning set forth in Section 6.8(a).

“Contract” means any contract, lease, sublease, mortgage, license, indenture, agreement, commitment, instrument, memorandum of understanding or other legally binding arrangement, whether written or oral, including all amendments, side letters, modifications and supplements thereto.

“Conveyance Taxes” means sales, use, value added, transfer, stamp, stock transfer, real property transfer and similar Taxes.

“COTS License” means any license agreement for generally available, commercial, “off-the-shelf” or “shrink wrap” software products or technology.

“CTA” means the Connecticut Transfer Act, Conn. Gen. Stat. An. §§ 22a-134 et. seq.

“D&O Indemnitees” has the meaning set forth in Section 6.12(a).

“Data Room” has the meaning set forth in Section 9.6.

“Deal Communications” has the meaning set forth in Section 9.13.

“Debt Commitment Letters” means debt commitment letters among Buyer and the Debt Financing Sources party thereto (including all exhibits, schedules, term sheets, amendments, supplements, modifications and annexes thereto, as may be amended, modified or replaced in accordance with the terms hereof.

“Debt Financing” means the Debt Financing Letters pursuant to which the Debt Financing Sources party thereto have committed, subject to the terms and conditions set forth therein, to lend to Buyer or purchase debt securities of Buyer in the amounts set forth therein, together with any offering or sale of debt securities of Buyer, in whole or in part in lieu thereof, for the purpose of funding the Transactions.

“Debt Financing Letters” means the Debt Commitment Letters together with the Fee Letters.

“Debt Financing Party” means the Debt Financing Sources, together with their Affiliates and such Persons’ (and their respective Affiliates’), controlling persons, general or limited partners, officers, directors, employees, investment professionals, managers, stockholders, members, agents, Affiliates, permitted assigns, financing sources or other Representatives of any of the foregoing, in each case, in their capacity as such.

“Debt Financing Sources” means the agents, arrangers, lenders, underwriters and other entities (other than Buyer) that have committed or otherwise agreed to arrange or underwrite or otherwise provide all or any part of the Debt Financing, as parties (other than Buyer) to any joinder agreements, indentures, note purchase agreements, bond purchase agreements or credit agreements entered into in connection therewith, together with their respective Affiliates and their and their respective Affiliates’ controlling persons, officers, directors, employees, agents and representatives and their respective successors and assigns.

“Debt Financing Sources Proceeding” has the meaning set forth in Section 9.24.

“Definitive Financing Agreements” means definitive financing agreements with respect to the Debt Commitment Letters on the terms and subject only to the conditions (including any “flex” provisions) set forth in the Debt Commitment Letters as determined by Buyer in its sole discretion.

“Disputed Items” has the meaning set forth in Section 2.2(a)(ii)(3).

“Disqualified Individual” has the meaning set forth in Section 3.9(j).

“Distribution Account” means, with respect to each Existing Indebtedness Document, the bank account designated in the Closing Statement for delivery of the applicable portion of the Distribution Amount to effect the repayment, prepayment, redemption or satisfaction and discharge in full of all Indebtedness under such Existing Indebtedness Document in accordance with Section 2.4(a)(i) and Section 6.17.

“Distribution Amount” means, without duplication, the aggregate amount required as of the Closing Date in order to repay, prepay, redeem or satisfy and discharge in full all Indebtedness under each Existing Indebtedness Document (including any breakage, early termination, make-whole or prepayment premiums, charges, costs, fees, expenses or penalties or other monetary obligations payable in connection thereto).

“Draft Computation” has the meaning set forth in Section 2.2(a)(i).

“Employee Benefit Plan” means any plan, agreement, or program that (i) is an “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) or an “employee welfare benefit plan” (within the meaning of Section 3(1) of ERISA), in each case whether or not subject to ERISA, (ii) is an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA), whether or not subject to ERISA, (iii) provides for compensation or employee benefits (including any equity, phantom equity or other equity-based incentive compensation, cash bonus, commission or incentive compensation, retirement, pension, paid time off, cafeteria, medical, life insurance, disability, retiree healthcare, retiree life insurance, deferred compensation, profit sharing, change of control, retention, termination or severance benefits) or (iv) is an employment agreement, individual consulting agreement, offer letter, severance, change of control, retention or other similar individual agreement, and that, in the case of any of the foregoing, any AC Subsidiary maintains, sponsors, is a party to or contributes to (or is required to contribute to), for the benefit of any current or former employee or other individual service provider of an AC Subsidiary, other than, in each case, any Multiemployer Plan and any plan, agreement, or arrangement sponsored or maintained by a Governmental Entity or required by applicable Law.

“Environmental Laws” means all Laws and Orders concerning pollution or protection of human health or safety (as it relates to exposure to biological, toxic or hazardous materials, substances or wastes) or the environment (including air, groundwater, surface water, sediments, soils, land surface or subsurface strata), including any Law or Order concerning the use, storage, recycling, treatment, generation, transportation, processing, handling, release or disposal of any biological, toxic or hazardous materials, substances or wastes.

“Environmental Permits” has the meaning set forth in Section 3.10(b).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Eversource” has the meaning set forth in the recitals to this Agreement.

“Eversource Agreement” has the meaning set forth in the recitals to this Agreement.

“Eversource Terminating Intercompany Agreements” has the meaning set forth in Section 6.6(b).

“Existing Indebtedness Documents” means (i) each Pre-Existing Indebtedness Document and (ii) any Indebtedness Document governing indebtedness for borrowed money incurred by the Group Companies after the date hereof; provided that Buyer may, by written notice delivered to Seller no later than twenty (20) days prior to the Closing Date, elect to exclude from this definition any such Indebtedness Document.

“FCPA” has the meaning set forth in Section 3.7(e).

“Fee Letters” means fee letters related to Debt Commitment Letters (including all exhibits, schedules, term sheets, amendments, supplements, modifications and annexes thereto, as may be amended, modified or replaced in accordance with the terms hereof.

“Filings” has the meaning set forth in Section 6.4(b).

“Final Computation” means the Draft Computation, as modified with respect to any disputed matters contained in the Notice of Disagreement (including any Disputed Items) pursuant to, and in accordance with, Section 2.2(a)(ii).

“Final Order” means an action or decision of any Governmental Entity as to which (i) no stay is in effect, no request for a stay is pending and any deadline for filing such request has passed, (ii) no petition for rehearing or reconsideration or application for review is pending and any deadline for filing any such petition or application has passed, (iii) the relevant Governmental Entity does not have the action or decision under reconsideration on its own motion and the time within which it may effect such reconsideration has passed and (iv) no appeal is pending or in effect and any deadline for filing any such appeal has passed.

“Final Purchase Price” means the Base Purchase Price plus (i) Closing Cash and Cash Equivalents, minus (ii) Closing Indebtedness, minus (iii) Closing Transaction Expenses, plus (iv) Closing Working Capital, minus (v) Target Working Capital, plus (vi) the Capital Expenditure Reimbursement Amount.

“Financial Statements” has the meaning set forth in Section 3.4(a).

“First Closing” means the “Closing” (as defined in the Eversource Agreement).

“Foreign Person” has the meaning set forth in Section 5.7.

“Fraud” means actual fraud under Delaware common law committed by a Party (or, solely with respect to Section 9.25(c), RWA) with respect to the representations and warranties made by such Party or RWA, as applicable, in Article III, Article IV, Article V or Section 9.25(c) of this Agreement, as applicable, the Seller Disclosure Schedule or any certificate or agreement contemplated by this Agreement or delivered pursuant hereto. Notwithstanding the foregoing, no “Fraud” will exist on a Party’s part with respect to any such representation or warranty if such Party did not have actual knowledge (which will not encompass constructive knowledge and is without regard to any duty to inquire or investigate as contemplated in Section 9.11) that such representation or warranty was untrue. “Party” as used in this definition of Fraud explicitly excludes Eversource, Aquarion Company, Aquarion Water Company, and the AC Subsidiaries, and each of their respective officers, directors, and employees, and those Persons listed on Section 9.11(a)(ii) of the Seller Disclosure Schedule.

“Fundamental Representations” means the representations and warranties set forth in Section 3.1(a) (Organization and Qualification), Section 3.2 (Capitalization), Section 3.6(a) (Absence of Certain Changes), Section 3.16(b) (Assets), Section 3.17 (Transactions with Affiliates), Section 3.18 (Brokers), Section 4.1 (Organization), Section 4.2 (Authority), Section 4.3 (Ownership of the AC Subsidiary Equity Interests), , Section 5.1 (Organization), Section 5.2 (Authority) and Section 5.6 (Brokers).

“GAAP” means United States generally accepted accounting principles.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and by-laws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership and the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation.

“Governmental Entity” means any United States or foreign (a) federal, state, local, municipal or other government, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, commission, branch, department, official, or entity and any court or other tribunal) or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal; provided, however, that, for the avoidance of doubt, Seller and its Affiliates shall be deemed to not constitute a Governmental Entity for purposes of this Agreement.

“Group Companies” means each and every AC Subsidiary.

“Group Company” means any AC Subsidiary.

“Guaranteed Obligations” has the meaning set forth in Section 9.25(a).

“Hazardous Materials” means any gas, chemical, material, substance or waste classified, defined or regulated as hazardous or toxic, or as a pollutant or contaminant, pursuant to, or that can result in liability under, any Environmental Law, including oil and petroleum products, byproducts and derivatives; radioactive, biological or medical materials, substances or wastes; metals; polychlorinated biphenyls; per- and polyfluoroalkyl substances (“PFAS”); asbestos in any form; and (other than as naturally occurring in the environment) ozone, methane, hydrogen sulfide, ammonia and chlorine-containing gases.

“Indebtedness” means, with respect to any Person, as of any time of determination, and without duplication all Liabilities of such Person, including the outstanding principal amount of, accrued and unpaid interest on, and other payment obligations (including any breakage, early termination, make-whole or prepayment premiums, charges, costs, fees, expenses or penalties or other monetary obligations payable in connection with the consummation of the Transactions), regardless of the maturity or when due or payable, arising under, in connection with or in respect of (a) indebtedness for borrowed money, (b) indebtedness evidenced by notes, debentures, bonds, debt securities or similar instruments, (c) letters of credit, bank guarantees, bankers’ acceptance, surety or performance bonds or other instruments in which a creditor is assured against a loss (in each case, solely to the extent drawn), (d) any deferred or unpaid purchase price of property, goods, businesses, assets, securities or services (other than trade payables incurred in the ordinary course of business), (e) any declared or unpaid dividends or distributions or other amounts owed to Seller or Eversource or any of their respective Affiliates (other than the Group Companies), (f) any obligations resulting from any holdback, earn-out or other contingent performance payment arrangement related to or arising out of any prior acquisitions or business combination, (g) any obligations required to be classified and accounted for as capital lease obligations on a balance sheet in accordance with GAAP, or (h) all obligations of the types described in the foregoing clauses (a) through (g) of any other Person guaranteed in any manner by, or secured by any Lien on any property or assets of, such Person; provided, however, that notwithstanding the foregoing, (1) Indebtedness as of the Adjustment Measurement Time will be determined (x) excluding (I) any loans or other obligations for which any AC Subsidiary is solely a guarantor to the extent such guarantee is with respect to a loan or other obligation of another Group Company and (II) any Company Guarantees and (y) giving effect to (A) any actions taken pursuant to, and in satisfaction of the Parties’ obligations under, Section 6.6 and (B) any subsequent incurrence of Indebtedness by any Group Company (other than the Debt Financing), in the case of each of clauses (A) and (B), after the Adjustment Measurement Time and at or prior to the Closing and (2) Indebtedness will not include any item to the extent included in the calculation of Transaction Expenses. For the avoidance of doubt, Liabilities arising under Terminating Intercompany Agreements that are terminated as of or prior to the Closing in accordance with Section 6.6 shall not constitute Indebtedness of the Group Companies as of the Adjustment Measurement Time and shall not be included in the determination of Closing Indebtedness.

“Indebtedness Document” means each credit agreement, indenture, note, debenture, bond, debt security or other similar instrument or agreement governing outstanding Indebtedness of the Group Companies.

“Independent Accountant” means PricewaterhouseCoopers LLP, or such other nationally recognized independent public accounting firm upon whom Buyer and Seller mutually agree.

“Independent Accountant’s Report” has the meaning set forth in Section 2.2(a)(ii)(3).

“Intellectual Property” means all rights to any of the following in any jurisdiction throughout the world: (i) inventions (whether or not patentable or reduced to practice), all improvements thereto and all patents and industrial designs (including utility model rights, design rights and industrial property rights), patent and industrial design applications and patent disclosures, together with all reissues, continuations, continuations-in-part, revisions, divisionals, extensions and reexaminations in connection therewith; (ii) trademarks, service marks, trade names, designs, trade dress, logos, slogans, business names, corporate names and all other indicia of origin, all registrations and applications and renewals in connection therewith and all goodwill associated with any of the foregoing; (iii) works of authorship (whether or not copyrightable), copyrights, mask works, database rights, rights in software and all renewals, registrations and applications in connection therewith; (iv) Internet domain names and social media accounts; and (v) proprietary rights in trade secrets and know how and other confidential and proprietary information, including source code, methods, processes, recipes, techniques, data, formulae, algorithms, research, records, reports, industrial models, architectures, layouts, designs, drawings, plans, product specifications, technical data, customer and supplier lists, pricing and cost information and business and marketing plans and proposals.

“Intercompany Accounts Schedule” has the meaning set forth in Section 3.17.

“IT Systems” means computer systems, hardware, networks, firmware, middleware, routers, hubs, switches, data communications lines, data storage devices, data centers, operating systems and other information technology hardware, software and infrastructure, including any “Infrastructure-as-a-Service” or “Platform-as-a-Service” or other cloud or hybrid cloud services, business systems and other software or applications (including CRM, ERP, HR, IT support and accounting systems.

“Latest Balance Sheet” has the meaning set forth in Section 3.4(a)(iii).

“Law” means any law, statute, rule, regulation, ordinance, act, code or common law principle, any binding judicial or administrative interpretation of any of the foregoing, and any other pronouncement having the effect of law of any Governmental Entity.

“Leased Real Property” has the meaning set forth in Section 3.15(a)(ii).

“Liability” means any liability, commitment, duty or obligation, of any kind or nature, whether asserted or unasserted, absolute or contingent, known or unknown, accrued or unaccrued, matured or unmatured, whenever arising, including those arising under any Law, Order or Proceeding and those arising under any Contract, in each case, including any losses, damages, fines, penalties, interest, costs or expenses arising therefrom or in connection therewith.

“Lien” means any mortgage, deed of trust, pledge, security interest, encumbrance, lien, charge, claim, hypothecation, lease, license, conditional sale agreement or other title retention agreement, option, right of first refusal or offer, purchase option or call option, right of way or easement. For the avoidance of doubt, the term “Lien” will not be deemed to include any license of Intellectual Property.

“LTIP” means the Aquarion Company’s or Aquarion Water Company’s Long-Term Incentive Plan.

“Material Contracts” has the meaning set forth in Section 3.5(a).

“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.

“Non-Recourse Party” means any past, present or future incorporator, Affiliate or Representative of any Party and any past, present or future incorporator, Representative or Affiliate of any of the foregoing.

“Notice of Disagreement” has the meaning set forth in Section 2.2(a)(ii)(2).

“Open Source Software” has the meaning set forth in Section 3.11(d).

“Operating Agreement” means that certain Operating and Transition Services Agreement to be dated as of the Closing between Seller (as service provider) and Buyer, in the form attached hereto as Exhibit A, with the schedules, exhibits, and other attachments to such agreement in a form mutually agreed by Seller and Buyer after the date of this Agreement and prior to the Closing.

“Order” means any order, writ, injunction, decree, judgment, award or similar directive of any Governmental Entity.

“Owned Real Property” has the meaning set forth in Section 3.15(a)(i).

“Parties” has the meaning set forth in the introductory paragraph of this Agreement.

“Payroll Taxes” mean all employer-side payroll Taxes, including social security, Medicare and unemployment Taxes and all similar Taxes or obligations.

“Permits” has the meaning set forth in Section 3.7(a).

“Permitted Liens” means (a) mechanics’, materialmen’s, carriers’, repairers’ and other similar Liens arising or incurred in the ordinary course of business that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (b) Liens for Taxes, assessments or other governmental charges either secured by bonds or not yet due and payable or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (c) Liens arising out of judgments or awards fully covered by insurance or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (d) Liens incurred or created in the ordinary course of business or under applicable Laws to secure the performance of bids, tenders, contracts, leases, statutory obligations, surety bonds or appeal bonds, (e) Liens arising under purchase price conditional sales contracts or equipment leases with third parties entered into in the ordinary course of business, (f) non-monetary encumbrances and restrictions on real property, including the underlying fee interest of any Leased Real Property (including minor defects of title, easements (including conservation easements), covenants, conditions, rights of way and similar restrictions of record) that do not, and would not reasonably be expected to, materially reduce the value of or materially interfere with any of the AC Subsidiaries’ present use or occupancy of such real property, (g) Liens securing the obligations of any of the AC Subsidiaries under outstanding Indebtedness (1) set forth on Section 1.1(a) of the Seller Disclosure Schedule or (2) incurred after the date of this Agreement in compliance with Section 6.1, in the case of each of clauses (1) and (2), so long as there is no event of default (whether cured or uncured) under such Indebtedness, (h) Liens granted by Buyer or its Affiliates to any lender at the Closing in connection with the Debt Financing or Liens otherwise created by Buyer or its Affiliates, (i) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated by the current use or occupancy of such real property or the operation of the businesses of any of the AC Subsidiaries, (j) matters that would be disclosed by a current and accurate survey or inspection of any real property; provided that such matters do not, and would not reasonably be expected to, materially detract from the value of or materially interfere with any Group Company’s present use or occupancy of such real property, (k) any right, interest, Lien or title of any third party lessor, sublessor, licensor, sublicensor, licensee or sublicensee, under any lease agreement or non-exclusive license or in any tangible or intangible property being leased or being licensed on a non-exclusive basis, (l) Liens described on Section 1.1(b) of the Seller Disclosure Schedule, if any, (m) non-monetary Liens that do not materially impair the continued use, operation or value of the properties or assets to which they relate in the conduct of the Business as presently conducted and (n) any other Liens that will be released at or prior to the Closing.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other similar entity, whether or not a legal entity, including a Governmental Entity.

“Personal Data” means any piece of information considered personally identifiable information or personal data under applicable Laws.

“PFAS” has the meaning set forth in the definition of Hazardous Materials in this Section 1.1.

“PFAS Settlement Agreement” means any Order, stipulation, agreement or other legally binding arrangement in settlement, resolution or disposition of any Proceeding related to or in connection with PFAS contamination of drinking water by a third party, including any such Proceeding against 3M Company, DuPont de Nemours, Inc., BASF Corporation, Tyco Fire Products LP or any of their respective Affiliates.

“PFAS Settlement Proceeds” means any cash or cash equivalents received by any Group Company pursuant to or in connection with any PFAS Settlement Agreement.

“Pre-Closing Bonuses” has the meaning set forth in Section 6.5(g).

“Pre-Closing Tax Amount” means, without duplication, an amount equal to (a) the amount of unpaid income Taxes (which shall not be less than zero) of the Group Companies for any Pre-Closing Tax Period for which the Tax Return has not been filed as of the Closing Date (whether or not such Taxes are due and payable as of the Closing Date) (excluding, for the avoidance of doubt, any income Taxes with respect to the Group Companies to the extent such income Taxes are included in the consolidated, combined, unitary or similar group of which Seller or Eversource is the common parent); provided that such liability for income Taxes shall be calculated (i) in accordance with the past practice (including reporting positions, elections and accounting methods and valuations) of the Group Companies in preparing income Tax Returns to the extent such practice is supportable at a “more likely than not” level of comfort or higher and shall be calculated solely with respect to jurisdictions in which the Group Companies have, as of the Closing Date, filed income Tax Returns or have otherwise commenced operations after the end of the last taxable period for which a Tax Return would have been due if the Group Companies had filed Tax Returns in such jurisdictions, (ii) based on a closing of the books as of the end of the day on the Closing Date, (iii) taking into account all income tax deductions properly deductible by the Group Companies in a Pre-Closing Tax Period at a “more likely than not” level of comfort or higher that result from the payment or accrual of Transaction Expenses or the payment of any Indebtedness in connection with the Transactions, (iv) without regard to any income Taxes attributable to transactions undertaken by Buyer or its Affiliates (including the Group Companies) on the Closing Date after the Closing outside the ordinary course of business and not otherwise contemplated by this Agreement, (v) without regard to any liabilities for accruals or reserves established or required to be established under GAAP methodologies with respect to contingent income Taxes or with respect to uncertain Tax positions, (vi) without regard to all deferred Tax assets or liabilities established or required to be established for GAAP purposes, and (vii) taking into account the application of any overpayments of income Taxes of the Group Companies from Pre-Closing Tax Periods, plus (b) if unpaid property Taxes of the Group Companies for any Pre-

Closing Tax Period (whether or not such Taxes are due and payable as of the Closing Date) exceed any prepaid property Taxes of the Group Companies for any Pre-Closing Tax Period, the amount of such excess, and minus (c) if prepaid property Taxes of the Group Companies for any Pre-Closing Tax Period exceed the unpaid property Taxes of the Group Companies for any Pre-Closing Tax Period (whether or not such Taxes are due and payable as of the Closing Date), the amount of such excess.

“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or prior to the Closing Date.

“Pre-Existing Indebtedness Document” means each Indebtedness Document set forth on Section 1.1(c) of the Seller Disclosure Schedule; provided that Buyer may, by written notice delivered to Seller no later than twenty (20) days prior to the Closing Date, elect to exclude from this definition any such Indebtedness Document.

“Privacy Laws” means each applicable Law relating to the protection or Processing of Personal Data.

“Privileged Deal Communications” has the meaning set forth in Section 9.13.

“Proceeding” means any suit, litigation, arbitration, claim, demand, proceeding, hearing, arbitration, criminal prosecution or other action by or before a Governmental Entity.

“Process” or “Processing” means, with respect to data, the use, collection, processing, storage, recording, organization, adaptation, alteration, transfer, retrieval, consultation, disclosure, dissemination or combination of such data.

“Projections” has the meaning set forth in Section 9.21(c).

“Prudent Efforts” with respect to Seller means Seller’s good faith, commercially reasonable efforts to enforce Seller’s rights under the Eversource Agreement (to the extent that Seller has such rights under the Eversource Agreement); provided that (i) Buyer shall reimburse Seller for Seller’s reasonable and documented out-of-pocket costs in enforcing such rights and (ii) Seller shall not retain outside counsel or other outside advisors to enforce such rights without Buyer’s prior written consent (such consent not to be unreasonably withheld, conditioned, or delayed).

“R&W Policy” means that certain buyer-side representations and warranties insurance policy (collectively, with the binder agreement associated therewith and any policies excess thereto) that is being obtained by, and issued to, Buyer or an Affiliate thereof by the insurer thereof in connection with this Agreement, conditionally bound as of the date hereof or as soon as reasonably practical after the date hereof.

“R&W Policy Expenses” means all costs and expenses related to the R&W Policy, including costs and expenses incurred in respect of premium, brokerage commissions, underwriting fees, diligence and other fees, expenses and Taxes related thereto.

“Real Property Lease” has the meaning set forth in Section 3.15(a)(ii).

“Regulated Group Companies” has the meaning set forth in Section 3.19(a).

“Release” means any actual or threatened release, spill, emission, leaking, emptying, escaping, dumping, injection, pumping, pouring, deposit, disposal, discharge, dispersal, leaching or migration.

“Representatives” means, with respect to any Person, such Person’s directors, officers, principals, managers, members, partners, equity holders, employees, agents, attorneys, bankers, financial or other advisors, auditors, accountants and other representatives.

“Required Amount” has the meaning set forth in Section 5.4(a).

“Required Regulatory Approvals” has the meaning set forth in Section 7.1(b).

“Resolution Period” has the meaning set forth in Section 2.2(a)(ii)(2).

“Restraint” has the meaning set forth in Section 7.1(a).

“Restricted Cash” has the meaning set forth in the definition of Cash and Cash Equivalents in this Section 1.1.

“Retained Assets” has the meaning set forth in Section 6.15(a).

“Retained Business” means any business conducted by Seller, Eversource or any of their respective Affiliates, whether undertaken prior to, on or after the date of this Agreement, other than the Business.

“Retained Liabilities” means all Liabilities to the extent arising out of or relating to the Retained Business or any Retained Asset (including, in each case, the ownership or operation thereof), whether any such Liability arises before or after the Closing, is known or unknown, or is contingent or accrued.

“Review Period” has the meaning set forth in Section 2.2(a)(ii)(1).

“RWA” has the meaning set forth in the introductory paragraph of the Agreement.

“Securities Act” means the Securities Act of 1933.

“Seller” has the meaning set forth in the introductory paragraph of this Agreement.

“Seller Disclosure Schedule” means the disclosure schedule delivered by Seller to Buyer on the date hereof concurrently with or prior to the execution of this Agreement.

“Seller Guarantees” has the meaning set forth in Section 6.8(a).

“Seller Insurance Policies” has the meaning set forth in Section 6.10(a).

“Seller Portion” has the meaning set forth in Section 6.16.

“Seller’s Counsel” has the meaning set forth in Section 9.13.

“Shared Contract” means any Contract pursuant to which Seller, Eversource or one of their respective Affiliates (including the Group Companies), on the one hand, and a counterparty, on the other hand, is bound that relates in any material respect to both (i) the Business and (ii) the Retained Business; provided that Seller and Buyer may, by mutual written consent from time to time, elect to include in, or exclude from, this definition any Contract.

“State Regulatory Authorities” means the Massachusetts Department of Public Utilities, the New Hampshire Public Utilities Commission, and the Maine Public Utilities Commission.

“State Regulatory Requirements” means any requirements imposed by the State Regulatory Authorities.

“Straddle Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors thereof is at the time owned or controlled, directly or indirectly, by such Person or (b) if a limited liability company, partnership, association or other legal entity (other than a corporation), a majority of the ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person (for purposes of this definition, a Person will be deemed to own a majority ownership interest in a legal entity if such Person will be allocated a majority of such legal entity’s gains or losses or will be a (or control any) managing member or general partner of such legal entity).

“Target Working Capital” means $902,000.

“Tax” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, ad valorem, stamp, occupation, windfall or other profits, environmental (under Section 59A of the Code), real property, personal property, capital stock, employment, social security (or similar), unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever (together with any interest, penalties, additional amounts or additions to tax in respect of the foregoing).

“Tax Exempt” means any entity that is exempt from Tax under Section 501(a) of the Code, that is a state or political subdivision thereof or an integral part of either of the foregoing or that excludes income under Section 115 of the Code.

“Tax Return” means any and all returns, information returns, statements, forms, filings and reports (including elections, declarations, disclosures, amendments, schedules, estimates, or attachments thereto) filed or required to be filed with a Governmental Entity with respect to Taxes, including any schedule or attachment thereto, and any amendments to any of the foregoing.

“Terminating Intercompany Agreements” has the meaning set forth in Section 6.6.

“Termination Date” has the meaning set forth in Section 8.1(d).

“Transaction Expenses” means, without duplication and solely to the extent unpaid at Closing, (i) the aggregate amount of all fees, costs and expenses incurred or otherwise payable or subject to reimbursement by any Group Company (a) in connection with the negotiation, documentation or consummation of (1) the Transactions or otherwise relating to this Agreement or (2) the Eversource Agreement or the transactions contemplated thereby or (b) in connection with or in anticipation of any prior or alternative sales processes or transactions considered by Eversource, Seller, Aquarion Company, Aquarion Water Company or the Group Companies, in each case, including all fees, costs and expenses of any financial advisor, legal counsel, accountant, agent, auditor, broker or other advisor retained by or on behalf of Eversource, Seller, Aquarion Company, Aquarion Water Company or any Group Company, plus (ii) Change of Control Payments, plus (iii) Pre-Closing Bonuses.

“Transactions” means the transactions specifically contemplated by this Agreement. For the avoidance of doubt, “Transactions” does not have the meaning set forth in the Eversource Agreement and does not include the transactions contemplated to occur at the First Closing.

“Transferring Employee” means a Business Employee who is an employee of an AC Subsidiary as of immediately prior to the Closing.

“Water Rights” has the meaning set forth in Section 3.20(a).

“Willful Breach” of a Party means a material breach of any representation, warranty, covenant or other agreement set forth in this Agreement that is a consequence of an act or failure to act by such Party, with the actual knowledge of such Party that the taking of such act or failure to take such act would, or would reasonably be expected to, result in, cause or constitute a breach of this Agreement.

“Working Capital” means, as of any time of determination, and without duplication of any component, (i) the aggregate value of the consolidated total current assets of the Group Companies as of such time, minus (ii) the aggregate value of the consolidated total current liabilities of the Group Companies as of such time, in each case, calculated in accordance with the Accounting Principles; provided that (x) Working Capital as of the Adjustment Measurement Time will be determined giving effect to any actions taken pursuant to, and in satisfaction of the Parties’ obligations under, Section 6.6 after the Adjustment Measurement Time and at or prior to the Closing and (y) Working Capital will exclude (A) Cash and Cash Equivalents, (B) Restricted Cash, (C) income Tax assets and liabilities, (D) property Tax assets and liabilities, (E) Indebtedness and (F) Transaction Expenses.

ARTICLE II

PURCHASE AND SALE

Section 2.1 Purchase and Sale of AC Subsidiary Equity Interests; Closing Purchase Price.

(a) Purchase and Sale of AC Subsidiary Equity Interests. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, in exchange for the Closing Purchase Price (payable as set forth in Section 2.1(b) and subject to adjustment as set forth in Section 2.2), Buyer will purchase and accept from Aquarion Water Company, and Seller will cause Aquarion Water Company to sell, transfer and deliver to Buyer, the AC Subsidiary Equity Interests, free and clear of all Liens (other than Liens created by Buyer or its Affiliates and any restriction on transfer under applicable securities Laws).

(b) Calculation of Closing Purchase Price. The consideration to be delivered by Buyer at the Closing for the transfer and sale of the AC Subsidiary Equity Interests pursuant to Section 2.1(a) above (the “Closing Purchase Price”) will be equal to Seller’s good faith estimate of the Final Purchase Price calculated on the basis of a statement (the “Closing Statement”) that will be provided by Seller to Buyer no later than the fifth (5th) Business Day preceding the Closing Date. The Closing Statement shall (i) be prepared in accordance with the definitions set forth in this Agreement, (ii) set forth Seller’s good faith estimate of (A) Cash and Cash Equivalents as of the Adjustment Measurement Time (“Closing Cash and Cash Equivalents”), (B) the sum of (1) the Distribution Amount, (2) the aggregate amount of any other Indebtedness of the Group Companies as of the Adjustment Measurement Time, and (3) the Pre-Closing Tax Amount (such sum, “Closing Indebtedness”), (C) Transaction Expenses incurred or payable (whether or not invoiced), but unpaid, as of immediately prior to the Closing (“Closing Transaction Expenses”), (D) Working Capital as of the Adjustment Measurement Time (“Closing Working Capital”), and (E) the Capital Expenditure Reimbursement Amount, (iii) set forth the Closing Purchase Price, calculated based on the foregoing amounts, and (iv) set forth (A) the account to which an amount equal to the Closing Purchase Price shall be delivered pursuant to Section 2.4(b)(i) and (B) the accounts to which Transaction Expenses shall be paid pursuant to Section 2.4(b)(ii).

Section 2.2 Post-Closing Purchase Price Adjustment.

(a) Post-Closing Adjustment of Final Purchase Price.

(i) Within ninety (90) days after the Closing Date, Buyer will prepare and deliver to Seller Buyer’s good faith determination of the Final Purchase Price (the “Draft Computation”). The Draft Computation shall (i) be prepared in accordance with the definitions set forth in this Agreement and (ii) set forth Buyer’s good faith calculation of (A) Closing Cash and Cash Equivalents, (B) Closing Indebtedness, (C) Closing Transaction Expenses, (D) Closing Working Capital, (E) the Capital Expenditure Reimbursement Amount, and (F) the Final Purchase Price, calculated based on the foregoing amounts.

(ii) Seller will subsequently have the right to review the Draft Computation. The following procedures will apply with respect to such review of the Draft Computation:

(1) Seller will have a period of forty-five (45) days after its receipt of the Draft Computation for its review thereof (the “Review Period”).

(2) If Seller does not deliver to Buyer a written statement describing any objections that Seller has to the Draft Computation and Buyer’s calculation of the components thereof (along with reasonable detail of the basis therefor) (a “Notice of Disagreement”) on or before the final day of the Review Period, then Seller will be deemed to have irrevocably accepted such Draft Computation, and such Draft Computation will be deemed to be the “Final Computation” for purposes of the payment (if any) contemplated by Section 2.2(b). The Notice of Disagreement (if any) shall specify in reasonable detail the item(s), dollar amount(s), nature and basis of any disagreement so asserted. If Seller delivers to Buyer a Notice of Disagreement on or before the final day of the Review Period, then (i) each of Buyer and Seller shall be deemed to have agreed with all items contained in the Draft Computation that are not subject to the Notice of Disagreement and (ii) Buyer and Seller will attempt to resolve in good faith the disputed matters contained in the Notice of Disagreement within thirty (30) days after Buyer’s receipt of the Notice of Disagreement (the “Resolution Period”). During the Review Period and the Resolution Period, the Parties will provide to one another and their Representatives reasonable access, upon reasonable notice and during normal business hours, to relevant personnel and Representatives, relevant Books and Records and other information associated with the AC Subsidiaries and their businesses and other items reasonably requested by the other Party if, and solely to the extent, relevant in connection with the Parties’ preparation or review of the Draft Computation, the Notice of Disagreement and any dispute with respect to those documents as contemplated by this Section 2.2; provided that any such access shall be used by the Parties solely for purposes of finally determining any adjustment to the Final Purchase Price pursuant to this Section 2.2. If Buyer and Seller reach a resolution with respect to all such disputed matters on or before the final day of the Resolution Period, then the Draft Computation, as modified by such resolution, will be deemed to be the “Final Computation” for purposes of the payment (if any) contemplated by Section 2.2(b). Each Party will provide prompt written acknowledgement of the resolution in accordance with Section 9.4.

(3) If such a resolution with respect to all disputed matters specified in the Notice of Disagreement is not reached on or before the final day of the Resolution Period, then Buyer and Seller will promptly (and, in any event no later than five (5) Business Days after the final day of the Resolution Period) retain the Independent Accountant (including by executing a customary agreement with the Independent Accountant in connection with its engagement) and submit any unresolved disputed matters specified in the Notice of Disagreement (the “Disputed Items”) to the Independent Accountant for resolution in accordance with this Section 2.2(a)(ii)(3). The Independent Accountant will be jointly instructed by the Parties to (A) review only the Disputed Items, (B) make a final determination on an expedited basis (and in any event within thirty (30) days after submission of the Disputed Items) with respect to each of the Disputed Items (and only the Disputed Items) by assigning a value to any Disputed Item that is no greater than the greatest value for such item claimed by either Party and no less than the smallest value for such item claimed by either Party in the Draft Computation or in the Notice of Disagreement; and (C) prepare and deliver to Buyer and Seller a written statement setting forth its final determination (and a reasonably detailed description of the basis therefor) with respect to each Disputed Item (the “Independent Accountant’s Report”). Buyer and Seller will provide the

Independent Accountant with such financial and other relevant information in their possession as the Independent Accountant will reasonably request for purposes of making its final determination with respect to the Disputed Items, and Buyer and Seller will otherwise reasonably cooperate with the Independent Accountant in connection therewith. All information (including answers to questions from the Independent Accountant) submitted by a Party to the Independent Accountant must be concurrently delivered to the other Party. Neither Buyer nor Seller, nor any of their respective Representatives, will meet, discuss or have any other communications (whether written or oral) regarding any substantive matters with the Independent Accountant without the written consent of the other Party and without the other Party and their respective Representatives present or having the opportunity following at least three (3) Business Days’ advance written notice to be present, either in person or remotely. Each of Buyer and Seller agrees that (1) the Independent Accountant’s determination with respect to each Disputed Item as reflected in the Independent Accountant’s Report will be deemed to be final, conclusive, binding and non-appealable (absent fraud or manifest error), (2) the Draft Computation, as modified by any changes thereto with respect to the Disputed Items in accordance with the Independent Accountant’s Report, will be deemed to be the “Final Computation” for purposes of the payment (if any) contemplated by Section 2.2(b), (3) the procedures set forth in this Section 2.2 will be the sole and exclusive remedy with respect to the final determination of the Final Computation and (4) the Independent Accountant’s determination under this Section 2.2(a)(ii)(3) will be enforceable as an arbitral award, and judgment may be entered thereupon in any court having jurisdiction over the Party against which such determination is to be enforced. Notwithstanding the foregoing, the Independent Accountant’s authority to resolve any dispute will be limited to the correct nature and amount of each Disputed Item, and any dispute between the Parties regarding the interpretation of this Agreement (and not the correct nature and amount of each Disputed Item) will be subject to resolution pursuant to an action or proceeding brought in accordance with Section 9.15 and Section 9.16. For the avoidance of doubt, the Independent Accountant will act as an expert and not an arbitrator.

(4) The fees of the Independent Accountant in its capacity as such will be borne by Buyer and Seller in inverse proportion as the Parties may prevail on the Disputed Items resolved by the Independent Accountant, which proportionate allocations shall be determined by the Independent Accountant at the time the determination of the Independent Accountant is rendered on the merits of the Disputed Items.

(b) Payment.

(i) Payment by Buyer. If the Final Purchase Price determined in accordance with this Section 2.2 based on the Final Computation is greater than the Closing Purchase Price, then within five (5) Business Days after the final and binding determination of the Final Computation pursuant to Section 2.2(a), Buyer will pay Seller, by wire transfer of immediately available funds, an amount equal to such difference in accordance with the written instructions provided by Seller to Buyer (no later than the third (3rd) Business Day prior to such payment date).

(ii) Payment by Seller. If the Final Purchase Price determined in accordance with this Section 2.2 based on the Final Computation is less than the Closing Purchase Price, then within five (5) Business Days after the final and binding determination of the Final Computation pursuant to Section 2.2(a), Seller will pay Buyer, by wire transfer of immediately available funds, an amount equal to such difference in accordance with the written instructions provided by Buyer to Seller (no later than the third (3rd) Business Day prior to such payment date).

Section 2.3 Closing of the Transactions. The closing of the purchase and sale of the AC Subsidiary Equity Interests hereunder (the “Closing”) will take place at 10:00 a.m., New York time, on the date that is ten (10) days following the satisfaction or waiver of all conditions to the obligations of the Parties set forth in Article VII (other than those conditions which, by their terms, are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) by electronic exchange of deliverables, or such other time, place and/or date that Seller and Buyer may agree in writing (the date on which the Closing takes place, the “Closing Date”).

Section 2.4 Deliveries at the Closing.

(a) Deliveries by Seller. At the Closing:

(i) Seller will deliver, or cause to be delivered, to Buyer:

(1) the AC Subsidiary Equity Interests, including any certificates thereof (if any), accompanied by all proper instruments evidencing the valid transfer of the AC Subsidiary Equity Interests to Buyer from Aquarion Water Company;

(2) a duly executed and acknowledged IRS Form W-9 from Aquarion Water Company; and

(3) subject to Section 6.18, duly executed resignation letters of such directors and officers of each AC Subsidiary, as requested by Buyer at least five (5) Business Days prior to the Closing, in form and substance reasonably satisfactory to Buyer.

(b) Deliveries by Buyer. At the Closing:

(i) Buyer will pay an aggregate amount equal to the Closing Purchase Price by wire transfer of immediately available funds denominated in dollars to Seller in accordance with the written instructions provided by Seller to Buyer (no later than the third (3rd) Business Day prior to the Closing).

(ii) Buyer will pay, or cause to be paid, on behalf of Seller and the AC Subsidiaries, the Transaction Expenses included in the calculation of the Closing Purchase Price by wire transfer of immediately available funds in the amounts and to the bank accounts designated in the Closing Statement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING THE AC SUBSIDIARIES

Except as set forth in the Seller Disclosure Schedule, Seller hereby represents and warrants to Buyer, as of the date hereof, as follows:

Section 3.1 Organization and Qualification.

(a) Each AC Subsidiary has been duly incorporated or formed, is validly existing and is in good standing (where such concept is recognized under applicable Law) under the Laws of its jurisdiction of incorporation or organization. Each AC Subsidiary has the requisite power and authority to own, lease and operate their properties and assets and to carry on its business as presently conducted.

(b) Each AC Subsidiary is duly qualified or licensed to transact business and is in good standing (if applicable) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Company Material Adverse Effect.

(c) Seller has made available to Buyer accurate and complete copies of the Governing Documents of each AC Subsidiary as in effect as of the date hereof. None of the AC Subsidiaries is in material default under or in material violation of any provision of their respective Governing Documents.

Section 3.2 Capitalization.

(a) Aquarion Company owns and has good and value title to 100% of the issued and outstanding shares of common stock of Aquarion Water Company. Aquarion Water Company owns and has good and valid title to 100% of the AC Subsidiary Equity Interests and such AC Subsidiary Equity Interests have been duly authorized and validly issued, are fully paid and non-assessable and are owned and held, beneficially and of record, by Aquarion Water Company free and clear of all Liens, other than any (i) Liens created by or existing under any agreement or indenture evidencing any AC Subsidiary Indebtedness that has been made available to Buyer, (ii) restrictions on transfer under applicable securities Laws or (iii) Permitted Liens. None of the AC Subsidiary Equity Interests are subject to any unexpired preemptive right, right of first refusal, purchase option, call option or similar right and none of the AC Subsidiary Equity Interests were issued in violation of any preemptive, subscription or similar right under any provision of applicable Law, the Governing Documents of the applicable AC Subsidiary or any Contract to which the applicable AC Subsidiary is subject or bound. Except for the AC Subsidiary Equity Interests, there are no equity interests in the AC Subsidiaries that are issued, reserved for issuance or outstanding. No AC Subsidiary (i) has issued any other (A) equity interests of such AC Subsidiary, (B) securities convertible into or exchangeable for equity interests of such AC Subsidiary, or (C) equity-based incentive awards, options, warrants or other rights to acquire from such AC Subsidiary or otherwise any equity interests of such AC Subsidiary and (ii) has entered into, or is bound by, any Contract, arrangement, understanding or undertaking of any kind obligating such AC Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any of the foregoing. Other than this Agreement and the Governing Documents of the AC Subsidiaries, the AC Subsidiary Equity Interests are not subject to any voting trust agreement or other Contract restricting or otherwise relating to the voting, dividend rights or disposition of the AC Subsidiary Equity Interests. The authorized capital stock of each AC Subsidiary is as set forth in Section 3.2(a)of the Seller Disclosure Schedule and all of the issued and outstanding equity interests of each AC Subsidiary are owned and held, beneficially and of record, by Aquarion Water Company and in the respective amounts as set forth in Section 3.2(a)of the Seller Disclosure Schedule.

(b) No AC Subsidiary owns, or has any capital stock or other equity, ownership or profit sharing interests in any other Person, or the right or obligation to acquire any capital stock or other equity, ownership or profit sharing interests in any other Person.

Section 3.3 Consents and Approvals; No Violations. Neither the execution, delivery or performance by Seller of this Agreement nor the consummation by Seller of the Transactions (i) conflict with or result in any breach of any provision of Governing Documents of any AC Subsidiary, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, any Contract or other instrument binding upon an AC Subsidiary (or any of its or their respective properties or assets), (iii) violate any Law or Order applicable to an AC Subsidiary (or any of its or their respective properties or assets) or (iv) result in any Lien (other than any Permitted Lien) upon any property or asset of any AC Subsidiary, except, in the case of clauses (ii) or (iv) above, as would not have a Company Material Adverse Effect.

Section 3.4 Financial Statements.

(a) Section 3.4(a) of the Seller Disclosure Schedule sets forth true and complete copies of the following financial statements (such financial statements, collectively, the “Financial Statements”):

(i) the unaudited balance sheet of each AC Subsidiary as of December 31, 2022 and the related unaudited statements of operations, stockholders’ equity and cash flows for the fiscal year then ended;

(ii) the unaudited balance sheet of each AC Subsidiary as of December 31, 2023 and the related unaudited statements of operations, stockholders’ equity and cash flows for the fiscal year then ended; and

(iii) the audited balance sheet of each AC Subsidiary as of December 31, 2024 (the “Latest Balance Sheet”) and the related audited statements of operations and cash flows for the period ended December 31, 2024, except in the case of Abenaki Water Co., Inc., in which case the Latest Balance Sheet and related statements of operations and cash flows for the period ended December 31, 2024 are unaudited (the “2024 Financial Statements”).

(b) The Financial Statements (i) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except as may be indicated in the notes thereto, (ii) fairly present, in all material respects, the financial position, results of operations and cash flows of each AC Subsidiary as of the dates thereof and for the periods then ended, as applicable, and (iii) have been prepared in all material respects in accordance with the books and records of the respective AC Subsidiary (in the case of clauses (i) and (ii) with respect to the unaudited 2024 Financial Statements of Abenaki Water Co., Inc., subject to normal year-end adjustments, the absence of notes or any other adjustments described therein (none of which adjustments are, individually or the aggregate, material and all of which are consistent in nature, scope and amount with the past practices of the Group Companies)).

(c) The AC Subsidiaries do not have any Liability (whether accrued, absolute, determined, determinable, fixed or contingent), other than (i) Liabilities reflected or reserved against in the Latest Balance Sheet or in the notes thereto, (ii) Liabilities that have arisen after the date of the Latest Balance Sheet in the ordinary course of business of the respective AC Subsidiary and which are not individually or in the aggregate material in amount, (iii) Liabilities incurred in accordance with this Agreement or in connection with the Transactions, (iv) obligations required to be performed after the date hereof under any Law, Order, or executory contract, or (v) Liabilities that are not, individually or in the aggregate, in excess of $160,000.

(d) The system of internal controls over financial reporting of the Group Companies is sufficient in all material respects to provide reasonable assurance that (i) all material transactions are executed in accordance with management’s general or specific authorization, (ii) transactions are recorded as necessary to permit the accurate preparation of financial statements in accordance with GAAP and (iii) access to the Group Companies’ property or assets is permitted only in accordance with management’s general or specific authorization.

Section 3.5 Material Contracts.

(a) Section 3.5(a) of the Seller Disclosure Schedule sets forth, as of the date of this Agreement, all Material Contracts. For purposes of this Agreement, “Material Contracts” means (1) any Shared Contract that is material to the Business, (2) the Eversource Agreement and (3) each of the following Contracts to which any of the AC Subsidiaries is a party, other than any Employee Benefit Plan:

(i) Contracts evidencing Indebtedness in excess of $100,000, other than intercompany loans or investments solely between or among the AC Subsidiaries;

(ii) Contracts pursuant to which any of the AC Subsidiaries guarantees obligations of any Person in excess of $100,000, other than guarantees of obligations of any AC Subsidiary;

(iii) any partnership, joint venture or other similar Contract providing for the formation, creation, operation, management or control of any partnership, joint venture or similar arrangement in which any of the AC Subsidiaries owns a voting or economic interest;

(iv) any Contract containing covenants applicable to any of the AC Subsidiaries (A) prohibiting any of the AC Subsidiaries from competing with any Person, in any line of business or in any geographic area, (B) requiring any of the AC Subsidiaries to use any Person (other than any Group Company) for all or substantially all of any of its material requirements, (C) requiring any Group Company to provide services or products exclusively to any Person or (D) otherwise restricting a Group Company’s ability to sell to or purchase from any Person;

(v) any Contract containing a standstill, a right of first refusal, first offer or first negotiation or any “most favored nations” provision with respect to the Business which provision or right (A) is material to the Business or (B) following the Closing, would be applicable to Buyer or any of its Affiliates (for the avoidance of doubt, excluding, for purposes of this clause (B), the Group Companies);

(vi) any Real Property Lease;

(vii) any collective bargaining agreement or other Contract with any labor union;

(viii) Contracts that obligate any of the AC Subsidiaries to dispose of or acquire (by merger or otherwise) equity interests, assets or properties for consideration in excess of $200,000, to the extent that any obligations under such Contract will remain unsatisfied as of the Closing;

(ix) any Contract that provides for remaining receipts or disbursements by any of the AC Subsidiaries in excess of $100,000 and that has a remaining term following the Closing of longer than one year, to the extent that any obligations under such Contract will remain unsatisfied as of the Closing;

(x) any Contract with (A) a customer of any Group Company which is reasonably expected to result in aggregate payments to the Group Companies of more than $140,000 during the fiscal year ended December 31, 2024, or (B) a supplier or vendor of any Group Company which is reasonably expected to result in aggregate payments by the Group Companies of more than $140,000 during the fiscal year ended December 31, 2025, in each case, other than purchase orders under a master agreement (provided that, for the avoidance of doubt, purchase orders pursuant to a master agreement shall be taken into account in the determination of aggregate payments pursuant to such master agreement);

(xi) any Contract or instrument evidencing a Water Right that is material to the Business;

(xii) any Contract involving a commitment by any Group Company to make any capital expenditure in excess of $200,000;

(xiii) any material Contract with a Governmental Entity, other than Contracts entered into in the ordinary course of business; and

(xiv)

(xv) any other Contract that is material to the assets, properties, business, financial condition or results of operations of the AC Subsidiaries, taken as a whole.

(b) Each Material Contract (other than the Eversource Agreement) is in full force and effect and is valid and binding on the applicable AC Subsidiary and enforceable in accordance with its terms against the applicable AC Subsidiary and, to the knowledge of Seller, each other party thereto, in each case subject to the Bankruptcy and Equity Exception. There is no breach of, or default under, any Material Contract (other than the Eversource Agreement) by any of the AC Subsidiaries or, to the knowledge of Seller, any other party thereto, in each case, except for such breaches and defaults that would not, individually or in the aggregate, reasonably be expected to be material to the applicable AC Subsidiary. As of the date of this Agreement, (i) none of the AC Subsidiaries has received written notice of any actual or alleged breach of, or default under, or of any termination or non-renewal of, any Material Contract (other than the Eversource Agreement) and (ii) there are no events or conditions which constitute, or, after notice or lapse of time or both, would constitute, a breach of, or default under, any Material Contract (other than the Eversource Agreement) on the part of any of the AC Subsidiaries or, to the knowledge of Seller, any other party thereto, except, in the case of each of clause (i) and (ii), for such breaches and defaults that would not, individually or in the aggregate, reasonably be expected to be material to the applicable AC Subsidiary.

(c) The Eversource Agreement is in full force and effect and is valid and binding on, and enforceable in accordance with its terms against the Seller, RWA and, to the knowledge of Seller (based solely on the actual knowledge of Seller), Eversource, in each case subject to the Bankruptcy and Equity Exception. There is no breach of, or default under, the Eversource Agreement by Seller, RWA or, to the knowledge of Seller (based solely on the actual knowledge of Seller), Eversource, in each case, except for such breaches and defaults that would not, individually or in the aggregate, reasonably be expected to be material to the Transactions. Neither Seller nor RWA has received written notice of any actual or alleged breach of, or default under, or of any termination or non-renewal of, the Eversource Agreement and (ii) there are no events or conditions which constitute, or, after notice or lapse of time or both, would constitute, a breach of, or default under, the Eversource Agreement on the part of Seller, RWA or, to the knowledge of Seller (based solely on the actual knowledge of Seller), Eversource, except, in the case of each of clause (i) and (ii), for such breaches and defaults that would not, individually or in the aggregate, reasonably be expected to be material to the Transactions.

Section 3.6 Absence of Certain Changes.

(a) Since the date of the Latest Balance Sheet there has not been any Company Material Adverse Effect.

(b) Between the date of the Latest Balance Sheet and the date of this Agreement, (i) the businesses of each of the AC Subsidiaries has been conducted in all material respects in the ordinary course of business substantially consistent with past practices, except for actions taken that are necessary in order to consummate the Transactions, and (ii) no Group Company has taken any action that, (A) if taken after the date of this Agreement without Seller’s prior written consent, would constitute a breach of any of clauses 6.1(1)—6.1(4), 6.1(7), 6.1(10), 6.1(14)—6.1(16), 6.1(19) and 6.1(20) of the second sentence of Section 6.1 of the Eversource Agreement or (B) if taken after the date of this Agreement without Buyer’s prior written consent, would constitute a breach of any clause of the second sentence of Section 6.1.

Section 3.7 Litigation. There is no Proceeding pending or, to the knowledge of Seller, threatened in writing against any of the AC Subsidiaries, or, to the knowledge of Seller, against any officer, director or employee of any of the AC Subsidiaries in connection with such individual’s actions on behalf of any of the AC Subsidiaries, by any Person before any Governmental Entity that, if decided against the respective AC Subsidiary or such individual, would reasonably be expected to result in liability to the respective AC Subsidiary in excess of $200,000, when combined with all other pending or threatened Proceedings, or would have a Company Material Adverse Effect. None of the AC Subsidiaries is subject to any outstanding Order which would result in any obligation for the AC Subsidiary following the Closing.

Section 3.8 Compliance with Applicable Laws.

(a) The AC Subsidiaries validly hold all permits, licenses, approvals, registrations, franchises, certificates, qualifications, clearances and other authorizations of all Governmental Entities (collectively, “Permits”) necessary for the lawful ownership of their properties and assets and operation of their businesses as presently conducted, or are authorized to conduct their business as presently conducted under Permits held by other Persons as described in Section 3.7(a) of the Seller Disclosure Schedule (all such Permits pursuant to this sentence, collectively, “Company Permits”), except for any failure to hold Permits or invalidity or lack of authorization that would not, individually or in the aggregate, reasonably be expected to be material to the respective AC Subsidiary. The AC Subsidiaries are in compliance, in all material respects, with the Company Permits.

(b) Except as would not, individually or in the aggregate, reasonably be expected to be material to the respective AC Subsidiary each Company Permit is in full force and effect and no suspension, revocation, termination, cancellation, non-renewal or modification not requested by a Group Company is pending or, to the knowledge of Seller, threatened.

(c) The AC Subsidiaries are, and since January 1, 2022 have been, in compliance, in all material respects, with all applicable Laws.

(d) Since January 1, 2022, no Group Company has received any unresolved written notice from a Governmental Entity alleging that any Group Company is in violation of any applicable Law in any material respect.

(e) Except as would not have a Company Material Adverse Effect, each Group Company and each of their respective directors, officers and employees acting in such capacity are, and, to the knowledge of Seller, each of their respective other agents acting on their behalf is, and have been since January 1, 2020, in compliance with the Foreign Corrupt Practices Act of 1977 (“FCPA”) and any other applicable anti-bribery, anti-corruption and anti-money laundering Laws. The Group Companies maintain policies and procedures reasonably designed to ensure compliance with the FCPA and other applicable anti-bribery, anti-corruption and anti-money laundering Laws.

Section 3.9 Employee Benefit Plans.

(a) Section 3.9(a) of the Seller Disclosure Schedule sets forth, as of the date of this Agreement, all material Employee Benefit Plans. No Business Employee participates in any employee benefit plan or program sponsored or maintained by Seller or its Affiliates or Eversource or its Affiliates (other than the AC Subsidiaries).

(b) With respect to each Employee Benefit Plan, Seller has made available to Buyer copies, to the extent applicable, of (i) the plan and trust documents (and any amendments thereto) and the most recent summary plan description, and, in the case of any unwritten Employee Benefit Plan, a written description of the material terms thereof, (ii) the three (3) most recent annual reports filed on Form 5500 series (with schedules and attachments), (iii) the most recent financial statements, and (iv) the most recent Internal Revenue Service determination, advisory, or opinion letter.

(c) Except as set forth on Section 3.9(c) of the Seller Disclosure Schedule, (i) no Employee Benefit Plan is subject to Title IV of ERISA, (ii) no AC Subsidiary contributes to or is obligated to contribute to any Multiemployer Plan or multiple employer welfare arrangement within the meaning of Section 3(40) of ERISA, and (iii) no Employee Benefit Plan provides health benefits to former employees other than as required by COBRA, Part 6 of Subtitle B of Title I of ERISA or similar Law. To the knowledge of Seller, no event has occurred and no condition exists that has subjected, or would reasonably be expected to subject, any AC Subsidiary to any material fine, Lien, penalty or other liability imposed by ERISA, the Code or any other applicable Law, either directly or by reason of an AC Subsidiary’s affiliation with any commonly controlled Person.

(d) To the knowledge of Seller, except as would not have a Company Material Adverse Effect, each Employee Benefit Plan has been maintained and administered in compliance with its terms and the applicable requirements of ERISA, the Code and any other applicable Laws. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is the subject of a favorable advisory or opinion letter from the Internal Revenue Service on the form of such Employee Benefit Plan (and no such determination letter has been revoked) and, to the knowledge of Seller, there are no facts or circumstances that would reasonably be expected to adversely affect the qualified status of any such Employee Benefit Plan. Since January 1, 2022, each of the AC Subsidiaries has complied in all material respects with the applicable requirements of COBRA, Sections 601-609 of ERISA and any similar Law with respect to each Employee Benefit Plan that is a “group health plan” (as defined in Section 5000(b)(1) of the Code or any similar Law).

(e) Each Employee Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of U.S. Treasury Regulation Section 1.409A-1(a)(i) has been operated in compliance in all material respects with the terms of such plan document and the requirements of Section 409A of the Code.

(f) Except as would not have a Company Material Adverse Effect, with respect to each Employee Benefit Plan, there are no Proceedings pending or, to the knowledge of Seller, threatened, other than routine claims for benefits.

(g) Except as set forth on Section 3.9(g) of the Seller Disclosure Schedule or as required by Law, there are no Contracts that would prevent any Employee Benefit Plan (including any Employee Benefit Plan covering retirees or other former employees) from being amended or terminated in accordance with its terms at or at any time after the Closing, in each case, without liability to any AC Subsidiary, Buyer or any of their respective Affiliates (other than any notice provisions contained in any such Contracts).

(h) All contributions (including all employer contributions and employee salary reduction contributions), premium payments and other material payments required to be made in respect of any Employee Benefit Plan under the terms of such Employee Benefit Plan or related funding arrangement or in accordance with Law have been paid in all material respects within the time so prescribed.

(i) Except as set forth on Section 3.9(i) of the Seller Disclosure Schedule, the consummation of the Transactions will not, whether alone or together with any other event, (i) entitle any current or former employee or director of any of the AC Subsidiaries to severance pay or any other compensation or benefits or (ii) accelerate the time of funding, payment or vesting of any compensation or benefits or (iii) increase the amount of compensation or benefits otherwise due to any current or former employee or director of any of the AC Subsidiaries.

(j) No Person who is a “disqualified individual” (as defined in Section 280G of the Code) with respect to an AC Subsidiary (each, a “Disqualified Individual”) will receive an amount (whether in cash, property or the vesting of property) pursuant to an Employee Benefit Plan as a result of the Transactions (alone or in combination with any termination of employment under any Employee Benefit Plan) that would be characterized as payment of any “excess parachute payment” (within the meaning of Section 280G of the Code) or result in the imposition of an excise Tax under Section 4999 of the Code). No Disqualified Individual (or any employee) is entitled to receive any gross-up or make-whole payment from any of the AC Subsidiaries in respect of any Tax under Section 409A of the Code or the excise Tax under Section 4999, or interest or penalty related thereto.

Section 3.10 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to be material to the AC Subsidiaries:

(a) The AC Subsidiaries are, and since January 1, 2022 have been, in compliance with all applicable Environmental Laws;

(b) The AC Subsidiaries hold and are, and since January 1, 2022 have been, in compliance with all Permits that are required pursuant to Environmental Laws for the lawful operation of the businesses of the AC Subsidiaries (“Environmental Permits”), and all Environmental Permits required for the lawful operation of the businesses of the AC Subsidiaries as currently conducted are in full force and effect;

(c) None of the AC Subsidiaries (i) have Released any Hazardous Materials at, under, to, on or from the Owned Real Property or Leased Real Property in a manner that requires reporting, investigation, remediation or other response under any applicable Environmental Laws or under the terms and conditions in any Real Property Lease or (ii) own, lease or otherwise operate at any real property at, under, to, on or from which Hazardous Materials are present or, to the knowledge of Seller, have been Released by any other Person, in each such case, in a manner that (A) would be reasonably expected to result in a Liability to any of the AC Subsidiaries or (B) as the result of which any of the AC Subsidiaries reasonably expect that their respective businesses or operations may be impacted or disrupted to a degree that would be material to the respective AC Subsidiary;

(d) Since January 1, 2022, neither Aquarion Company, Aquarion Water Company nor the AC Subsidiaries have received any written notice of, or written request for information regarding, any violation of, or liability (including any investigatory, corrective or remedial obligation) under, any Environmental Laws or any Environmental Permits, including with respect to any actual or alleged exposure to Hazardous Materials;

(e) None of the AC Subsidiaries is party to any (i) Proceeding alleging any Liability or (ii) Order or any binding agreement with any Governmental Entity that remains unresolved or that imposes any continuing obligations, in either case of clauses (i) or (ii), under any Environmental Laws or any Environmental Permit;

(f) Other than as reflected in the Group Companies’ current capital expenditure forecasts made available to Buyer, to the knowledge of Seller, neither Aquarion Company, Aquarion Water Company nor any of the AC Subsidiaries reasonably expects to incur any capital expenditures to comply with any Environmental Laws, including the U.S. Environmental Protection Agency’s Revised Lead and Copper Rule and related requirements or any federal or state requirements relating to concentrations or limits of PFAS in drinking water or related supply and distribution infrastructure;

(g) No AC Subsidiary has, contractually or, to the knowledge of Seller, by operation of Law, retained or assumed any Liability of any other Person that would reasonably be expected to form the basis of Liability to any AC Subsidiary under any Environmental Law or Environmental Permit; and

(h) As of the date of this Agreement, no AC Subsidiary has any Liability under the CTA arising out of or resulting from any corporate or real property transaction entered into by the Aquarion Company, Seller, an Affiliate of the Seller or any AC Subsidiary prior to the date hereof, other than any Liability that is fully and finally resolved.

Section 3.11 Intellectual Property; Data Privacy and Security.

(a) Section 3.11(a) of the Seller Disclosure Schedule sets forth, as of the date of this Agreement, (i) a list of all Company Intellectual Property that has been registered or filed with or by any Governmental Entity, or Internet domain name registrar, and any and all applications for any and all of the foregoing and (ii) Contracts pursuant to which any of the AC Subsidiaries license or otherwise receive material rights to Intellectual Property from any third party, but excluding COTS Licenses, and Contracts pursuant to which any of the AC Subsidiaries license or otherwise grant material rights to Company Intellectual Property to any third party, but excluding non-exclusive licenses of Company Intellectual Property granted to customers or service providers in the ordinary course of business. The Company Intellectual Property is subsisting and, to the knowledge of Seller, valid and enforceable. The AC Subsidiaries own all right, title and interest in and to, free and clear of all liens, all Company Intellectual Property and, to the knowledge of Seller, there exist no material restrictions on the use of any of the Company

Intellectual Property. Except as would not reasonably be expected to be material to any of the AC Subsidiaries, the Company Intellectual Property and the rights to Intellectual Property licensed from a third party to the AC Subsidiaries include all of the Intellectual Property reasonably necessary to, or used in, the conduct of the Business as currently conducted and the AC Subsidiaries own or have sufficient rights to use all such Intellectual Property.

(b) There is not pending or threatened in writing against any of the AC Subsidiaries any claim by any third party alleging that the conduct of the Business (including the use or exploitation by the AC Subsidiaries of any Company Intellectual Property) is infringing any Intellectual Property of a third party in any material respect. The conduct of the businesses of the AC Subsidiaries since January 1, 2022 has not infringed, and as currently conducted does not infringe, any Intellectual Property of any third party and, to the knowledge of Seller, no third party is infringing any material Company Intellectual Property. Since January 1, 2022, neither Aquarion Company, Aquarion Water Company nor any AC Subsidiary has initiated or threatened in writing any claim against any Person alleging that such Person infringes, misappropriates, dilutes or otherwise violates any Company Intellectual Property.

(c) All employees and material contractors or consultants of the AC Subsidiaries who have created, developed or invented any material Intellectual Property in connection with their work for or on behalf of any of the AC Subsidiaries have entered into a written agreement with one of the AC Subsidiaries to disclose and presently assign such Intellectual Property to such AC Subsidiary. To the knowledge of Seller, (i) no employee, contractor or consultant of the AC Subsidiaries owns any rights in or to any Company Intellectual Property, and (ii) there are no claims, pending or threatened, with regard to the ownership rights of such Company Intellectual Property.

(d) The AC Subsidiaries have complied in all material respects with the requirements of the licenses for any computer software program whose source code is published and made available under a license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation) (“Open Source Software”) that is used by the AC Subsidiaries and no AC Subsidiary is required to provide any source code of software included in the Company Intellectual Property to any third party or otherwise make proprietary code available for no charge pursuant to any of the licenses for Open Source Software or as a result of using any of the Open Source Software (other than the Open Source Software itself) with the exception of software that is removeable or replaceable without material costs or material interruption of the Business.

(e) Since January 1, 2022, there have been no breaches of any IT Systems used by the AC Subsidiaries that resulted in the unauthorized use of, or access to, any proprietary information of any of the AC Subsidiaries, or of any Personal Data in the possession or control of Aquarion Company, Aquarion Water Company or any of the AC Subsidiaries or actions or circumstances requiring any of the AC Subsidiaries to notify a Governmental Entity or other Person of a data security breach or violation of any Privacy Laws, nor has Aquarion Company, Aquarion Water Company or any of the AC Subsidiaries made any such notification. The IT Systems currently used by the AC Subsidiaries are sufficient in all material respects for the operations of the Business.

(f) The AC Subsidiaries have implemented commercially reasonable protections consistent with accepted industry practices designed to protect the IT Systems currently used by the AC Subsidiaries from unauthorized access and from any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or unauthorized disruption, impairment, disablement or destruction of, software or proprietary data and, to the knowledge of Seller, there are no ongoing issues with any of the foregoing that would have a material impact on the operation of the Business. The AC Subsidiaries are in compliance in all material respects with all applicable Laws regarding the security of IT Systems owned or controlled by the AC Subsidiaries and, since January 1, 2022, there have been no IT System outages or disruptions that have resulted in a material interruption of the Business.

(g) The AC Subsidiaries have complied in all material respects with applicable Privacy Laws and, in all material respects, with privacy choices (including opt-out preferences) and obligations regarding Personal Data in written agreements, terms of use and privacy policies and have implemented industry-standard, and no less than commercially reasonable, protections and controls with regard to the protection of any Personal Data collected from loss, damage or unauthorized access, use or modification. To the knowledge of Seller, since January 1, 2022, no Proceeding has been commenced against any of the AC Subsidiaries in connection with any of the foregoing.

Section 3.12 Labor Matters.

(a) Except as set forth in Section 3.12 of the Seller Disclosure Schedule, (i) none of the AC Subsidiaries has entered into or is otherwise party to any labor or collective bargaining agreement with respect to its employees, (ii) since January 1, 2022, there has been no material labor strike, work stoppage or lockout or, to the knowledge of Seller, any labor strike, work stoppage or lockout threatened in writing against any of the AC Subsidiaries with respect to its respective employees, (iii) to the knowledge of Seller, no union organization campaign is in progress with respect to any employees of the AC Subsidiaries, and (iv) except as would not have a Company Material Adverse Effect, the AC Subsidiaries are in compliance with all Laws relating to employment and labor relations.

(b) Seller has made available to Buyer a true and complete list (the “Business Employees List”) of all Business Employees as of the date that is five (5) Business Days prior to the date of this Agreement that includes their respective titles, current compensation (including base salary or wage rate and current target short-term and long-term cash bonus opportunities), start date, service reference date (if different from the start date), employing entity, work location or vacation entitlement formula, whether or not they are on leave of absence (and if so the reason for absence and the expected date of return to work, if any) and the collective bargaining agreement, if any, to which they are subject.

(c) Except as would not have a Company Material Adverse Effect, there is no Proceeding pending or, to the knowledge of Seller, threatened against the AC Subsidiaries with respect to labor and employment matters.

(d) Except as would not have a Company Material Adverse Effect, none of the AC Subsidiaries has incurred any Liability, including under or on account of an Employee Benefit Plan, arising out of the hiring of Persons to provide services to any of the AC Subsidiaries and treating such Persons as consultants or independent contractors and not as employees of the AC Subsidiaries. No AC Subsidiary has incurred, and circumstances do not exist that would reasonably be expected to result in, any material Liability with respect to any consultant or independent contractor who is, or within the past three (3) years was, employed by any of the AC Subsidiaries or is or was engaged under a contract of employment with any of the AC Subsidiaries.

(e) Since January 1, 2022, to the knowledge of Seller, no allegations or reports of sexual harassment, discrimination with respect to a protected classification, including race and gender, or hostile work environment with respect to a protected classification have been made against any AC Subsidiary or any Business Employee at the level of Vice President or higher.

Section 3.13 Insurance. Section 3.13 of the Seller Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list as of the date hereof of all material insurance policies or binders in force with respect to the AC Subsidiaries or the businesses, properties, assets or employees of any AC Subsidiary. All such policies are with reputable insurance carriers and provide adequate coverage for all normal risks incident to the businesses of the AC Subsidiaries and their properties and assets. Each such policy is in full force and effect and no written notice of cancelation, modification or non-renewal thereof has been received by Seller or any Group Company, other than in connection with ordinary renewals. Seller or the applicable Group Company has paid all premiums due and owing with respect to each such policy and is not in material default, and to the knowledge of Seller there is no event existing which, with the giving of notice or lapse of time or both, would constitute a material default by any insured, with respect to any provision contained in any such insurance policy. To the knowledge of Seller, no insurance provider with respect to such policies has threatened in writing to terminate any of such policies, materially limit coverage available under such policies or materially increase premiums thereunder. Each Group Company has established appropriate reserves in accordance with GAAP for each incurred but not reported claim of such Group Company.

Section 3.14 Tax Matters.

(a) Each of the AC Subsidiaries has prepared and duly filed, or caused to be prepared and duly filed, with the appropriate Governmental Entities, all material Tax Returns required to be filed by it and has paid all material Taxes owed or payable by it. Each of the AC Subsidiaries has withheld and paid over to the appropriate Governmental Entity all material Taxes required to have been withheld and paid over by it.

(b) All Tax Returns filed by the AC Subsidiaries are true, correct and complete in all material respects.

(c) None of Aquarion Company or the AC Subsidiaries is (i) a party to any pending Proceeding by any Governmental Entity for assessment or collection of Taxes relating to it or (ii) currently the subject of a Tax audit or examination.

(d) None of the AC Subsidiaries has waived any statute of limitations in respect of Taxes or otherwise consented to extend the time, and is not the beneficiary of any extension of time, in which any Tax applicable to it may be assessed or collected by any Governmental Entity (other than extensions to file Tax Returns obtained in the ordinary course).

(e) None of the AC Subsidiaries has received from any Governmental Entity any written notice of proposed adjustment, deficiency or underpayment of Taxes or any other written notice which has not been satisfied by payment or been withdrawn.

(f) Within the past three (3) years, no written claim has been made by any Governmental Entity in a jurisdiction where an AC Subsidiary does not file Tax Returns that such AC Subsidiary is or may be subject to taxation by that jurisdiction.

(g) Each AC Subsidiary is classified as a corporation for U.S. federal income Tax purposes.

(h) No AC Subsidiary is a party to any Tax sharing or allocation agreement (excluding, for the avoidance of doubt, any such agreement entered into in the ordinary course of business, the principal subject matter of which is not Taxes and excluding any such agreement solely among any AC Subsidiary) or has Liability for the Taxes of any other Person as a transferee or successor, including under Treasury Regulation Section 1.1502-6 (or any similar provision of applicable Law), other than in respect of a consolidated group the parent of which is Eversource or a Subsidiary of Eversource.

(i) No AC Subsidiary has been a member of any affiliated, consolidated, combined or unitary group (other than a group of which Eversource or a Subsidiary of Eversource is the common parent). Each AC Subsidiary is a member of an affiliated, consolidated, combined or unitary group of which Eversource or a Subsidiary of Eversource (other than any AC Subsidiary) is the common parent for federal Tax purposes and in each state in which it is subject to Tax.

(j) There are no Tax Liens on any assets of any of the AC Subsidiaries other than Permitted Liens.

(k) No property Taxes of any AC Subsidiary have been prepaid.

Section 3.15 Real Property; Personal Property.

(a) Real Property.

(i) Section 3.15(a)(i) of the Seller Disclosure Schedule sets forth, as of the date of this Agreement, the addresses of all material real property owned by the AC Subsidiaries. Each AC Subsidiary holds good and valid fee simple title to all of its owned real property (collectively with respect to all AC Subsidiaries, and excluding Water Rights, the “Owned Real Property”), free and clear of all Liens, except for Permitted Liens, in each case except as would not have a Company Material Adverse Effect. There are no outstanding options or rights of first refusal or offer which have been granted by any AC Subsidiary to third parties (other than to another AC Subsidiary) to purchase or lease any Owned Real Property or any portion thereof, other than such options or rights that would not have a Company Material Adverse Effect.

(ii) Section 3.15(a)(ii) of the Seller Disclosure Schedule sets forth, as of the date of this Agreement, a list of all leases, subleases and licenses underlying the Leased Real Property (each a “Real Property Lease”). The AC Subsidiaries have good and valid leasehold estates or subleasehold estates, or licensee rights, in and to all of the real property to which the applicable AC Subsidiary is a tenant or a lessee, sublessee or licensee (collectively, and excluding Water Rights, the “Leased Real Property”, and together with the Owned Real Property, the “Company Real Property”), free and clear of all Liens, other than Permitted Liens, in each case except as would not have a Company Material Adverse Effect. True copies of each Real Property Lease as in effect as of the date hereof (together with all amendments, modifications and supplements thereto and assignments and guarantees thereof as of the date hereof, in each case, if any) have been furnished or made available to Buyer, in each case, except as would not, individually or in the aggregate, reasonably be expected to be material to the AC Companies, taken as a whole.

(iii) Except as would not have a Company Material Adverse Effect, (w) no condemnation, eminent domain, litigation, administrative action, zoning or other similar proceeding is pending or threatened in writing against any of the Company Real Property, (x) the present use of the land, buildings, structures and improvements on the Company Real Property are in conformity, in each case, in all material respects with applicable Law, (y) no AC Subsidiary has leased, subleased, licensed or otherwise granted to any Person the right to use or occupy any Company Real Property or any portion thereof and (z) all of the Company Real Property is in good condition and repair and is suitable in all material respects for the purpose for which it is used in the Business, as currently conducted.

(b) Personal Property. The AC Subsidiaries own (and, in such case, have good and valid title to), hold valid leases or otherwise have rights to use all material machinery, equipment and other personal property (excluding, for the avoidance of doubt, Intellectual Property) necessary for the conduct of its business as currently conducted, free and clear of all Liens except for Permitted Liens, including all material machinery, equipment and other personal property (excluding, for the avoidance of doubt, Intellectual Property) (A) reflected in the Latest Balance Sheet or (B) acquired by any Group Company after the date of the Latest Balance Sheet, other than, in the case of each of clauses (A) and (B), assets sold or otherwise disposed of (x) after the date of the Latest Balance Sheet and prior to the date hereof in the ordinary course of business or (y) on or after the date of this Agreement as permitted pursuant to Section 6.1 of the Eversource Agreement. All such material machinery, equipment and other personal property is in good operating condition and repair and free from any defects or deficiencies, in each case, subject to normal wear and tear and except as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole.

Section 3.16 Assets.

(a) Except as would not have a Company Material Adverse Effect, each of the AC Subsidiaries has good and valid title to own, possess and use or a good and valid leasehold or subleasehold (as applicable) interest in, all of its material assets necessary for the conduct of the Business as conducted on the date hereof, in each case, free and clear of all Liens, except for Permitted Liens.

(b) Assuming that the Parties receive all Authorizations set forth in Section 3.16(b) of the Seller Disclosure Schedule, the AC Subsidiary Equity Interests and the assets (tangible and intangible, real and personal) of the AC Subsidiaries (excluding any Retained Assets) will, in the aggregate, be sufficient, and will constitute all assets (tangible or intangible, real or personal) necessary, immediately after the Closing for Buyer and its Affiliates to conduct the Business in all material respects in substantially the same manner as conducted as of the date hereof and as of immediately prior to the Closing.

(c) There are no Business Assets or Assumed Liabilities held by, or in the possession of, Eversource, any of Eversource’s Affiliates, Seller or any of Seller’s Affiliates (other than the Group Companies).

Section 3.17 Transactions with Affiliates. Except for any corporate-level support services that are currently provided by Eversource or its Affiliates and that will cease to be provided by Eversource, the Seller or any of their Affiliates as of the Closing, (i) no AC Subsidiary is, or as of the Closing Date will be, party to any Contract with Eversource, the Seller or any of their Affiliates (other than an AC Subsidiary), and (ii) there are no arrangements or Contracts that include any material obligation to provide goods, services or other benefits, between or among Eversource, the Seller and any of their Affiliates with respect to the Business. Section 3.17 of the Seller Disclosure Schedule sets forth, as of the date hereof, a true and complete list of each and every arrangement, commitment, receivable, payable, claim, demand, right, loan and contract solely between an AC Subsidiary, on the one hand, and Eversource, the Seller, Aquarion Company, Aquarion Water Company or any of their Affiliates (other than the AC Subsidiaries), on the other hand (the “Intercompany Accounts Schedule”), including, in each case, the dollar value of any rights or Liabilities of such Persons with respect thereto.

Section 3.18 Brokers. None of Buyer, its Affiliates or, following the Closing, the AC Subsidiaries will be responsible for any broker’s, finder’s, financial advisor’s or other similar fee or commission to any broker, finder, financial advisor, investment banker or other Person, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of Eversource, the Seller or by or on behalf of Aquarion Water Company or any AC Subsidiary.

Section 3.19 Regulation as a Utility.

(a) Section 3.19(a) of the Seller Disclosure Schedule sets forth each Group Company that is regulated as (i) a “water company” within Massachusetts and (ii) a “water company” and a “public utility” within New Hampshire (such Group Companies in clauses (i) through (iii), collectively, the “Regulated Group Companies”). All assets included in the rate base calculations of the Regulated Group Companies (A) in Massachusetts, are used and useful and in service providing net economic benefits to current ratepayers of the Regulated Group Companies within Massachusetts and (B) in New Hampshire, are used and useful and placed in service in providing service to customers of the Regulated Group Companies within New Hampshire. To the knowledge of Seller, no assets of the Regulated Group Companies are disallowed in any pending, or are reasonably expected to be disallowed in any future, ratemaking procedure before any State Regulatory Authority.

(b) Since January 1, 2022, each Group Company has filed all material regulatory reports, schedules, forms, registrations, financial statements, notices and other documents required by any applicable Law promulgated by any State Regulatory Authority and has paid all fees and assessments due and payable in connection therewith.

(c) No Group Company is subject to regulation as a public utility or public service company (or similar designation) by any state in the United States, other than Massachusetts and New Hampshire, or in any foreign country.

Section 3.20 Water Quality and Water Rights; Water Infrastructure.

(a) The drinking water supplied by the Group Companies to their respective customers is and has been in compliance in all material respects since January 1, 2022 with all applicable federal and state drinking water standards relating to water quality and the provision of drinking water to customers. The Group Companies possess and are, and have been since January 1, 2022, in compliance with all material rights, Company Permits, Orders, easements, prescriptive rights and rights of way, whether or not of record, which are necessary to extract, divert, store or deliver water to their respective customers in a manner adequate and sufficient for the conduct of the Business (the “Water Rights”). Since January 1, 2022, no Group Company has received any written notice of, or written request for information regarding, any alleged violation of any water quality standard applicable to its operations. The use by the Group Companies of the Water Rights has not been disturbed in any material respect and there are no material disputes with respect to any Water Right. There are no Liens (other than Permitted Liens) on the estate or interest created by any Water Right and no Group Company has licensed, transferred, assigned or otherwise granted to any Person the right to use any Water Right or any material portion thereof. To the knowledge of Seller, no Group Company has reason to believe that any Water Right will be lost, revoked or compromised.

(b) All wells, pumping stations, reservoirs, dams, water main networks, storage tanks and other related infrastructure owned, leased or used by the Group Companies in connection with the Business are in good condition and repair and are suitable in all material respects for the purposes for which they are used in the Business, as currently conducted.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Seller Disclosure Schedule, Seller hereby represents and warrants to Buyer, as of the date hereof, as follows:

Section 4.1 Organization. Seller is a public corporation and political subdivision of the state of Connecticut duly formed, validly existing and in good standing under the laws of the State of Connecticut. Seller has the requisite power and authority to own Aquarion Company. Aquarion Company has the requisite power and authority to own Aquarion Water Company. Aquarion Company is a Delaware corporation duly formed, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority to own Aquarion Water Company. Aquarion Water Company is a Connecticut corporation duly formed, validly existing and in good standing under the laws of the State of Connecticut and has the requisite power and authority to own the AC Subsidiary Equity Interests.

Section 4.2 Authority.

(a) Seller has all necessary power and authority under its Governing Documents to execute and deliver this Agreement and perform its obligations under this Agreement and to consummate the Transactions. The execution, delivery and performance of this Agreement by Seller and the consummation of the Transactions have been duly authorized by all necessary action on the part of Seller under its Governing Documents and no further authorization, consent or similar action on the part of any equity holders of Seller or any other Person is necessary to authorize the execution, delivery and performance by Seller of this Agreement and the consummation of the Transactions. This Agreement has been duly and validly executed and delivered by Seller and this Agreement constitutes a valid, legal and binding agreement of Seller (assuming that this Agreement has been duly and validly authorized, executed and delivered by Buyer), enforceable against Seller in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) Upon the First Closing, Aquarion Water Company has all necessary power and authority under its Governing Documents to perform the obligations that Seller shall cause Aquarion Water Company to perform under this Agreement and to consummate the Transactions (collectively, the “Aquarion Water Company’s Performance Obligations”). The Aquarion Water Company’s Performance Obligations have been duly authorized by all necessary action on the part of Aquarion Water Company under its Governing Documents and no further authorization, consent or similar action on the part of any equity holders of Aquarion Water Company or any other Person is necessary to authorize the Aquarion Water Company’s Performance Obligations.

Section 4.3 Ownership of the AC Subsidiary Equity Interests. Upon the First Closing, Seller will own beneficially and of record Aquarion Company. Aquarion Company owns beneficially and of record Aquarion Water Company. Aquarion Water Company owns beneficially and of record all of the AC Subsidiary Equity Interests, free and clear of all Liens (other than Liens set forth in Section 4.3 of the Seller Disclosure Schedule or any restrictions on transfer under applicable securities Laws). Upon consummation of the Transactions, Aquarion Water Company will have transferred to Buyer good and valid title to the AC Subsidiary Equity Interests free and clear of all Liens (other than any Liens created by Buyer or its Affiliates or any restrictions on transfer under applicable securities Laws).

Section 4.4 Consents and Approvals; No Violations. Assuming the truth and accuracy of the representations and warranties of Buyer set forth in Section 5.3, no notice to, filing with or authorization, consent or approval of any Governmental Entity is necessary for the execution, delivery or performance by Seller of this Agreement, the consummation by Seller of the Transactions or the Aquarion Water Company’s Performance Obligations, except for (a) applicable State Regulatory Requirements and (b) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification would not have a Company Material Adverse Effect. Neither the execution, delivery or performance by Seller of this Agreement, the consummation by Seller of the Transactions nor the Aquarion Water Company’s Performance

Obligations (i) conflict with or result in any breach of any provision of Governing Documents of Seller, Aquarion Water Company or any AC Subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, any Contract or other instrument binding upon Seller, Aquarion Water Company or any AC Subsidiaries (or any of its or their respective properties or assets), (iii) violate any Law or Order applicable to Seller, Aquarion Water Company or any AC Subsidiaries (or any of its or their respective properties or assets, including the AC Subsidiary Equity Interests) or (iv) result in any Lien (other than any Permitted Lien) upon any property or asset of Seller, Aquarion Water Company or any AC Subsidiaries, except, in the case of clauses (ii), (iii), or (iv) above, as would not have a Company Material Adverse Effect.

Section 4.5 Litigation. Except as would not have a Company Material Adverse Effect, there is no Proceeding pending or, to the knowledge of Seller, threatened against Seller, or, to Seller’s knowledge, Aquarion Company or Aquarion Water Company, or, to the knowledge of Seller, against any officer, director or employee of Seller, Aquarion Company or Aquarion Water Company in connection with such individual’s actions on behalf of Seller, Aquarion Company or Aquarion Water Company, as applicable, by any Person. Since January 1, 2022, neither Seller nor, to Seller’s knowledge, Aquarion Company nor Aquarion Water Company has received any unresolved written notice from a Governmental Entity alleging that Seller or, to Seller’s knowledge, Aquarion Company or Aquarion Water Company is in violation of any applicable Law. For the avoidance of doubt, this Section 4.5 excludes any Proceeding initiated by a State Regulatory Authority after the date hereof with respect to any Required Regulatory Approval.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller, as of the date hereof, as follows:

Section 5.1 Organization. Buyer is a corporation, duly organized, validly existing and in good standing under the laws of New Hampshire and has all requisite power and authority to own, lease and operate its properties and to carry on its business as presently conducted.

Section 5.2 Authority. Buyer has all necessary power and authority to execute and deliver this Agreement and perform its obligations under this Agreement and to consummate the Transactions. The execution, delivery and performance of this Agreement by Buyer and the consummation of the Transactions have been duly authorized by all necessary action on the part of Buyer and no further authorization, consent or similar action on the part of Buyer is necessary to authorize the execution, delivery and performance by Buyer of this Agreement and the consummation of the Transactions. This Agreement has been duly and validly executed and delivered by Buyer and this Agreement constitutes a valid, legal and binding agreement of Buyer (assuming that this Agreement has been duly and validly authorized, executed and delivered by Seller), enforceable against Buyer in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 5.3 Consents and Approvals; No Violations. Assuming the truth and accuracy of the representations and warranties of Seller contained in Section 4.4, no notice to, filing with or authorization, consent or approval of any Governmental Entity is necessary for the execution, delivery or performance by Buyer of this Agreement or the consummation by Buyer of the Transactions, except for (a) applicable State Regulatory Requirements and (b) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification would not have a Buyer Material Adverse Effect. Neither the execution, delivery or performance by Buyer of this Agreement nor the consummation by Buyer of the Transactions (i) conflict with or result in any breach of any provision of Buyer’s Governing Documents, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, any Contract or other instrument binding upon Buyer or (iii) violate any Law or Order applicable to Buyer or its properties or assets, except, in the case of clauses (ii) and (iii) above, as would not have a Buyer Material Adverse Effect.

Section 5.4 Financing.

(a) The Debt Financing (if any), when funded in accordance with the Debt Financing Letters and giving effect to any “flex” provision in the Fee Letters (including with respect to fees and original issue discount) and assuming satisfaction of the conditions set forth in Sections 7.1 and 7.2, together with available cash on hand and other sources of liquidity available to Buyer, will provide Buyer with access to funds on the Closing Date in an amount sufficient to (i) satisfy all obligations of Buyer under this Agreement, the Transactions, the Debt Financing Letters or any documents or instruments delivered in connection with this Agreement or the Transactions and (ii) pay (A) the aggregate consideration required to be paid by Buyer hereunder, (B) any and all fees and expenses required to be paid by Buyer on the Closing Date in connection with the Transactions and (C) any and all amounts in connection with the refinancing or repayment of any outstanding indebtedness of the AC Subsidiaries required by this Agreement or the Debt Financing Letters (such amount, collectively, the “Required Amount”).

(b) Subject to Section 9.17, Buyer hereby acknowledges and agrees that its obligations hereunder are not subject to any conditions regarding its or any other Person’s ability to obtain financing for the consummation of the Transactions.

Section 5.5 Anti-Money Laundering Compliance. No part of the funds used by Buyer to pay the Final Purchase Price has been or will be directly or indirectly derived from, or related to, any activity that contravenes Laws, including anti-money laundering Laws, applicable to Buyer and no other payment by Buyer to Seller hereunder will violate any Laws applicable to Buyer that relate to the prohibition of money laundering or the financing of terrorism or other crimes.

Section 5.6 Brokers. No broker, finder, financial advisor or investment banker is entitled to any brokerage, finder’s, financial advisor’s or investment banker’s fee or commission or similar payment, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by and on behalf of Buyer or any of its Affiliates for which Seller or any of its Affiliates will become liable at any time or the AC Subsidiaries will become liable prior to the Closing.

Section 5.7 No Foreign Person. Buyer is not a foreign person (as defined at 31 CFR § 800.224) (a “Foreign Person”) and, to the knowledge of the Buyer, no national or subnational governments of a foreign state hold a substantial interest (as such term is defined at 31 CFR § 800.244) in Buyer and no Foreign Person will obtain any right that would make the Transactions a covered transaction (as defined at 31 CFR § 800.213).

Section 5.8 Investment Intent. Buyer is acquiring the AC Subsidiary Equity Interests solely for its own account, for investment only and not with a view toward or for sale in connection with any distribution thereof in violation of the Securities Act. Buyer understands and agrees that the securities comprising the AC Subsidiary Equity Interests have not been registered under the Securities Act or any state, local and foreign securities Laws and may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and without compliance with state, local and foreign securities Laws, in each case to the extent applicable.

Section 5.9 Investigation. Buyer acknowledges that it (a) has conducted and is relying on its own investigation and analysis of the AC Subsidiaries (including their business, results of operations, prospects, and condition) in entering into this Agreement and (b) has such knowledge, sophistication and experience in business and financial matters so as to be capable of conducting such investigation and analysis. Buyer is capable of evaluating the merits and risks of the Transactions and is able to bear the substantial economic risk of such investment for an indefinite period of time. Buyer has been afforded access to the books and records, facilities and personnel of the AC Subsidiaries for purposes of conducting a due diligence investigation and has conducted a due diligence investigation of the AC Subsidiaries.

ARTICLE VI

COVENANTS

Section 6.1 Conduct of Business of the AC Subsidiaries. Except (a) as required by applicable Law (including as may be required or compelled by any Governmental Entity pursuant to applicable Law), (b) as consented to in advance in writing by Buyer (which consent will not be unreasonably withheld, delayed or conditioned), (c) as required by this Agreement or (d) as set forth in Section 6.1 of the Seller Disclosure Schedule, from and after the date hereof until the earlier to occur of the Closing and the termination of this Agreement in accordance with its terms, Seller will not agree to any waiver to or amendment of Section 6.1 of the Eversource Agreement to the extent that it would negatively impact the AC Subsidiaries. Seller will use Prudent Efforts to cause (directly or indirectly) the AC Subsidiaries to (i) conduct the Business in the ordinary course of business, consistent with past practice, and (ii) preserve substantially intact the business organizations of the Group Companies and material commercial and employment (with respect to its direct employees) relationships of the Group Companies and the Business. In furtherance and not in limitation of the foregoing, except (a) as required by applicable Law (including as may be required or compelled by any Governmental Entity pursuant to applicable Law), (b) as consented to in advance in writing by Buyer (which consent will not be unreasonably withheld, delayed or conditioned), (c) as required by this Agreement or (d) as set forth in Section 6.1 of the Seller Disclosure Schedule, Seller will use Prudent Efforts to cause (directly or indirectly) the AC Subsidiaries not to take any of the following actions:

(1) adopt any amendments to the Governing Documents of the Group Companies;

(2) issue, deliver, sell, grant, deliver, pledge, transfer, encumber or subject to any Lien any equity interests in, or grant any warrant, option or right to purchase, acquire or subscribe for any equity interests of, any of the AC Subsidiaries or issue any security convertible into or exchangeable for such equity interests;

(3) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses or, other than in the ordinary course of business, lease any assets, in each case, for consideration greater than $300,000 individually or $600,000 in the aggregate, other than pursuant to existing Contracts that have been made available to Buyer and listed in Section 6.1(3) of the Seller Disclosure Schedule;

(4) sell, lease, license, assign, convey, dispose of, abandon or otherwise transfer any assets, properties or businesses of the Group Companies (other than Intellectual Property) having a fair market value greater than $60,000 individually or $200,000 in the aggregate, other than pursuant to existing Contracts that have been made available to Buyer and listed in Section 6.1(4) of the Seller Disclosure Schedule;

(5) sell, lease, transfer, license, assign, convey, abandon or otherwise dispose of any Company Intellectual Property, other than (i) non-exclusive licenses granted in the ordinary course of business in accordance with past practices, (ii) the expiration of any Company Intellectual Property at the end of its statutory life or (iii) the disposal of Company Intellectual Property no longer used in the Business;

(6) cause or permit any Lien to encumber any material asset or property of the AC Subsidiaries, other than Permitted Liens;

(7) make any loans, advances or capital contributions to or investments in any other Person, in each case, in excess of $60,000 individually (or in any series of related transactions), other than pursuant to existing Contracts that have been made available to Buyer and listed in Section 6.1(7) of the Seller Disclosure Schedule;

(8) (A) terminate, materially amend, waive any material right under, extend or renew any Material Contract (other than (x) automatic extensions thereof pursuant to terms in effect as of the date hereof or (y) extensions or renewals at the end of a term on overall terms no less favorable to the applicable AC Subsidiary in the aggregate than the terms of the existing Material Contract and for a term no longer than the greater of two years or the extension or renewal term provided under the terms of such Material Contract in effect as of the date hereof) or (B) enter into any Contract that would constitute a Material Contract, other than in the ordinary course of business;

(9) other than (i) pursuant to any Employee Benefit Plan as existing as of the date hereof or (ii) as required by any collective bargaining agreement or other Contract with a union, (A) increase in any respect the base compensation, annual bonuses or other benefits payable by any AC Subsidiary to any Business Employee whose base salary exceeds $150,000, (B) grant or increase any severance, change of control, termination or similar compensation or benefits to any Business Employee, except for any such grant or increase if the aggregate amount thereof would be included in Transaction Expenses and (C) hire any new employee (other than to fill a new vacancy) or terminate any Business Employee (other than for cause), in each case with a base salary in excess of $150,000, (D) accelerate the time of payment or vesting of any compensation or benefits to any current or former Business Employee, (E) enter into or amend any collective bargaining agreement or enter into, adopt, terminate or materially amend any Employee Benefit Plan or (F) grant any awards under the LTIP, any equity or equity-based compensation or any right to reimbursement, indemnification or payment of any Taxes, other than pursuant to any plans, programs or agreements existing on the date hereof;

(10) incur any Indebtedness, except for (A) Indebtedness under existing credit facilities under which an AC Subsidiary is a borrower as of the date hereof, consistent with past practice, or (B) Indebtedness contemplated by the Indebtedness budget set forth in Section 6.1(10) of the Seller Disclosure Schedule; provided that the terms applicable to any such Indebtedness incurred pursuant to this clause (B) shall not include breakage, early termination, make-whole or prepayment premiums, charges, costs, fees, expenses or penalties;

(11) (A) make any capital expenditures in excess of $200,000 in the aggregate per calendar quarter, except for expenditures contemplated by the capital expenditures budget set forth in Section 6.1(11)(A) of the Seller Disclosure Schedule for the applicable calendar quarter (provided that, from time to time, upon the reasonable request of either Party, the Parties will discuss in good faith any proposed changes to such budget) or (B) use any PFAS Settlement Proceeds for any purpose other than the capital expenditures set forth in Section 6.1(11)(B) of the Seller Disclosure Schedule;

(12) declare or pay any dividend or make any other distribution to any holder of any equity interests in any Group Company (A) of any PFAS Settlement Proceeds or (B) otherwise, other than, in the case of this clause (B), (i) cash dividends, (ii) dividends or distributions in settlement of intercompany accounts of the Group Companies or (iii) dividends or distributions from one Group Company to another, in each case, fully paid and completed prior to the Closing;

(13) other than in the ordinary course of business, terminate, fail to renew or materially modify or amend any Company Permit or any surety bond obtained in connection with any Company Permit;

(14) enter into any new line of business outside of the Business or abandon or discontinue any existing line of business;

(15) make any material changes in financial accounting methods, principles or practices used by the Group Companies other than as required by GAAP (or any official interpretation thereof) or any applicable Law;

(16) (A) make a material change with respect to practices regarding collection of accounts receivable, establishment of reserves for uncollectible accounts receivable, accrual of accounts receivable, inventory control, prepayment of expenses, payment of accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits or (B) delay payment of any accounts payable or Indebtedness beyond its due date or the date when such payment would have been paid in the ordinary course of business;

(17) adopt or enter into any plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(18) compromise, settle or agree to settle any Proceeding, other than compromises, settlements or agreements entered into in the ordinary course of business that (x) contemplate monetary obligations payable by any Group Company of less than $60,000, (y) do not impose any ongoing non-monetary obligations (other than customary confidentiality obligations) on the conduct or operation of any Group Company and (z) result in a full release of the claims giving rise to such Proceeding;

(19) (A) amend or refile any material Tax Return or waive any right to any material Tax refund, (B) make (outside the ordinary course of business), change or revoke any material election in respect of Taxes, (C) adopt (outside the ordinary course of business) or change a material Tax accounting period or method, (D) settle any material claim or assessment in respect of Taxes, (E) enter into any Tax ruling or Tax sharing agreement (if such agreement would survive the Closing) or Tax closing agreement (as described in Section 7121 of the Code) in respect of Taxes or (F) consent to an extension or waiver of the limitation period applicable to any material Tax claim or assessment;

(20) other than in the ordinary course of business, enter into or incur, or pay or discharge, any material arrangement, commitment, receivable, payable, claim, demand, right, loan or contract that, if entered into prior to or existing on the date hereof, would have been required to be set forth on the Intercompany Accounts Schedule;

(21) authorize any of, or commit or enter into an agreement (in writing or otherwise) to do any of, the foregoing.

Section 6.2 Tax Matters.

(a) All Conveyance Taxes that are imposed on any of the Parties by any Governmental Entity in connection with the Transactions will be borne and paid by Seller. The Parties shall reasonably cooperate to minimize any such Conveyance Taxes.

(b) Notwithstanding anything in this Agreement to the contrary, Seller shall be obligated to indemnify or reimburse each AC Subsidiary, Buyer, and any Buyer Affiliate for any Aquarion Consolidated Tax Liability that is imposed on an AC Subsidiary and paid by an AC Subsidiary, Buyer or any Buyer Affiliate and is otherwise not indemnified or required to be reimbursed pursuant to another provision of this Agreement.

(c) [Reserved].

(d) [Reserved].

(e) Seller and Buyer will (and Buyer will cause the AC Subsidiaries to) cooperate with each other in connection with (i) the preparation and filing of any Tax Returns that include the business and operations of the AC Subsidiaries, (ii) the preparation, filing and making of any election under Section 338(h)(10) of the Code (and any comparable election under applicable state or local Law) and any election under Section 336(e) of the Code (and any comparable election under applicable state or local Law), in each case with respect to the AC Subsidiaries made in connection with the Eversource Agreement (provided that Seller shall remain primarily responsible for such preparing, filing, and making thereof), (iii) any audit, examination, contest or other Proceeding from any Governmental Entity with respect to a Pre-Closing Tax Period of or with respect to the AC Subsidiaries and (iv) the calculation of the Pre-Closing Tax Amount. Such cooperation will include the furnishing and making available of records, books of account and other materials of or with respect to the AC Subsidiaries as may be reasonably necessary. Notwithstanding anything to the contrary herein, none of Buyer or its Affiliates shall have access to any Tax Returns of Seller or its Affiliates filed on an affiliated, consolidated, combined or unitary basis with Seller or any of its Affiliates (other than such a Tax Return that includes only the Group Companies).

(f) With respect to non-income Taxes, the Pre-Closing Tax Amount shall be determined without taking into account any of the benefits of the Group Companies becoming Tax Exempt (including under similarly applicable U.S. state or local law). Prior to the First Closing, Seller shall use Prudent Efforts to cause Aquarion Company to cooperate with Buyer and, after the First Closing and prior to the Closing, Seller shall cause Aquarion Company to cooperate with Buyer, in each case with respect to the determination of prepaying property Taxes of the Group Companies in respect of Pre-Closing Tax Periods, it being understood that, prior to the First Closing, Seller shall use Prudent Efforts to cause Aquarion Company to use commercially reasonable efforts to minimize the prepayment of such property Taxes and, after the First Closing and prior to the Closing, Seller shall cause Aquarion Company to use commercially reasonable efforts to minimize the prepayment of such property Taxes.

Section 6.3 Access to Information; Books and Records.

(a) From and after the date of this Agreement until the earlier to occur of the Closing and the termination of this Agreement in accordance with its terms, Seller will, upon reasonable prior notice, use Prudent Efforts to cause (directly or indirectly) Aquarion Company and the AC Subsidiaries to provide to Buyer, under the supervision of such personnel and/or their respective Representatives as Eversource may require, during normal business hours, reasonable access to all personnel, properties, Contracts, books and records relating to the AC Subsidiaries or the Business. Notwithstanding the foregoing, Buyer understands and agrees that Eversource and its Affiliates will be permitted to restrict such access to the extent that such access would reasonably be expected to (i) unreasonably disrupt the operations of any of Aquarion Company or any of the AC Subsidiaries, (ii) cause a violation or breach of or default under, or give a third party the right to terminate or accelerate any rights under, any agreement to which any of Aquarion Company, the AC Subsidiaries or any of their respective Affiliates is a party, (iii) result in a loss of legal privilege to any of Aquarion Company, the AC Subsidiaries, or any of their respective Affiliates, (iv) constitute a violation of any applicable Law or (v) cause any material, demonstrative competitive harm to any of Aquarion Company or the AC Subsidiaries, or expose any of Aquarion Company, the AC Subsidiaries, or any of their respective Affiliates to a risk of material liability; provided, however, in any such case, Seller will use Prudent Efforts to afford Buyer such access or information at a time and place, in a manner or to an extent that would not reasonably be expected to result in any of the outcomes described in the foregoing clauses (i) through (v), as applicable. All information made available pursuant to this Section 6.3 will be treated as “Confidential Information” pursuant to the terms of the Confidentiality Agreement and will be subject to Section 9.18. During the period from the date of this Agreement until the earlier to occur of the Closing and the termination of this Agreement in accordance with its terms, Buyer hereby agrees that it is not authorized to and will not (and will cause its Affiliates and its and their respective Representatives not to), except in the ordinary course of business, contact any employee, customer, supplier, distributor or other material commercial counterparty of any of Aquarion Company or the AC Subsidiaries regarding any of Aquarion Company or the AC Subsidiaries, their respective businesses or the Transactions without the prior written consent of Seller.

(b) On or promptly following the Closing Date, Seller shall deliver or cause to be delivered to the Group Companies (i) all Contracts, books, records, files and other documents, including records and files stored on computer disks or tapes or any other storage medium (collectively, “Books and Records”), in existence on the Closing Date that are in the possession or control of Seller or any of its Affiliates (other than the Group Companies) and are exclusively used or held for use by, or related to, the Business or the Group Companies and (ii) copies of all Books and Records in existence on the Closing Date that are in the possession or control of Seller or any of its Affiliates (other than the Group Companies) and are commingled with Books and Records used or held for use by, or related to, the Retained Business or Seller or its Affiliates (other than the Group Companies); provided that, with respect to this clause (ii), Seller may provide copies of only those portions of such Books and Records that are used or held for use by, or relate to, the Business or the Group Companies or may redact information from such Books and Records that is not used or held for use by, and does not relate to, the Business or the Group Companies.

(c) After the Closing Date, each Party and its Affiliates will, until the seventh (7th) anniversary of the Closing Date, retain all Books and Records pertaining to the Business or the AC Subsidiaries in existence on the Closing Date. Prior to the seventh (7th) anniversary of the Closing Date, each Party and its Affiliates will give reasonable written notice to the other Party before ceasing to maintain any such Books and Records, and each Party and its Affiliates will deliver to the other Party upon reasonable request any copies of such Books and Records that they have proposed to no longer maintain. From the Closing through the seventh (7th) anniversary of the Closing Date, subject to Section 9.18, each Party and its Affiliates will make the Books and

Records available for inspection and copying by the other Party and its Affiliates (at the other Party’s or its Affiliates’ expense) for legitimate business purposes during normal business hours of the Party or its Affiliates providing such access upon reasonable request and upon reasonable notice. Notwithstanding the foregoing, no Party or its Affiliates will be required to provide such access if doing so would reasonably be expected to (a) unreasonably disrupt the operations of such Party or its Affiliates, (b) cause a violation or breach of or default under, or give a third party the right to terminate or accelerate any rights under, any agreement to which such Party (or its Affiliates) is a party, (c) result in a loss of legal privilege to such Party or any of its Affiliates, (d) constitute a violation of any applicable Law or (e) cause any material, demonstrative competitive harm to such Party or any of its Affiliates or expose such Party or any of its Affiliates to a risk of material liability; provided, however, in any such case, such Party will use commercially reasonable efforts to afford the other Party such access or information at a time and place, in a manner or to an extent that would not reasonably be expected to result in any of the outcomes described in the foregoing clauses (a) through (e), as applicable. All information made available to the Parties or any of their respective Affiliates pursuant to this Section 6.3(c) will be treated as confidential information of the Party providing such information and (except, in the case of Buyer, with respect to any information to the extent relating to the Business or the AC Subsidiaries and, in the case of the Seller, with respect to any information to the extent relating to the Retained Business) the other Party will not disclose such information to any third party without the prior consent of Party providing such information, except as required by applicable Law.

Section 6.4 Efforts to Consummate; Regulatory Matters.

(a) Prior to the Closing, each of Seller and Buyer will use its commercially reasonable efforts to (i) make, as promptly as practicable, any submissions and filings required by any State Regulatory Authority or other Governmental Entity with respect to the Transactions, (ii) obtain any clearances, approvals, actions, non-actions, consents, waivers, registrations, permits, authorizations or other confirmations (collectively, “Authorizations”) with respect to the Transactions required under any applicable State Regulatory Requirements or other Law or Order, (iii) obtain, and cooperate in obtaining, any Authorizations from any Person (other than any Governmental Entity) necessary or appropriate to permit the consummation of the Transactions; provided, however, that Seller, Buyer and their respective Affiliates shall not be required to pay or commit to pay any amount to (or incur any obligation or grant any concession in favor of) any such Person in connection therewith, and (iv) take, or cause to be taken, all other actions that are necessary, proper or advisable under this Agreement and applicable Law to cause the conditions set forth in Article VII to be satisfied and to consummate and make effective the Transactions as promptly as reasonably practicable.

(b) Buyer and Seller will each (i) file or cause to be filed, as promptly as practicable after the date of this Agreement, any and all notifications, submissions, filings or the like (“Filings”) required to be filed with respect to the Transactions by Buyer, Seller or any of their respective Affiliates, as applicable, under (A) any applicable State Regulatory Requirements, and (B) any applicable Law in connection with any transfer, amendment or replacement of any Company Permits and (ii) reasonably cooperate with each other in connection with any and all such Filings, including in connection with resolving any investigation or other inquiry of any State Regulatory Authority and making an appropriate response as promptly as practicable to any requests for additional information or documents or other outreach by any State Regulatory Authority.

(c) Subject to applicable Laws, each Party will use commercially reasonable efforts to promptly inform the other Party of any material oral communication with, and provide copies of material written communications with, any State Regulatory Authority regarding the Transactions. Subject to applicable Laws, no Party will independently participate in any substantive meeting, whether in-person, telephonic, or videoconference, with any State Regulatory Authority in connection with the Transactions without giving the other Party prior notice of the meeting and, to the extent permitted by such State Regulatory Authority, the opportunity to attend and/or participate. Subject to applicable Laws, Buyer and Seller will consult and cooperate with one another in advance in connection with any analyses, appearances, presentations, Filings, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party relating to proceedings under any State Regulatory Requirements in connection with the Transactions, including providing the other Party or its outside counsel a reasonable opportunity to review and comment on such draft submissions. The Parties will keep each other reasonably well informed about any interactions with any State Regulatory Authority with respect to the Transactions. Notwithstanding the foregoing, Buyer shall control the making of all Filings with, and the obtaining of any Authorizations from, and final decisions regarding engagement with, any Governmental Entity related to or in connection with the Transactions; provided, however, that Buyer shall consult with, and consider in good faith the views of, Seller with respect to the timing of, and the strategy and negotiations with respect to, such Filings or Authorizations.

(d) Between the date of this Agreement and the Closing, each of Buyer and Seller will not, and will cause their respective Affiliates not to, enter into any transaction that would reasonably be expected to: (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any Authorizations required by any State Regulatory Authority to consummate the Transactions or the expiration or termination of any applicable waiting period or other review period applicable to the Transactions; (ii) materially increase the risk of any State Regulatory Authority entering an Order restraining, prohibiting or making illegal the consummation of the Transactions; or (iii) otherwise prevent or materially delay the consummation of the Transactions.

(e) Buyer will, and will cause its Affiliates to take any and all actions to avoid or eliminate each and every impediment to the consummation of the Transactions under State Regulatory Requirements as promptly as practicable, including (A) seeking to prevent the initiation of, and defending any proceeding challenging this Agreement or the consummation of the Transactions; and (B) seeking to avoid the entry of, or causing to be lifted or rescinded any Order or ruling entered by any State Regulatory Authority adversely affecting the ability of the Parties to consummate the Transactions on or prior to the Termination Date. Notwithstanding the foregoing or anything to the contrary contained in this Agreement, in no event shall (x) Buyer or any of its Affiliates be required to agree to (A) sell, hold, divest, discontinue or limit, before, on, or after the Closing Date, any assets, businesses or interests of such Person; (B) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Company Material Adverse Effect or materially and adversely impact the economic or business benefits to Buyer of the Transactions; or (C) any material modification or waiver of the terms and conditions of this Agreement (any such requirements, individually or in the aggregate, satisfying the standard in clause (A), (B) or (C), a “Burdensome Condition”) and (y) Seller and its Affiliates (including the Group Companies) be permitted to, without Buyer’s prior written consent, take, make or otherwise permit any Group Company to be subject to any Burdensome Condition. Nothing in this Agreement shall require any Party to, or to cause any of its Affiliates to, take or agree to take any action with respect to its business or operations or any Group Company unless the effectiveness of such agreement or action is conditioned upon the Closing.

(f) Notwithstanding anything to the contrary contained in this Section 6.4, neither Seller nor any of its Affiliates will under any circumstance be required, in connection with any consents or approvals pursuant to applicable State Regulatory Requirements required in connection with the consummation of the Transactions, to offer or accept, or agree, commit to agree or consent to, any undertaking, term, condition, liability, obligation, commitment, sanction or other measure that would, individually or in the aggregate, have or reasonably be expected to have more than a de minimis adverse impact on the Retained Business.

(g) Notwithstanding anything to the contrary in this Section 6.4, each Party (and each of their respective Affiliates) may, as each reasonably deems necessary or advisable: (i) designate any competitively sensitive material provided to the other Party under this Section 6.4 as “outside counsel only” and such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express written consent is obtained in advance from the Party providing such materials; (ii) redact documents and information provided to the other Party pursuant to this Section 6.4 (A) to remove references concerning the valuation of the AC Subsidiary Equity Interests or (B) as necessary to comply with contractual arrangements or applicable Laws or Orders, to avoid adversely impacting or jeopardizing any legal privilege or work product doctrine or to protect personal information; and (iii) exclude the other Party from any meeting or conference (whether in person, by telephone or otherwise) with any Governmental Entity to the extent it addresses any matters related to any information of the nature contemplated by the foregoing clauses (i) and (ii).

Section 6.5 Employees and Employee Benefits; Post-Closing Cooperation.

(a) Collective Bargaining Agreements. As of and following the Closing Date, Buyer will, and will cause its applicable Affiliates (including the AC Subsidiaries) to assume, honor and perform, as permitted by applicable Law, in accordance with their respective terms (as in effect on the date of this Agreement or as amended or entered into pre-Closing in accordance with or as permitted by this Agreement) all obligations under any and all collective bargaining and other agreements with or applicable to any current or former Business Employees and any labor union or labor organization representing any such Business Employees, as well as all obligations under any related requirements of Law. In the event of a conflict between the employment terms of an applicable collective bargaining or similar agreement and the provisions of this Section 6.5, the collective bargaining agreement will govern. Nothing in this Section 6.5 will (i) require Buyer or its Affiliates to provide terms and conditions of employment to any Transferring Employee who provides services pursuant to a collective bargaining or similar agreement more favorable than those required by the applicable collective bargaining or similar agreement; or (ii) permit Buyer or its Affiliates to provide terms and conditions of employment less favorable than those required by the applicable collective bargaining or similar agreement. Notwithstanding the foregoing, nothing in this Section 6.5 will prohibit Buyer or its Affiliates from negotiating or entering into new or amended collective bargaining or similar agreement(s) applicable to Transferring Employees following the Closing in accordance with applicable requirements of Law. Buyer agrees that to the extent it or its Affiliates are legally unable to assume sponsorship or administration of any employee benefit plan offered pursuant to a collective bargaining or similar agreement, Buyer will, or will cause an Affiliate of Buyer to, negotiate with the applicable labor union(s) to create and offer a “mirror plan” (or such alternative plan or provision as Buyer and the union may agree) to cover Transferring Employees. In no event will Seller after the Closing retain liability with respect to any Transferring Employee or any labor union representing Transferring Employees under any collective bargaining or other agreement.

(b) Compensation Following Closing. For a period of at least one (1) year following the Closing Date (or, if earlier, until the date of termination of the relevant employee’s employment), and subject to Section 6.5(a), Buyer will, or will cause an Affiliate of Buyer to, provide each Transferring Employee with total compensation of at least equivalent value to the total compensation provided to such Transferring Employee immediately prior to the Closing Date. For purposes of this Section 6.5(b), “total compensation” means all cash compensation including (i) base salary and wages (increased by any annual increase in salary or wage rate that is communicated in writing to such Business Employee and Buyer prior to Closing, to the extent such increase is not prohibited under clause (9) of the second sentence of Section 6.1 of the Eversource Agreement) and (ii) target long- and short-term incentive opportunities as were provided to such employee immediately prior to the Closing Date.

(c) Buyer Benefit Plans. For a period of at least one year following the Closing Date (or, if earlier, until the date of termination of the relevant employee’s employment), and subject to Section 6.5(a), Buyer will, or will cause an Affiliate of Buyer to, provide Transferring Employees and, as applicable, their dependents, with employee benefits (including severance benefits, but excluding any defined benefit pension benefits, retiree medical or change in control or retention benefits) that are substantially comparable in the aggregate to, at Buyer’s discretion, (i) those provided to the Transferring Employees immediately prior to the Closing Date, (ii) those provided to similarly situated employees of Buyer or (iii) a combination of the preceding clauses (i) and (ii).

(d) Credit for Service. To the extent that service is relevant for purposes of eligibility, benefit accrual and vesting (including in order to calculate the amount of any paid time off and leave balance (including vacation and sick days), gratuities, severance and similar benefits, but excluding any benefit accruals under defined benefit or retiree welfare plans) under any employee benefit plan, program or arrangement established or maintained by Buyer or any of its Affiliates for the benefit of the Transferring Employees following the Closing Date (any such plan, a “Buyer Benefit Plan”), such Buyer Benefit Plan will credit such Transferring Employees for service earned on and prior to the Closing Date with any AC Subsidiary, Seller, any of their Affiliates or any of their predecessors in addition to service earned with Buyer or any of Buyer’s Affiliates after the Closing Date; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits.

(e) Preexisting Conditions; Coordination. Following the Closing Date, Buyer will, or will cause its Affiliates to, use commercially reasonable efforts to waive any waiting periods and actively at work or evidence of insurability requirements and any limitations on eligibility, enrollment and benefits relating to any preexisting medical conditions of Transferring Employees and their eligible dependents for purposes of any Buyer Benefit Plans. Following the Closing Date, Buyer will use commercially reasonable efforts to recognize, or will cause its Affiliates to also use commercially reasonable efforts to recognize, for purposes of annual deductible and out-of-pocket limits under applicable Buyer Benefit Plans, deductible and out-of-pocket expenses paid by such Transferring Employees and their respective dependents under the applicable Employee Benefit Plans in the calendar year in which the Closing Date occurs to the extent such Transferring Employees participate in any such Buyer Benefit Plans in such same calendar year.

(f) Paid Time Off. For a period of at least one year following the Closing Date (or, if earlier, until the date of termination of the relevant employee’s employment), and subject to Section 6.5(a), Buyer will, or will cause its Affiliates to, provide paid-time off programs for the benefit of Transferring Employees that are at least as favorable as the paid-time off programs made available to the Transferring Employees immediately prior to the Closing Date. Neither Seller nor its Affiliates will have any obligation or liability to pay or provide any payments in respect of paid time off for Transferring Employees on or after the Closing Date.

(g) Annual Bonuses. Seller shall cause Eversource to be responsible for the bonus amounts each Transferring Employee earns for (i) each year completed prior to the year of Closing under Aquarion Company’s or the AC Subsidiaries’ short-term incentive bonus programs pursuant to the terms of such bonus programs, but only to the extent such amounts have not been paid prior to the Closing Date, and (ii) the year of Closing under Aquarion Company’s or the AC Subsidiaries’ short-term incentive bonus programs pursuant to the terms of such bonus programs and based on the greater of target or actual achievement of the underlying performance goals, but only to the extent such amounts have not been paid prior to the Closing Date, with actual achievement measured based on the Seller’s receipt of Eversource’s good faith calculation of applicable performance achievement as of the Closing Date consistent with past practice and estimated performance for the remaining portion of the year and pro-rated for the number of days between January 1 of the year of Closing and the Closing Date (clauses (i) and (ii), together with any applicable Payroll Taxes, collectively, the “Pre-Closing Bonuses”). Seller shall use Prudent Efforts to cause (directly or indirectly) Eversource to deliver its calculation of the Pre-Closing Bonuses to Buyer no later than seven (7) days prior to the Closing Date for Buyer’s review and comment. Bonuses for the year of Closing will be distributed by the applicable AC Subsidiary payroll at the same time annual bonuses are ordinarily paid to Business Employees (but in any event no later than March 15 of the year following the year of Closing). For the avoidance of doubt, amounts payable by Seller (if any) pursuant to this Section 6.5(g) shall not constitute Assumed Liabilities.

(h) LTIP. Seller shall cause Eversource to be responsible for an amount, if any, equal to the pro-rated value of each award under the LTIP held by each Transferring Employee (whether granted prior to or after the date of this Agreement), with such amounts determined based on the Seller’s good faith calculation of achievement of the applicable Performance Targets (as defined in the LTIP) as of the Closing Date consistent with past practice and based on the terms of the award as of the date hereof, in each case pro-rated based on a fraction, the numerator of which shall be the number of days elapsed since the beginning of the applicable Plan Period (as defined in the LTIP) and the denominator of which shall be the total number of days in the applicable Plan Period. Seller shall be responsible for Payroll Taxes, if any, corresponding to LTIP payments for which Seller is responsible under this Section 6.5(h). Seller shall use Prudent Efforts to cause (directly or indirectly) Eversource to deliver its calculation of the amounts payable, if any, pursuant to this Section 6.5(h) to Buyer no later than seven (7) days prior to the Closing Date for Buyer’s review and comment. For the avoidance of doubt, amounts payable by Seller, if any, pursuant to this Section 6.5(h) shall not constitute Assumed Liabilities.

(i) WARN. Buyer will be responsible for all liabilities or obligations under the WARN Act and similar Laws resulting from the Closing or from Buyer’s or its Affiliates’ actions following the Closing with respect to any and all Business Employees.

(j) Workers’ Compensation Liabilities. As of the Closing Date, Buyer will assume, cause its Affiliate to assume, or reimburse Seller for, all liabilities and obligations relating to compensation and benefits under any state workers’ compensation or similar Law payable following the Closing Date to or with respect to any current or former Business Employee who was providing services in support of the Business on the date the claim arose or the incident on which the claim is based occurred.

(k) Business Employees List. Seller will use Prudent Efforts to cause (directly or indirectly) Eversource to provide to Buyer no later than fourteen (14) days prior the Closing Date, an updated Business Employees List.

(l) No Third-Party Beneficiaries. The provisions of this Section 6.5 are for the sole benefit of the Parties, and nothing in this Section 6.5, expressed or implied, is intended or will be construed to confer upon or give to any Person (including, for the avoidance of doubt, any Transferring Employee or other current or former employee of Seller, Aquarion Company, or any of their respective Affiliates), other than the Parties and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (including any third-party beneficiary rights). Nothing in this Section 6.5 will (i) constitute or be deemed to constitute the establishment, adoption or amendment of any Employee Benefit Plan or any other benefit or compensation plan, program, policy, contract, agreement or other arrangement or (ii) limit the ability of Buyer or any of its Affiliates (including, from and after the Closing, the Group Companies) from amending, modifying or terminating any benefit or compensation plan, program, policy, contract, agreement or other arrangement at any time assumed, established, sponsored or maintained by any of them.

Section 6.6 Intercompany Accounts and Arrangements.

(a) Seller will, and will cause the applicable AC Subsidiary to execute and deliver, effective as of or prior to the Closing, such releases, termination agreements and discharges as are necessary to terminate, eliminate and release, as applicable (by way of capital contribution, cash settlement or as otherwise determined by Seller in its sole discretion), each and every arrangement, commitment, receivable, payable, claim, demand, right, loan and contract solely between an AC Subsidiary, on the one hand, and Seller, Aquarion Company, Aquarion Water Company or any of their respective Affiliates (other than the AC Subsidiaries), on the other hand (collectively, “Terminating Intercompany Agreements”). Seller will, and will cause Aquarion Company, Aquarion Water Company and their respective Affiliates (other than the AC Subsidiaries), on the one hand, to, and Buyer will, and will cause the AC Subsidiaries and their Affiliates, on the other hand, to, fully and finally waive and release, effective as of the Closing Date, any claims, causes of action, Liabilities or other rights arising under any Terminating Intercompany Agreement (including such claims, causes of action, Liabilities or other rights that may arise as a result of the termination of such Terminating Intercompany Agreement).

(b) Seller will use Prudent Efforts to cause (directly or indirectly) Eversource and Eversource’s Affiliates to execute and deliver, effective as of the or prior to the Closing, such releases, termination agreements and discharges as are necessary to terminate, eliminate and release, as applicable (by way of capital contribution, cash settlement or as otherwise determined by Seller in its sole discretion), each and every arrangement, commitment, receivable, payable, claim, demand, right, loan and contract solely between an AC Subsidiary, on the one hand, and Eversource or any of Eversource’s Affiliates (other than the AC Subsidiaries), on the other hand (collectively, “Eversource Terminating Intercompany Agreements”). Seller will use Prudent Efforts to cause (directly or indirectly) Eversource and Eversource’s Affiliates (other than the AC Subsidiaries) to fully and finally waive and release, effective as of the Closing Date, any claims, causes of action, Liabilities or other rights arising under any Eversource Terminating Intercompany Agreement (including such claims, causes of action, Liabilities or other rights that may arise as a result of the termination of such Eversource Terminating Intercompany Agreement).

Section 6.7 Mail and Other Communications. After the Closing Date, each of Seller and its Affiliates and Buyer and its Affiliates may receive mail, packages and other communications properly belonging to the other (or the other’s Affiliates). Accordingly, at all times after the Closing Date, each of Seller and Buyer authorizes the other and their respective Affiliates to receive and, solely to the extent not unambiguously intended for the other Party (or its Affiliates), the other Party’s (or its Affiliates’) Representatives or the Business or Retained Business, respectively, open all mail, packages and other communications received by it. Each of Seller and Buyer (a) will promptly deliver such mail, packages or other communications received by it that are intended for the other Party (or its Affiliates or its or their respective Representatives) or the Business or the Retained Business, respectively (or, in case the same relate to both the Business and the Retained Business, copies thereof), to the other Party and (b) may retain the same to the extent that they relate to, in the case of Seller, the Retained Business or, in the case of Buyer, the Business. The provisions of this Section 6.7 are not intended to, and will not be deemed to, constitute an authorization by any of Seller, Buyer or their respective Affiliates to permit any other Person to accept service of process on its behalf and neither Seller or its Affiliates, on the one hand, nor Buyer or its Affiliates, on the other hand, is or will be deemed to be the agent of the other for service of process purposes. The provisions of this Section 6.7 are subject to the terms of the Confidentiality Agreement and Section 9.18.

Section 6.8 Guarantees; Letters of Credit.

(a) Buyer will, and will cause its Affiliates to, use commercially reasonable efforts to cause Eversource, Seller and their Affiliates to be fully released, effective as of the Closing or as promptly as practicable after the Closing, in respect of all obligations under the guaranties, letters of credit, letters of comfort, bid bonds or performance or surety bonds or other credit support instruments given by Seller or its Affiliates relating to the AC Subsidiaries and set forth on Section 6.8(a) of the Seller Disclosure Schedule (collectively, the “Seller Guarantees”), and, prior to the First Closing, Seller shall use Prudent Efforts to cause the Group Companies to reasonably cooperate to obtain any such release and, after the First Closing and prior to the Closing, Seller shall cause the Group Companies to reasonably cooperate to obtain any such release. From and after the Closing, until such release is obtained for any Seller Guarantee that is not released as of the Closing Date (a “Continuing Seller Guarantee”), (a) Buyer and Seller shall continue to cooperate and use commercially reasonable efforts to obtain promptly such release of Seller and its Affiliates, (b) Buyer will not, and will not permit any of its Affiliates, successors or assigns to, (i) renew, extend, amend or supplement any such Continuing Seller Guarantee or (ii) transfer to a third party any such Continuing Seller Guarantee and (c) any demand or draw upon, or withdrawal from, such Continuing Seller Guarantee, or any cash or other collateral required to be posted in connection therewith, and the carrying costs of any cash or other collateral, the fronting fee costs and any other out-of-pocket third party costs and expenses resulting from the Continuing Seller Guarantee shall be deemed Liabilities of Buyer. Any cash or other collateral posted by Seller or its Affiliates in respect of any Seller Guarantee will be delivered to Seller promptly following such release.

(b) Seller will, and will cause its Affiliates to, use commercially reasonable efforts to cause the Group Companies to be fully released, effective as of the Closing or as promptly as practicable after the Closing, in respect of all obligations under any guaranties, letters of credit, letters of comfort, bid bonds or performance or surety bonds or other credit support instruments given by any Group Company relating to Seller, Eversource or their respective Affiliates (other than the Group Companies) (collectively, the “Company Guarantees”), and Buyer shall, and, from and after the Closing, shall cause the Group Companies to, reasonably cooperate to obtain any such release. From and after the Closing, until such release is obtained for any Company Guarantee that is not released as of the Closing Date (a “Continuing Company Guarantee”), (a) Buyer and Seller shall continue to cooperate and use commercially reasonable efforts to obtain promptly such release of the Group Companies, (b) Seller will not, and will not permit Eversource or any of their respective Affiliates, successors or assigns to, (i) renew, extend, amend or supplement any such Continuing Company Guarantee or (ii) transfer to a third party any such Continuing Company Guarantee and (c) any demand or draw upon, or withdrawal from, such Continuing Company Guarantee, or any cash or other collateral required to be posted in connection therewith, and the carrying costs of any cash or other collateral, the fronting fee costs and any other out-of-pocket third party costs and expenses resulting from the Continuing Company Guarantee shall be deemed Liabilities of Seller. Any cash or other collateral posted by any Group Company in respect of any Company Guarantee will be delivered to Buyer promptly following such release.

Section 6.9 Litigation Support. From and after the Closing, except in connection with any dispute arising hereunder or any Proceeding brought by either Party against the other Party, Buyer and its Affiliates, on the one hand, and Seller and its Affiliates, on the other hand, will reasonably cooperate with each other in the defense or settlement of any Liabilities or Proceedings involving or arising from the Business or any AC Subsidiary by providing, upon the reasonable request of such other Party, the other Party and such other Party’s legal counsel access upon reasonable notice during normal business hours to current and former officers, directors, employees, contractors, Books and Records, data, equipment, facilities, products, parts, prototypes and other information regarding the Business or any AC Subsidiary, as applicable, and their respective products, to the extent maintained or under the possession or control of the requested Party, as reasonably necessary in connection with such defense or settlement; provided that the requested Party may restrict the foregoing access to the extent that such access would or would reasonably be expected to (i) unreasonably disrupt the operations of the requested Party or any of its Affiliates, (ii) cause a violation or breach of or default under, or give a third party the right to terminate or accelerate any rights under, any agreement to which the requested Party or any of its Affiliates is a party, including a confidentiality agreement, (iii) result in a loss of legal privilege to the requested Party or any of its Affiliates, (iv) constitute a violation of any applicable Law or (v) cause any material, demonstrative competitive harm to the requested Party or any of its Affiliates or expose the requested Party or any of its Affiliates to a risk of material liability; provided, however, in any such case, such Party will use commercially reasonable efforts to afford the other Party such access or information at a time and place, in a manner or to an extent that would not reasonably be expected to result in any of the outcomes described in the foregoing clauses (i) through (v), as applicable (including, for the avoidance of doubt, entering into such joint defense agreements or other arrangements, as appropriate, to allow for disclosure in a manner that does not result in the loss of privilege). The requesting Party will reimburse the other Party for its reasonable out-of-pocket expenses paid to third parties in performing its obligations under this Section 6.9.

Section 6.10 Insurance.

(a) From and after the Closing Date, except as otherwise provided in this Section 6.10, the AC Subsidiaries will cease to be insured by Aquarion Water Company or its Affiliates’ current and prior insurance policies, including, for the avoidance of doubt, any of their self-insured, fronted or captive insurance policies or programs (collectively, the “Seller Insurance Policies”), and neither Buyer nor any of its Affiliates will have any access, right, title or interest to or in any Seller Insurance Policies (including any right to make claims and receive proceeds thereunder) to cover the AC Subsidiaries or any Liability arising from the Business, whether arising before, at or after the Closing. Seller, Aquarion Water Company, or their Affiliates may, to be effective at the Closing, amend any Seller Insurance Policies in the manner they deem appropriate to give effect to this Section 6.10. From and after the Closing, Buyer will be responsible, at its sole cost and expense, for securing all insurance it considers appropriate for its operation of the AC Subsidiaries. At the Closing, Buyer agrees to take over and assume all the known and incurred but not reported claims of the AC Subsidiaries that have been incurred as of the Closing Date, and Buyer agrees to be responsible to pay such claims until they are finally settled and disclosed. Buyer further covenants and agrees not to seek to assert or to exercise any rights or claims of any of the AC Subsidiaries under or in respect of any Seller Insurance Policy under which any AC Subsidiary is insured, except as otherwise provided in this Section 6.10.

(b) Notwithstanding Section 6.10(a), with respect to any events or circumstances arising out of the operation or conduct of the Business or any Group Company that occurred or existed prior to the Closing that are covered by any occurrence-based Seller Insurance Policies, Buyer or any Group Company, as applicable, may, after the Closing and subject to prior consultation with Seller, make claims with respect to such events or circumstances under such Seller Insurance Policies to the extent coverage is so available; provided that (i) Buyer and the Group Companies shall exclusively bear the amount of any deductibles or retentions associated with any such claims under Seller Insurance Policies and shall otherwise be liable for all uninsured or unrecovered amounts of such claims, (ii) Buyer and the Group Companies shall be liable, and shall reimburse Seller, for any fees, costs or expenses, including any retroactive or prospective premium adjustments for such Seller Insurance Policies to the extent arising from any such claims, incurred by Seller or its Affiliates directly or indirectly through the insurers or reinsurers of the Seller Insurance Policies relating to such claims and (iii) Seller shall have the right (but not the obligation) to monitor or associate with such claims. Buyer and Seller shall cooperate with each other in connection with tendering any claims to the applicable insurers under such Seller Insurance Policies.

(c) From and after the date of this Agreement and until the three-month anniversary of the Closing Date, at Buyer’s request and sole cost and expense, Seller shall, and shall cause its Affiliates to, provide reasonable assistance to Buyer in obtaining “tail” or “run-off” policies or policy endorsements, as the case may be, for the Group Companies (in each case that will be effective not earlier than the Closing) with respect to any claims-based Seller Insurance Policy that currently benefits any Group Company or the Business; provided that such assistance by Seller shall not include incurring any out-of-pocket financial expense or liability, including premiums, underwriting fees, brokers’ commissions and other costs and expenses.

Section 6.11 Public Announcements. The initial press release issued by Seller and Buyer concerning this Agreement and the Transactions will be in a form agreed to by Seller and Buyer, and thereafter, until the Closing, Seller and Buyer will, and will cause their respective Affiliates to, consult with each other before issuing, and provide each other with a reasonable opportunity to review and comment upon, any press release, public announcement or public disclosure relating to this Agreement or otherwise making any public statements with respect to the Transactions, except (i) to the extent required to comply with applicable Laws (including securities Law disclosure requirements), court process or, with respect to Buyer, the rules of the New York Stock Exchange or (ii) any press release or other public statement, including, for the avoidance of doubt, communications with investors, analysts, the press or parties attending industry conferences, that is consistent in all material respects with previous press releases, public announcements, public disclosures or public statements made by a Party in accordance with this Agreement.

Section 6.12 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Closing, Buyer will, and will cause the AC Subsidiaries to, take any reasonable actions to provide that all rights to indemnification, advancement of expenses and exculpation from liability existing in favor of any current or former officers, directors or managers of the AC Subsidiaries (or their respective predecessors) (collectively, the “D&O Indemnitees”), as provided in (i) the certificates of incorporation, bylaws or other Governing Documents of the AC Subsidiaries in effect as of the date hereof or (ii) any agreement that has been made available to Buyer providing for indemnification by the AC Subsidiaries of any of the D&O Indemnitees in effect as of the Closing to which the AC Subsidiaries are a party, in each case, with respect to any matters occurring prior to the Closing, will survive the consummation of the Transactions and continue in full force and effect and be honored by the AC Subsidiaries, as applicable, for a period of six (6) years after the Closing.

(b) In furtherance of the foregoing, for a period of six (6) years after the Closing and at all times subject to applicable Law, Seller will cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by or on behalf of the AC Subsidiaries as of the date hereof with respect to claims arising from facts or events that occurred at or prior to the Closing. Notwithstanding the foregoing, prior to the Closing and in satisfaction of Seller’s foregoing obligations under this Section 6.12, the AC Subsidiaries will purchase (at Seller’s expense, and without duplication) a six (6) year “tail” prepaid directors’ and officers’ liability insurance policy, effective as of the Closing, providing for a period of six (6) years after the Closing, at least the same coverage and amounts, and containing terms and conditions that are no less advantageous to the insured than those contemplated by the foregoing sentence of this Section 6.12(b) with respect to claims arising from facts or events that occurred at or prior to the Closing. From and after the Closing, Seller will not cancel or terminate (or permit to be canceled or terminated) or take (or cause to be taken) any action or omission that would reasonably be expected to result in the cancellation or termination thereof.

(c) The obligations under this Section 6.12 will not be terminated or modified in such a manner as to adversely affect any D&O Indemnitee to whom this Section 6.12 applies without the express written consent of such affected D&O Indemnitee (it being expressly agreed that the D&O Indemnitees to whom this Section 6.12 applies and their respective heirs, administrators, executors, successors, assigns and Representatives will be third-party beneficiaries of this Section 6.12). The rights of each D&O Indemnitee under this Section 6.12 are in addition to, and not in substitution for, any other rights to indemnification, contribution or insurance that any such D&O Indemnitee (and their respective heirs, administrators, executors, successors, assigns and Representatives) may have by contract or otherwise.

(d) Seller will advance, and cause to be paid, on a current basis (but no later than thirty (30) days after the submission of invoices) all attorneys’ fees, costs and expenses that may be incurred by any D&O Indemnitee in enforcing his or her rights under this Section 6.12.

Section 6.13 R&W Policy. On the date hereof or as soon as reasonably practical after the date hereof, Buyer will obtain, and cause to be conditionally bound, the R&W Policy. Buyer acknowledges and agrees that all R&W Policy Expenses will be at the sole cost and expense of Buyer or an Affiliate thereof and none of Seller or the AC Subsidiaries (prior to the Closing) will have any liability with respect to such R&W Policy Expenses. The R&W Policy will at all times provide that (a) except against Seller only, solely in the case of Seller’s Fraud, the insurer(s) (including any underwriting representative or agents thereof) may not seek to, or enforce, and to the fullest extent irrevocably and expressly waives, any subrogation rights, rights of contribution, any right of assignment or other right of recovery that it might have against Seller and the Seller’s Non-Recourse Parties arising out of, as a result of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, (b) Seller and the Seller’s Non-Recourse Parties are intended third-party beneficiaries of the provisions provided for in this Section 6.13, and (c) neither Buyer nor any of its Affiliates will have any obligation to pursue any claim against Seller or any of the Seller’s Non-Recourse Parties in connection with any loss. From and after the binding of the R&W Policy, Buyer will not (and will cause its Affiliates not to) amend, modify, terminate, waive or otherwise change any provision in the R&W Policy, including as required pursuant to this Section 6.13, in any way that is adverse to Seller or Seller’s Non-Recourse Parties without the prior written consent of Seller (which consent will be in the sole and absolute discretion of Seller).

From and after the binding of the R&W Policy, Buyer will take (or cause to be taken) all actions necessary to: (i) maintain the R&W Policy in full force and effect and (ii) satisfy on a timely basis all conditions necessary for the binding and continuance of coverage under the R&W Policy and its issuance promptly following the Closing. For the avoidance of doubt, Buyer acknowledges and agrees that the obtaining of the R&W Policy is not a condition to the Closing. Additionally, and without limiting the generality of the foregoing, any rights of any issuer of the R&W Policy, including any rights of subrogation, do not affect, expand or increase any liability or obligation of Seller pursuant to this Agreement. As promptly as practicable, but in any event no later than five (5) Business Days following the Closing Date, Seller shall deliver, or shall cause to be delivered, to Buyer a copy (via electronic file transfer) of the Data Room, as of the Closing.

Section 6.14 Debt Financing.

(a) [Reserved].

(b) Debt Financing Cooperation Covenant.

(i) Prior to the Closing or the earlier termination of this Agreement and subject to the limitations in this Agreement, Seller will, and will use Prudent Efforts to cause (directly or indirectly) the appropriate officers and employees of, Eversource, Aquarion Company and the AC Subsidiaries and each of their respective Affiliates to, provide such cooperation as is necessary and reasonably requested by Buyer or any of the Debt Financing Sources to assist Buyer and the Debt Financing Sources solely in connection with causing the conditions to the Debt Financing to be satisfied or as is otherwise reasonably requested by Buyer or the Debt Financing Sources solely in connection with Buyer’s efforts to obtain the Debt Financing (including any offering of debt securities of Buyer, in whole or in part in lieu thereof) (provided that any such requests are timely made so as not to delay the Closing beyond the date on which it would otherwise occur), which cooperation may include (1)(A) participating in a reasonable number of meetings and due diligence sessions with providers or potential providers or arrangers or underwriters of the Debt Financing (which will be limited to teleconference or virtual meeting platforms) during normal business hours and at mutually agreed times and (B) reasonably cooperating with due diligence requests of providers or potential providers or arrangers or underwriters of the Debt Financing, including providing customary engineering, environmental and infrastructure-related reports and reports provided by the Company or the AC Subsidiaries to applicable Governmental Entities, (2) to the extent requiring the cooperation of and within the control of the Aquarion Company or the AC Subsidiaries, reasonably assisting Buyer and the Debt Financing Sources in the preparation of materials reasonably and customarily requested to be used (A) in connection with obtaining the Debt Financing, in each case, solely with respect to information relating to the AC Subsidiaries, and (B) in the preparation of customary offering and syndication materials for any financing (including a municipal securities offering and the related offering document), including by providing customary information for due diligence purposes (including records, data or other information reasonably necessary to support any statements or statistical information relating to the AC Subsidiaries that are included in such materials) and customary letters authorizing the distribution of information relating to the AC Subsidiaries to the Debt Financing Sources

(it being agreed that any such authorization letter shall not include any representation, warranty or certification as to projections, pro forma statements or similar information), (3) providing (A) as soon as reasonably practicable after the end of each fiscal year of each AC Subsidiary (and in any event no later than ninety (90) days after the end of each such fiscal year), the unaudited balance sheet of the respective AC Subsidiary as of the end of such fiscal year and the related unaudited statements of operations, stockholders’ equity and cash flows for such fiscal year, (B) as soon as reasonably practicable after the end of each fiscal quarter (other than the fourth fiscal quarter of any fiscal year) of each AC Subsidiary ended after the date of the most recent unaudited financial statements of such AC Subsidiary delivered pursuant to subclause (A) above (and in any event no later than forty-five (45) days after the end of each such fiscal quarter), the unaudited balance sheet of such AC Subsidiary as of the end of such fiscal quarter and the related unaudited statements of operations, stockholders’ equity and cash flows for such fiscal quarter and the portion of the fiscal year then ended and (C) reasonably promptly to Buyer such other customary financial and other customary information regarding the AC Subsidiaries as Buyer or its Affiliates may reasonably request in connection with any financing (including a municipal securities offering), including customary historical financial and other information regarding the AC Subsidiaries reasonably necessary to permit Buyer to prepare pro forma financial statements customary for the Debt Financing, (4) reasonably cooperating with the marketing efforts for any portion of any financing (including, but not limited to, a municipal securities offering if applicable), (5) providing information with respect to the AC Subsidiaries to assist Buyer in obtaining any corporate, securities (including, but not limited to, municipal securities, if applicable) or facility ratings from any ratings agencies, in each case, to the extent reasonably requested in writing by Buyer in connection with any financing (including, but not limited to, a municipal securities offering, if applicable), (6) at least four (4) Business Days prior to the Closing Date, delivering information and documentation related to the AC Subsidiaries not previously provided or made available to Buyer, as is required and reasonably requested in writing by the Debt Financing Sources at least nine (9) Business Days prior to the Closing Date with respect to compliance under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act of 2001 and rules adopted by the Financial Crimes Enforcement Network of the U.S. Treasury Department, (7) using commercially reasonable efforts to cause the Seller’s and the AC Subsidiaries’ independent accountants to provide reasonable and customary assistance and cooperation to Buyer and its Affiliates in connection with any financing (including a municipal securities offering), including by obtaining customary “comfort letters” in connection with any such financing, (8) reasonably assisting with the pledge of and granting and perfection of Liens on applicable collateral, if any, to provide security in connection with the Debt Financing at the Closing, (9) cooperating in satisfying the conditions precedent set forth in the Debt Commitment Letters or, if applicable, the agreement of the underwriters to purchase municipal securities of Buyer, to the extent satisfaction of such conditions requires the cooperation of, or is within the control of, the Seller and its Affiliates, (10) taking corporate or other organizational actions reasonably requested by Buyer in connection with the consummation of the Debt Financing (which actions shall not be effective prior to the Closing), (11) providing customary evidence of authority, customary officer’s and secretary’s certificates and customary solvency certificates that are to be effective only upon the Closing, in each case, as reasonably requested by Buyer and (12) facilitating the execution and delivery of the Definitive Financing Agreements as may be reasonably requested by Buyer or its Affiliates in connection with the Debt Financing (provided that no obligation under any document or agreement with respect thereto will take effect until the Closing).

(ii) Notwithstanding anything to the contrary in this Agreement, nothing in Section 6.14(b) shall require Seller, its Affiliates or its or its Affiliates’ Representatives to (1) provide or prepare, and Buyer will be solely responsible for, the preparation of pro forma financial information, including pro forma costs savings, synergies, capitalization or other pro forma adjustments desired to be incorporated into any pro forma financing information, (2) pay any fee prior to Closing that is not subject to indemnification or expense reimbursement pursuant to this Section 6.14(b), (3) approve any document or other matter related to the Debt Financing (unless effectiveness of such document or other matter is contingent upon the Closing and no officers of any AC Subsidiary will be required to provide any such approval unless such officer is continuing in such role following the Closing), (4) incur or reimburse any costs or expenses or incur any other Liability or obligation of any kind or give any indemnities in connection with the Debt Financing or be required to take any action that would subject it to actual or potential liability prior to Closing that is not subject to indemnification or expense reimbursement pursuant to this Section 6.14(b), (5) enter into, approve or perform any agreement or commitment in connection with the Debt Financing or modify any agreement or commitment or provide any certification (in each case, unless effectiveness thereof is contingent upon the Closing), excluding any customary authorization letters described in Section 6.14(b)(i), (6) provide any legal opinion of internal or external counsel or reliance letters or any certificate or opinion of any of its Representatives, (7) provide access to or disclose any information to the extent such disclosure would, on the advice of legal counsel, reasonably be expected to jeopardize the attorney-client privilege, attorney work product protections or similar protections or violate any applicable Law or contract, (8) take any action that would reasonably be expected to (A) unreasonably interfere with the day-to-day operations of Seller or an AC Subsidiary, (B) cause any representation or warranty in this Agreement to be breached or cause any condition to Closing to fail to be satisfied or otherwise cause any breach of this Agreement, (C) subject any (x) current or former director, officer, employee or other Representative of an AC Subsidiary to any actual or reasonably likely personal Liability or (y) any director, officer, employee or other Representative of the Seller or Aquarion Company to any actual or reasonably likely personal Liability, (D) conflict with the certificates of incorporation or bylaws or equivalent Governing Documents (in each case as in effect on the date hereof) of Seller or an AC Subsidiary or any Law, (E) result in the material contravention, violation or breach of, or a default under, any material contract, (F) cause significant competitive harm to Seller, Aquarion Company or any AC Subsidiary if the Transactions are not consummated or (G) waive or amend any terms of this Agreement or any other contract to which Seller or any AC Subsidiary is a party, (9) change any fiscal period, (10) make any representations, warranties or certifications other than those set forth in this Agreement, (11) cause or permit any Liens to be placed on any of its assets in connection with the Debt Financing prior to the Closing Date or (12) adopt any resolutions, execute any consents or otherwise take any corporate or similar action prior to Closing (in each case, unless by an AC Subsidiary or any of their continuing directors or officers and effective only after the Closing). Seller shall use Prudent Efforts to cause (directly or indirectly) Eversource and Eversource’s Affiliates to consent to the use of the AC Subsidiaries’ logos in connection with the Debt Financing; provided that Buyer will ensure that the use of such logos will not be in a manner that harms or disparages, or is intended or would reasonably be expected to harm or disparage, the AC Subsidiaries or the reputation or goodwill of the AC Subsidiaries.

(iii) Subject to Section 9.17, Buyer expressly acknowledges and agrees that the Closing and the obligations of Buyer to consummate the Transactions are not in any way contingent upon or otherwise subject to obtaining of the Debt Financing or any other financing.

(iv) Except in connection with the representations and warranties of Seller expressly set forth in Article III or Article IV of this Agreement or made in the certificate contemplated by Section 7.2(f), none of Seller, its Affiliates or its or its Affiliates’ Representatives will have any Liability to Buyer in respect of any financial statements, other financial information or data or other information provided pursuant to this Section 6.14(b). All non-public or other confidential information provided by or on behalf of Seller to Buyer or its Affiliates or any of their respective Representatives pursuant to this Section 6.14(b) will be kept confidential in accordance with the terms of the Confidentiality Agreement and Section 9.18. Notwithstanding any other provision set forth herein or in any other agreement between Seller or its Affiliates, on the one hand, and Buyer or its Affiliates, on the other hand, Seller agrees that Buyer may share confidential information with respect to the businesses of the AC Subsidiaries with the Debt Financing Sources, and that Buyer and such Debt Financing Sources may share such information with potential financing sources in connection with any marketing efforts for the Debt Financing (or, if applicable, any offering of debt securities of Buyer, in whole or in part in lieu of the Debt Financing contemplated by the Debt Commitment Letters); provided, however, that the recipients of such information and any other information contemplated to be provided by Buyer or any of its Affiliates pursuant to this Section 6.14(b) agree to customary confidentiality arrangements, including confidentiality provisions contained in customary bank books and offering memoranda.

(v) Whether or not the Closing occurs, Buyer will indemnify and hold harmless Seller, its Affiliates and its or its Affiliates’ Representatives from and against all Liabilities suffered or incurred by any of them in connection with the cooperation contemplated by Section 6.14(b), the Debt Financing or any information used in connection with the Debt Financing (other than written information provided by Seller or its Affiliates to Buyer for use in connection with the Debt Financing), except in the event such Liabilities arise out of or result from fraud, bad faith, gross negligence, willful misconduct or Willful Breach of this Agreement by Seller, its Affiliates prior to Closing or its or its Affiliates’ Representatives. Buyer will promptly (and in any event within two (2) Business Days of delivery of reasonable documentation evidencing the applicable cost or expense), upon request by Seller, reimburse Seller or such Affiliate or Representative, as the case may be, for all reasonable out-of-pocket costs and expenses (including reasonable outside attorneys’ fees and disbursements) incurred thereby in connection with the cooperation contemplated by Section 6.14(b).

(vi) Notwithstanding anything to the contrary, the condition set forth in Section 7.2(e), as it applies to the obligations of Seller under this Section 6.14(b), will be deemed satisfied, and Seller will not be deemed to have failed to perform and comply in all material respects with this Section 6.14(b), unless Seller breaches its obligations under this Section 6.14 and such breach shall have been a cause of the Debt Financing not being consummated.

(vii) Notwithstanding anything to the contrary, Seller’s and its Affiliates’ obligations to provide any information or assistance contemplated in this Section 6.14 are limited to Seller using Prudent Efforts to obtain such information or assistance, as the case may be.

Section 6.15 Wrong Pockets.

(a) From the Closing until the second (2nd) anniversary thereof, if Seller or Buyer becomes aware of any assets, properties or rights, whether real, personal or mixed, or tangible or intangible, including equipment, inventory, Contracts, Permits or Intellectual Property (collectively, “Assets”) primarily used or held for use in the conduct of the Retained Business, or any rights, claims or credits (including insurance proceeds) to the extent relating to such Assets or the Retained Business (collectively, “Retained Assets”), or any Retained Liabilities, in each case, that are in the possession of the Group Companies (or, after the Closing Date, Buyer or any of its other Affiliates if such Retained Assets or Retained Liabilities have been transferred from a Group Company to Buyer or any of its other Affiliates), (i) Seller shall promptly notify Buyer in writing or Buyer shall promptly notify Seller in writing, as applicable, and (ii) Seller and Buyer shall, and shall cause their respective Affiliates to, as soon as reasonably practicable, cause such Retained Assets or Retained Liabilities to be transferred to or assumed by, as applicable, Seller or its designee. Buyer shall, or shall cause its applicable Affiliates to, prior to any such transfer, hold any such Retained Asset in trust for the benefit of Seller and Seller shall indemnify and hold harmless Buyer, the Group Companies and their respective Affiliates against any Liabilities to the extent arising from, or in connection with, any Retained Liabilities.

(b) From the Closing until the second (2nd) anniversary thereof, if Seller or Buyer becomes aware of any Assets primarily used or held for use in the conduct of the Business, or any rights, claims or credits (including insurance proceeds) to the extent relating to such Assets or the Business (collectively, “Business Assets”), or any Assumed Liabilities, in each case, that are in the possession of Eversource, Seller or any of their Affiliates, (i) Seller shall promptly notify Buyer in writing or Buyer shall promptly notify Seller in writing, as applicable, and (ii) Seller and Buyer shall, and shall cause their respective Affiliates to, as soon as reasonably practicable, cause such Business Assets or Assumed Liabilities to be transferred to or assumed by, as applicable, the designee of Buyer, including, with respect to Business Assets in the possession of Eversource, by Seller using Prudent Efforts to enforce its rights under Section 6.15(b) of the Eversource Agreement to the fullest extent permitted by Law. Seller shall, or shall cause its applicable Affiliates to, prior to any such transfer, hold any such Business Asset in trust for the benefit of Buyer and Buyer shall indemnify and hold harmless Seller and its Affiliates against any Liabilities to the extent arising from, or in connection with, any Assumed Liabilities.

Section 6.16 Shared Contracts. From the date hereof until the date that is one (1) year following the Closing Date, Seller shall, and shall cause its Affiliates to, and from and after the Closing, Buyer shall cause the Group Companies to, use commercially reasonable efforts to divide, partially assign, modify or replicate (in whole or in part) the respective rights and obligations under and in respect of any Shared Contract, such that, following the Closing, (i) an AC Subsidiary or its designee proposed by Buyer is the beneficiary of the rights and is responsible for the obligations under such Shared Contract to the extent relating to the Business (the “Company Portion”), which rights shall be an asset of and which obligations shall be a liability of the applicable AC Subsidiary or designee of Buyer, and (ii) Seller or its designee is the beneficiary of the rights and is responsible for the obligations under such Shared Contract to the extent relating to the Retained Business (the “Seller Portion”), which rights shall be an asset of and which obligations shall be a liability of Seller or its designee. If any Shared Contract cannot be so divided, partially assigned, modified or replaced (in whole or in part) prior to the Closing, until the earlier of (x) the date on which the term of such Shared Contract expires in accordance with its terms, (y) the date that is one (1) year following the Closing and (z) the date on which such division, partial assignment, modification or replication of such Shared Contract is effected, Seller and Buyer shall cooperate in any commercially reasonable arrangement to provide that (A) the designee appointed by the Buyer shall receive the benefits and burdens of the Company Portion of such Shared Contract and (B) Seller or its designee shall receive the benefits and burdens of the Seller Portion of such Shared Contract. The Seller acknowledges and agrees that upon the reasonable request of Buyer, Seller will, or will cause an Affiliate to, exercise Prudent Efforts in order for the Buyer to be able to fully realize the Company Portion of any rights and obligations under Shared Contracts. Nothing in this Section 6.16 shall require Seller, Buyer or any of their respective Affiliates to pay or commit to pay any amount to (or incur any obligation or grant any concession in favor of) any Person, including any counterparty to any Shared Contract, in connection with any division, partial assignment, modification or replication of any Shared Contract.

Section 6.17 Release of Liens; Discharge of Certain Indebtedness.

(a) Seller shall cause the release and termination, effective as of the Closing, of any Liens (other than any restriction on transfer under applicable securities Laws) on the AC Subsidiary Equity Interests or other equity interests of any AC Subsidiary.

(b) Prior to the Closing, Seller shall use Prudent Efforts to cause (directly or indirectly) the Group Companies to, at Seller’s sole cost and expense, (i) take all actions necessary to obtain, at least five (5) Business Days prior to the Closing Date, (A) customary payoff letters, evidences of redemption or instruments of release or discharge, as applicable, with respect to the Existing Indebtedness Documents that (x) reflect the written payment instructions and amounts required in order to pay in full all obligations owing by the Group Companies outstanding as of the Closing Date in respect of such Existing Indebtedness Documents and (y) provide that, upon payment in full of the amounts indicated, (1) all Liens created in respect of such Existing Indebtedness Documents shall be released and of no further force and effect (and shall include an authorization of Seller, Aquarion Company or their respective designee to file on or after the Closing Date such UCC-3 or equivalent financing statements, and such other documents and instruments, in each case, as are necessary to evidence such release) and (2) all Liabilities of any applicable Group Company under such Existing Indebtedness Documents (other than those Liabilities that expressly survive the termination of such Existing Indebtedness Documents under such Existing Indebtedness Documents) shall be satisfied and all guarantees provided by, and all other agreements of, any applicable Group Company under such Existing Indebtedness Documents shall be terminated (other than in respect of letters of credit that are backstopped, cash collateralized or rolled over in accordance with the terms of the applicable Existing Indebtedness Documents) and (B) other customary documents relating to the release of guarantees and Liens under the Existing Indebtedness Documents and (ii) deliver prior to any minimum required notice deadline in the applicable Existing Indebtedness Document, all termination, prepayment, redemption or satisfaction and discharge notices required by the terms of the Existing Indebtedness Documents in order to effect the termination of the applicable Existing Indebtedness Documents and the prepayment, redemption or satisfaction and discharge of the Indebtedness thereunder on the Closing Date (which notices may be conditioned upon the occurrence of the Closing), in each case of clauses (i) and (ii), in form and substance reasonably satisfactory to Buyer.

(c) On the Closing Date, subject to satisfaction of the Buyer’s obligations pursuant to Section 2.4(b)(i), Seller shall, and shall cause its Affiliates to, at Seller’s sole cost and expense, (i) take all actions necessary to effect the repayment, prepayment, redemption or satisfaction and discharge in full of all Indebtedness under, and the termination of, each Existing Indebtedness Document and the release or termination of all guarantees or Liens related thereto and (ii) to the extent not previously provided to Buyer, obtain and deliver to Buyer customary evidence of the repayment, prepayment, redemption or satisfaction and discharge of all Indebtedness under, and the termination of, each Existing Indebtedness Document and the release of all guarantees and Liens related thereto. Seller acknowledges and agrees that the Distribution Amount shall be used by Seller solely for purposes of satisfying Seller’s obligations pursuant to Section 2.4(a)(i) and this Section 6.17(c).

Section 6.18 Resignations. Seller shall use commercially reasonable efforts to cause to be delivered to Buyer at or prior to the Closing resignation letters of such directors and officers of each AC Subsidiary, as requested by Buyer in writing at least five (5) Business Days prior to the Closing, in form and substance reasonably satisfactory to Buyer and conditioned upon, and effective concurrently with, the Closing.

Section 6.19 Non-Solicitation. Seller agrees that, from and after the Closing until the second (2nd) anniversary of the Closing Date, it shall not, and shall cause its Affiliates not to, without the prior written consent of Buyer, directly or indirectly, solicit for employment or hire any Transferring Employee; provided, however, that the foregoing shall not preclude (a) general solicitations by Seller or its Affiliates or by a bona fide search firm that are not targeted at any Transferring Employee or (b) the hiring of any Transferring Employee who has ceased to be employed by any Group Company at least six (6) months prior to commencement of employment discussions between Seller or its Affiliate and such Transferring Employee. Seller further agrees that, if reasonably requested by Buyer, Seller will use Prudent Efforts to, enforce all of its rights under Section 6.19 of the Eversource Agreement.

Section 6.20 Eversource Agreement. Seller will promptly (and in any event, within two (2) Business Days) notify Buyer in writing of any amendment, extension, or waiver of any provisions of the Eversource Agreement.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS

Section 7.1 Conditions to the Obligations of Buyer and Seller. The obligations of Buyer and Seller to consummate the transfer and sale of the AC Subsidiary Equity Interests are subject to the satisfaction (or, if permitted by applicable Law, waiver by both Parties) of the following conditions:

(a) no Law or Order will be in effect in any of the jurisdictions set forth on Section 7.1(a) of the Seller Disclosure Schedule (a “Restraint”) that prohibits the consummation of the Transactions;

(b) all regulatory approvals set forth on Section 7.1(b) of the Seller Disclosure Schedule (the “Required Regulatory Approvals”) will have been obtained as Final Orders;

(c) the transactions contemplated by the Eversource Agreement shall have closed such that Seller will own, directly or indirectly, the AC Subsidiary Equity Interests; and

(d) the Operating Agreement shall have been executed and delivered by the parties thereto and complete copies thereof shall have been delivered to Seller and Buyer.

Section 7.2 Other Conditions to the Obligations of Buyer. The obligation of Buyer to consummate the transfer and sale of the AC Subsidiary Equity Interests is subject to the satisfaction or, if permitted by applicable Law, waiver by Buyer of the following additional conditions:

(a) the representations and warranties of Seller set forth in Article III and Article IV (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “Company Material Adverse Effect” contained therein, other than such limitations and qualifiers set forth in Section 3.4(b) and Section 3.5(a)), other than Fundamental Representations, will be true and correct in all respects as of the Closing as though made at the Closing (unless made as of a specified date, in which case such representations and warranties will be true and correct as of such specified date), except where the failure of any such representations and warranties to be true and correct in the aggregate would not have a Company Material Adverse Effect;

(b) the representations and warranties of Seller set forth in Section 3.6(a) will be true and correct in all respects as of the Closing as though made at the Closing;

(c) the representations and warranties of Seller set forth in Section 3.2 and Section 4.3 will be true and correct in all respects other than de minimis inaccuracies as of the Closing as though made at the Closing;

(d) the Fundamental Representations of Seller set forth in Article III and Article IV (other than the representations and warranties of Seller set forth in Section 3.2, Section 3.6(a) and Section 4.3) will be true and correct in all respects, if qualified by materiality, or in all material respects, if not so qualified, as of the Closing as though made at the Closing (unless made as of a specified date, in which case such representations and warranties will be so true and correct as of such specified date);

(e) Seller will have performed and complied in all material respects with all covenants required to be performed or complied with by it under this Agreement on or prior to the Closing;

(f) to the extent that the conditions set forth in Section 7.2 of the Eversource Agreement relate to Eversource’s representations, warranties, or covenants with respect to the AC Subsidiaries, such conditions shall have been satisfied without any waiver by Seller of such conditions;

(g) Seller will have delivered to Buyer a certificate signed on behalf of Seller by an authorized officer of Seller, dated as of the Closing Date, to the effect that the conditions specified in Section 7.2(a), Section 7.2(b), Section 7.2(c), Section 7.2(d), Section 7.2(e) and Section 7.2(f) have been satisfied; and

(h) no Restraint (including any Restraint imposed in connection with any Required Regulatory Approval) shall be in effect that imposes a Burdensome Condition.

Section 7.3 Other Conditions to the Obligations of Seller. The obligation of Seller to consummate the transfer and sale of the AC Subsidiary Equity Interests is subject to the satisfaction or, if permitted by applicable Law, waiver by Seller of the following additional conditions:

(a) the representations and warranties of Buyer set forth in Article V (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “Buyer Material Adverse Effect” contained therein), other than Fundamental Representations, will be true and correct as of the Closing as though made at the Closing (unless made as of a specified date, in which case such representations and warranties will be true and correct as of such specified date), except where the failure of any such representations and warranties to be true and correct would not have a Buyer Material Adverse Effect;

(b) the Fundamental Representations of Buyer set forth in Article V will be true and correct in all respects, if qualified by materiality, or in all material respects, if not so qualified, as of the Closing as though made at the Closing (unless made as of a specified date, in which case such representations and warranties will be so true and correct as of such specified date);

(c) Buyer will have performed and complied in all material respects with all covenants required to be performed or complied with by it under this Agreement on or prior to the Closing; and

(d) Buyer will have delivered to Seller a certificate signed on behalf of Buyer by an authorized officer of Buyer, dated as of the Closing Date, to the effect that the conditions specified in Section 7.3(a), Section 7.3(b) and Section 7.3(c) have been satisfied.

Section 7.4 Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in this Article VII to be satisfied if such Party’s failure to perform in all material respects any of its obligations under this Agreement has been a principal cause of the failure of such condition.

ARTICLE VIII

TERMINATION; AMENDMENT; WAIVER

Section 8.1 Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing:

(a) by mutual written consent of Buyer and Seller;

(b) by Buyer, effective upon written notice to Seller, if a breach of any of the representations or warranties of Seller set forth in Article III or Article IV will have occurred or if Seller has breached any covenant or agreement on the part of Seller, as the case may be, set forth in this Agreement such that the condition to Closing set forth in Section 7.2(a), Section 7.2(b), Section 7.2(c), Section 7.2(d), Section 7.2(e) or Section 7.2(f) would not be satisfied and such breach is not cured within thirty (30) days after written notice thereof is delivered to Seller; provided that Buyer shall not have the right to terminate this Agreement pursuant to this Section 8.1(b) if Buyer is then in breach of this Agreement so as to cause any of the conditions to Closing set forth in Section 7.3(a), Section 7.3(b) or Section 7.3(c) not to be satisfied;

(c) by Seller, effective upon written notice to Buyer, if a breach of any of the representations or warranties of Buyer set forth in Article V will have occurred or if Buyer has breached any covenant or agreement on the part of Buyer set forth in this Agreement such that the condition to Closing set forth in Section 7.3(a), Section 7.3(b) or Section 7.3(c) would not be satisfied and such breach is not cured within thirty (30) days after written notice thereof is delivered to Buyer; provided that Seller shall not have the right to terminate this Agreement pursuant to this Section 8.1(c) if Seller is then in breach of this Agreement so as to cause any of the conditions to Closing set forth in Section 7.2(a), Section 7.2(b), Section 7.2(c), Section 7.2(d), Section 7.2(e) or Section 7.2(f) not to be satisfied;

(d) by any Party, effective upon written notice to the other Party, if the Transactions will not have been consummated on or prior to October 27, 2025; provided that, if the only condition that has not been satisfied or waived on such date (other than those conditions set forth in Article VII that by their nature are to be satisfied at the Closing, where such conditions would be capable of being satisfied at such time if the Closing were to occur on such date) is the condition in Section 7.1(a) (to the extent due to a Restraint relating to any Required Regulatory Approval) or the condition in Section 7.1(b), then such date will be automatically extended to January 23, 2026 (as may be extended pursuant to this proviso, the “Termination Date”); and provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(d) will not be available to a Party whose failure to perform in all material respects any of its obligations under this Agreement has been a principal cause of the failure of the Transactions to be consummated on or prior to the Termination Date;

(e) by any Party, effective upon written notice to the other Party, if any Law or Order issued by any court of competent jurisdiction or other Governmental Entity of competent jurisdiction in any of the jurisdictions set forth on Section 7.1(a) of the Seller Disclosure Schedule, in each case which permanently prohibits the consummation of the Transactions, will have become final and nonappealable;

(f) by Seller, effective upon written notice to Buyer, if (i) all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied (other than any condition that by its nature is to be satisfied at the Closing, but subject to such condition being satisfied if the Closing were to occur), (ii) Buyer has failed to consummate the Transactions by the date the Closing should have occurred pursuant to Section 2.3, (iii) Seller has irrevocably confirmed by written notice to Buyer that all conditions set forth in Section 7.3 have been satisfied or that it is willing to waive any unsatisfied conditions in Section 7.3, and that it is ready, willing and able to consummate the Closing, (iv) Seller stood ready, willing and able to consummate the Transactions during the entirety of the ten (10) day period after the delivery of the notice contemplated by clause (iii) and irrevocably confirmed such fact in writing to Buyer at the end of such ten (10)-day period and (v) the Closing shall not have been consummated at the end of such ten (10)-day period due solely to Buyer’s failure to consummate the Closing; or

(g) by any Party, effective upon termination of the Eversource Agreement.

Section 8.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this entire Agreement will forthwith become void and there will be no liability or obligation on the part of Buyer, Seller or any of their respective Non-Recourse Parties, except that (a) this Section 8.2 and Article IX will survive such termination and remain valid and binding obligations of the Parties and (b) no such termination will relieve any Party from any liability for any Willful Breach of this Agreement or Fraud prior to such termination.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Entire Agreement. This Agreement, together with the Confidentiality Agreement, constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.

Section 9.2 Survival.

(a) The covenants and agreements set forth in this Agreement that by their express terms contemplate performance in whole or in part after the Closing will survive the Closing in accordance with their terms. All other representations, warranties, covenants and agreements in this Agreement will terminate at, and will not survive, the Closing, and thereafter there shall be no liability on the part of any Party or any of its Affiliates, nor shall any claim be made by the other Party against such Party or any of its Affiliates, in respect thereof, including any breach thereof, in each case, other than, and solely in the case of, Fraud.

(b) The above Section 9.2(a) will apply even if (a) the R&W Policy is never issued by an insurer, (b) the R&W Policy is revoked, cancelled, or modified after issuance, or (c) Buyer (or any Affiliate thereof) makes a claim under the R&W Policy that is denied by the insurer(s) (or any managing general agent or underwriter thereof). For the avoidance of doubt and notwithstanding anything to the contrary herein, the survival limitations contained in this Section 9.2 will not affect or limit any survival periods set forth in, or any recovery available pursuant to, the R&W Policy with respect to claims made under the R&W Policy.

Section 9.3 Assignment. This Agreement and the rights and obligations hereunder may not be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of the other Party; provided, however, that Buyer will have the right to transfer, pledge or assign this Agreement or any of its rights hereunder as security for any financing, including the Debt Financing. Any attempted assignment of this Agreement not in accordance with the terms of this Section 9.3 will be void.

Section 9.4 Notices. All notices, requests, claims, demands and other communications hereunder will be in writing and will be given (and will be deemed to have been duly given upon receipt) by delivery in person, e-mail (with either confirmation of delivery or followed by overnight courier), or by registered or certified mail (postage prepaid, return receipt requested) to the other Party as follows:

To Seller:

Aquarion Water Authority

c/o South Central Connecticut Regional Water Authority

90 Sargent Drive

New Haven, CT 06511

Attention:	Rochelle Kowalski
E-mail:	rkowalski@rwater.com

with a copy (which will not constitute notice to Seller) to:

Harris Beach Murtha

677 Broadway, Suite 1101

Albany, NY 12207

Attention:	Xanthe Larsen
Jeremy Speich
E-mail:	xlarsen@harrisbeach.com
jspeich@harrisbeach.com

To RWA:

South Central Connecticut Regional Water Authority

90 Sargent Drive

New Haven, CT 06511

Attention:	Rochelle Kowalski
E-mail:	rkowalski@rwater.com

with a copy (which will not constitute notice to RWA) to:

Harris Beach Murtha

677 Broadway, Suite 1101

Albany, NY 12207

Attention:	Xanthe Larsen
Jeremy Speich
E-mail:	xlarsen@harrisbeach.com
jspeich@harrisbeach.com

To Buyer:

Unitil Corporation

6 Liberty Lane West

Hampton, NH 03842

Attention:	Daniel J. Hurstak, Senior Vice President, Chief Financial Officer & Treasurer
E-mail:	hurstakd@unitil.com

with a copy (which will not constitute notice to Buyer) to:

Unitil Corporation

6 Liberty Lane West

Hampton, NH 03842

Attention:	Sandra L. Whitney, Corporate Secretary
E-mail:	whitney@unitil.com

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 9.5 Fees and Expenses. Except as otherwise set forth in this Agreement (including Section 6.2(a) and Section 6.13), all fees and expenses incurred in connection with this Agreement and the Transactions, including the fees and disbursements of counsel, financial advisors, consultants and accountants, will be paid by the Party incurring such fees or expenses; provided that Buyer will pay, or cause to be paid, all filing and application fees payable by any of the Parties or any AC Subsidiary, in each case, with respect to any Filings and Authorizations in connection with obtaining any Required Regulatory Approval.

Section 9.6 Construction; Interpretation. The term “this Agreement” means this Agreement together with the schedules and exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, will be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement will be construed as if drafted jointly by the Parties. Unless otherwise expressly indicated to the contrary herein: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the schedules and exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement; (b) masculine gender will also include the feminine and neutral genders, and vice versa; (c) words importing the singular will also include the plural, and vice versa; (d) the words “include,” “includes” or “including” will be deemed to be followed by the words “without limitation”; (e)

references to “$” or “dollar” or “US$” will be references to United States dollars; (f) the word “or” shall not be exclusive; (g) the phrase “to the extent” shall mean the degree to which a subject or other item extends and shall not simply mean “if”; (h) references to the terms “domestic” or “foreign” shall be construed on the basis that the United States is the relevant domestic country; (i) the word “will” shall be construed to have the same meaning and effect as the word “shall,” and vice versa; (j) the phrase “made available” or words of similar import, when used in this Agreement, shall mean that the documents, items or information has been posted in the “Project Pisces” electronic “data room” hosted by Intralinks on behalf of Seller or Eversource (the “Data Room”) by 5:00 p.m. New York time on the day prior to the date hereof; and (k) if any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice may be deferred until the next Business Day. Where a reference in this Agreement is made to any statute or regulation, such reference will be to such statute or regulation as amended, modified, supplemented, restated or replaced from time to time and to any rules or regulations promulgated thereunder.

Section 9.7 Exhibits and Schedules. Any item disclosed in any section of the Seller Disclosure Schedule (whether or not referenced by a particular section in this Agreement) will be deemed to have been disclosed with respect to the representation and warranty of Seller contained in this Agreement to which such section corresponds in number and every other representation and warranty of Seller contained in this Agreement for which the relevance of such disclosure to such other section is reasonably apparent from the face of such disclosure; provided, however, that only items disclosed in Section 3.6(a) of the Seller Disclosure Schedule shall be deemed disclosed with respect to the representation and warranty of Seller contained in Section 3.6(a). The specification of any dollar amount in the representations or warranties contained in this Agreement or the inclusion of any specific item in any schedule is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material, and no Person will use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not described herein or included in a schedule is or is not material for purposes of this Agreement or whether a Company Material Adverse Effect or Buyer Material Adverse Effect has occurred or would reasonably be expected to occur.

Section 9.8 No Third Party Beneficiaries. This Agreement will be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Section 6.12 and Section 9.24, nothing in this Agreement, express or implied, is intended to or will confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, it being understood that (a) Section 6.12 is intended to be for the benefit of, and be enforceable by, the D&O Indemnitees and (b) Section 9.24 is intended to be for the benefit of, and be enforceable by, the Debt Financing Sources.

Section 9.9 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, all other provisions of this Agreement will remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions are consummated as originally contemplated to the fullest extent possible.

Section 9.10 Counterparts; Signatures. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which will constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by scanned pages or via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) will be effective as delivery of a manually executed counterpart to this Agreement.

Section 9.11 Knowledge(a) . For all purposes of this Agreement, (a) the phrase “to the knowledge of Seller”, “Seller’s knowledge”, and any derivations thereof will mean, as of the applicable date, the actual knowledge (which will not encompass constructive knowledge) of the Persons set forth in Section 9.11(a) of the Seller Disclosure Schedule (with respect to Persons subject to Eversource’s control, after reasonable inquiry of each such individual’s direct reports (provided that, for the purposes of the representations and warranties relating to the AC Subsidiaries contained in Article III, such inquiry will be based on the due inquiry by such Persons of the senior management of the Aquarion Company and the AC Subsidiaries) and with respect to Persons not subject to Eversource’s control, with no investigation or duty to investigate, it being acknowledged by the Parties that Seller has not and will not manage, operate, or control the day-to-day activities of any of the AC Subsidiaries), none of whom will have any personal liability or obligations regarding such knowledge, and (b) the phrase “to the knowledge of Buyer”, “Buyer’s knowledge”, and any derivations thereof will mean, as of the applicable date, the actual knowledge (which will not encompass constructive knowledge) of any executive officers of the Buyer, after reasonable inquiry of each such individual’s direct reports, none of whom will have any personal liability or obligations regarding such knowledge.

Section 9.12 Mutual Release. Effective upon the Closing, each Party, for and on behalf of itself and its Affiliates and each of their respective Representatives, hereby fully, irrevocably and forever waives, releases and discharges the other Party and its Affiliates and each of their respective Representatives from and against any and all claims, other Proceedings, damages, penalties, fines, liabilities, deficiencies, losses, costs, interest, judgments, expenses and fees (including court costs and attorneys’ fees and expenses, in each case, actually incurred or paid), as applicable, that the Party, its Affiliates and their respective Representatives now have, or at any time previously had, or will or may have in the future, in each case to the extent arising from or in connection with the conduct and affairs, or ownership of the Business and the AC Subsidiaries prior to the Closing, whether arising from or in connection with the Transactions or any agreement (except the Operating Agreement) in effect on or prior to the Closing, at law or in equity, and the Party will not (and will ensure that its Affiliates and its and their respective Representatives will not) seek to recover any amounts in connection therewith or thereunder from the other Party, its Affiliates or any of their respective Representatives; provided, however, that the foregoing release will not apply to (a) any applicable rights of any Party, its Affiliates and their respective Representatives arising (i) under this Agreement or the Operating Agreement, (ii) prior to the Closing for accrued salary, accrued benefits and other compensation, (iii) under the Governing Documents of any of the AC Subsidiaries, (iv) under any indemnification or similar agreement providing for the indemnification of Representatives or (v) from claims involving Fraud or (b) any claims by Buyer or any Group Company against any current or former employee or other individual service provider of any Group Company, in their capacity as such.

Section 9.13 Legal Representation. Buyer, on behalf of itself and each of Buyer’s Non-Recourse Parties and its and their respective Affiliates (including after the Closing, the AC Subsidiaries), acknowledges and agrees that Harris Beach Murtha (“Seller’s Counsel”) has acted as counsel for Seller and its Affiliates in connection with the Transactions and that Seller reasonably anticipates that Seller’s Counsel may represent it in its future matters. Accordingly, Buyer, on behalf of itself and each of Buyer’s Non-Recourse Parties and its and their respective Affiliates (including, after the Closing, the AC Subsidiaries) expressly consents to: (a) Seller’s Counsel’s representation of Seller and Seller’s Affiliates in any post-Closing matter or Proceeding in which the interests of any of Buyer’s Non-Recourse Parties or any of the AC Subsidiaries, on the one hand, and Seller or its Affiliates, on the other hand, are adverse arising out of or relating to this Agreement or the Transactions and (b) the disclosure by Seller’s Counsel to Seller or its Affiliates of any information learned by Seller’s Counsel in the course of its representation of Seller or its respective Affiliates in connection with the Transactions, whether or not such information is subject to Seller’s Counsel’s duty of confidentiality, to the extent any such disclosure would not result in a loss of legal privilege to any of the AC Subsidiaries or any of their respective Affiliates. In addition, Buyer, on behalf of itself and each of Buyer’s Non-Recourse Parties and its and their respective Affiliates (including, after the Closing, the AC Subsidiaries), (a) further agrees that, notwithstanding anything in this Agreement to the contrary, as to all confidential communications prior to the Closing between Seller’s Counsel, on the one hand, and any of Seller or its Affiliates, on the other hand, to the extent related to the negotiation, preparation or execution of, or performance under, or any Proceeding arising out of or relating to, this Agreement or the Transactions (collectively, “Deal Communications”), such Deal Communications shall be deemed to belong to Seller and may be controlled by Seller and shall not pass to or be claimed by Buyer or any of its Affiliates after the Closing and, to the extent such Deal Communications are attorney-client privileged (“Privileged Deal Communications”), the attorney-client privilege and the expectation of client confidence applicable thereto shall be deemed to belong to Seller and may be controlled by Seller and shall not pass to or be claimed by Buyer or any of its Affiliates after the Closing and (b) agrees not to seek to obtain the Deal Communications from Seller’s Counsel. If and to the extent that, at any time subsequent to Closing, Buyer or any of its Affiliates (including, after the Closing, the AC Subsidiaries) will have the right to assert or waive any attorney-client privilege with respect to any Privileged Deal Communication, Buyer, on behalf of itself and its Affiliates (including, after the Closing, the AC Subsidiaries), (x) if in connection with a Proceeding arising between Buyer or its Affiliates, on the one hand, and any Person other than Seller or its Affiliates, on the other hand, Buyer or its Affiliates may assert the attorney-client privilege to prevent disclosure to such other Person of the Privileged Deal Communications; and (y) Buyer will not, and will cause its Affiliates not to, waive such privilege without the prior written consent of Seller.

Section 9.14 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

Section 9.15 Jurisdiction and Venue. Each of the Parties (a) submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware and to the extent that the Court of Chancery of the State of Delaware does not have jurisdiction, the United States District Court of the District of Delaware, as well as to the jurisdiction of all courts to which an appeal may be taken from any such courts, in any action or proceeding arising out of or relating to this Agreement or any of the Transactions, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court and (c) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the Transactions in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Each Party agrees that service of summons and complaint or any other process that might be served in any such action or proceeding may be made on such Party by sending or delivering a copy of the process to the Party to be served at the address of the Party and in the manner provided for the giving of notices in Section 9.4. Nothing in this Section 9.15, however, will affect the right of any Party to serve legal process in any other manner permitted by Law. Each Party agrees that a final, non-appealable judgment in any action or proceeding so brought will be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law.

Section 9.16 WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HEREBY FURTHER AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION WILL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 9.17 Remedies. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the Parties do not perform or threaten to not perform their respective obligations under the provisions of this Agreement (including failing to comply with its obligations under Section 6.4 and taking such actions as are required of them hereunder to consummate the Transactions) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that, prior to the valid termination of this Agreement pursuant to Section 8.1, the Parties will be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent actual or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (including Section 6.4 and each Party’s obligation to consummate the Transactions if it is required to do so hereunder), in each case without posting a bond or undertaking, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other Party has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. Notwithstanding the foregoing or anything to the contrary contained in this Agreement, prior to the valid termination of this Agreement pursuant to Section 8.1, it is explicitly agreed that the right of Seller to an injunction, specific performance or other equitable remedies to consummate the Closing (but not the right of Seller to such injunctions, specific performance or other equitable remedies for any other reason) will be subject to the requirement that (i) all conditions in Section 7.1 and Section 7.2 have been and continue to be satisfied (other than those conditions that by their nature are to be satisfied at the Closing and which conditions are capable of being satisfied at the Closing), (ii) the conditions precedent to closing set forth in the Debt Commitment Letters have been and continue to be satisfied or will be satisfied if specific performance to cause Buyer to consummate the Closing is granted (other than those conditions that by their nature are to be satisfied at such closing and which conditions are capable of being satisfied at such closing), (iii) Seller has irrevocably confirmed by written notice to Buyer that all conditions set forth in Section 7.3 have been satisfied or that it is willing to waive any unsatisfied conditions in Section 7.3, and that it is ready, willing and able to consummate the Closing if specific performance to cause Buyer to consummate the Closing is granted and the Debt Financing is funded and (iv) Buyer fails to consummate the Closing by the date the Closing is required to have occurred in accordance with Section 2.3.

Section 9.18 Confidentiality.

(a) Subject to Section 6.14(b)(iv), Buyer will hold, and will cause its Affiliates and its and their respective Representatives to hold, in confidence all documents and information furnished to it by or on behalf of the AC Subsidiaries in connection with the Transactions pursuant to the terms of the Confidentiality Agreement, which will continue in full force and effect until the Closing, at which time such Confidentiality Agreement and the obligations of the Parties under this Section 9.18(a) will terminate. If for any reason this Agreement is terminated prior to the Closing, the Confidentiality Agreement will nonetheless continue in full force and effect in accordance with its terms.(b) From and after the Closing, Seller will hold, will cause its Affiliates and its and their respective Representatives to hold, and will use Prudent Efforts to cause Eversource and Eversource’s Affiliates and Eversource’s and Eversource’s Affiliates’ respective Representatives to hold in confidence and not disclose to any other Person any confidential and non-public information regarding the Business, the Group Companies or their respective Affiliates, including Buyer. The obligations of Seller under this Section 9.18(b) shall not apply to information which (i) is or becomes generally known by the public (other than as a result of its disclosure directly or indirectly by Seller, its Affiliates or its or their respective Representatives or by Eversource, Eversource’s Affiliates or Eversource’s or Eversource’s Affiliates’ respective Representatives, in each case in breach of Seller’s obligations under this Section 9.18(b) or Eversource’s obligations under Section 9.18(b) of the Eversource Agreement), (ii) is necessary to the operation of the Retained Business or any future operations of Seller or (iii) is required to be disclosed by applicable Law or Order; provided, however, that, in the case of clause (iii), Seller shall (x) notify Buyer of any such requirement to disclose upon Seller’s awareness of such requirement, (y) use commercially reasonable efforts to allow Buyer to seek a protective order or take other appropriate measures to preserve the confidentiality of such information and (z) if such protective order or other appropriate measures are not obtained, furnish only that portion of such information which is required and, solely at Buyer’s expense, use commercially reasonable efforts to obtain reasonable assurance that confidential treatment will be accorded such information. Effective upon the Closing, Seller shall use commercially reasonable efforts to cause, and to cause Eversource and Eversource’s Affiliates to cause, any confidentiality agreements entered into between Seller, Aquarion Company, Aquarion Water Company or any of their respective Affiliates in existence after the First Closing on the one hand, and any potential purchaser in a proposed transaction involving the AC Subsidiaries similar to the Transactions, on the other hand, to be assigned to Buyer, such that Buyer and its Affiliates receive the benefit of, and full right to enforce, such confidentiality agreements from and after the Closing.

Section 9.19 Amendment. This Agreement may be amended or modified only by a written agreement executed and delivered by each of the Parties. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 9.19 will be void.

Section 9.20 Extension; Waiver. Subject to Section 8.1(d), at any time prior to the Closing, any Party may (a) extend the time for the performance of any of the obligations or other acts of any other Party contained herein, (b) waive any inaccuracies in the representations and warranties of any other Party contained herein or in any document, certificate or writing delivered by any other Party pursuant hereto or (c) waive compliance by any other Party with any of the agreements or conditions contained herein. Any agreement on the part of any Party to any such extension or waiver will be valid only if set forth in a written instrument signed on behalf of such Party. The failure of any Party to assert any of its rights hereunder will not constitute a waiver of such rights.

Section 9.21 No Additional Representations; Disclaimer.

(a) Buyer acknowledges, agrees, represents and warrants that none of Aquarion Water Company, the AC Subsidiaries, Seller or any of their respective Non-Recourse Parties, nor any other Person acting on behalf of any of the foregoing Persons or any of their respective Affiliates or any of the foregoing’s Representatives, has made, and Buyer is not relying on, any representation or warranty, express or implied, except for the representations and warranties of such Person expressly set forth in Article III or Article IV of this Agreement or made in the certificate contemplated by Section 7.2(f). Buyer further agrees that none of the Aquarion Water Company, the AC Subsidiaries or Seller or any of their respective Non-Recourse Parties will have or be subject to any liability to Buyer or any other Person resulting from the distribution, or Buyer or any other Person’s use, of any information, document or material made available to Buyer or its Affiliates or their respective, counsel, accountants, consultants, advisors, agents or other Representatives in certain “data rooms” and online “data sites,” management presentations, management interviews, confidential information memoranda, or any other form in expectation or anticipation of the purchase and sale of the AC Subsidiary Equity Interests or any of the other Transactions, unless such information, document or material is included in a representation or warranty contained in Article III or Article IV of this Agreement or made in the certificate contemplated by Section 7.2(f).

(b) Buyer acknowledges and agrees that, except for the representations and warranties of Seller expressly set forth in Article III or Article IV of this Agreement or made in the certificate contemplated by Section 7.2(f), the AC Subsidiary Equity Interests are being acquired AS IS WITHOUT ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR INTENDED USE OR ANY OTHER EXPRESSED OR IMPLIED WARRANTY. Buyer acknowledges and agrees that it is consummating the purchase and sale of the AC Subsidiary Equity Interests and the other Transactions without reliance on any representation or warranty, express or implied, whatsoever by the Aquarion Water Company, the AC Subsidiaries, Seller or any of their respective Non-Recourse Parties or any of their counsel, advisors, consultants, agents or other Representatives, except for the representations and warranties of Seller expressly set forth in Article III or Article IV of this Agreement or made in the certificate contemplated by Section 7.2(f).

(c) In connection with Buyer’s investigation of the AC Subsidiaries, Buyer has received, directly or indirectly, certain projections, including projected statements of operating revenues, income from operations, and cash flows of the AC Subsidiaries (and the business transactions and events underlying such statements) and certain business plan information, projections, presentations, predictions, calculations, estimates and forecasts of the AC Subsidiaries and other similar data (collectively, “Projections”). Buyer acknowledges that there are uncertainties inherent in attempting to make such Projections, that Buyer is well aware of such uncertainties, that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all Projections so furnished, and that, except in connection with the representations and warranties of Seller expressly set forth in Article III or Article IV of this Agreement or made in the certificate contemplated by Section 7.2(f), neither Buyer nor any of its Non-Recourse Parties will have any claim under any circumstances against Seller, Aquarion Water Company, the AC Subsidiaries or any of their respective Non-Recourse Parties with respect thereto. Accordingly, except for the representations and warranties of Seller expressly set forth in Article III or Article IV of this Agreement or made in the certificate contemplated by Section 7.2(f), (i) none of Seller, the Aquarion Water Company, the AC Subsidiaries or any of their respective Non-Recourse Parties makes any representations or warranties whatsoever to Buyer or any other Person, with respect to such Projections, and (ii) no such Person will be entitled to rely, nor are they relying, on such Projections for any purpose, including in connection with the purchase and sale of the AC Subsidiary Equity Interests or any of the other Transactions.

(d) Seller acknowledges, agrees, represents and warrants that neither Buyer nor any of Buyer’s Non-Recourse Parties, nor any other Person acting on behalf of any of the foregoing Persons or any of their respective Affiliates or any of the foregoing’s Representatives, has made, and Seller is not relying on, any representation or warranty, express or implied, except for the representations and warranties of such Person expressly set forth in Article V of this Agreement or made in the certificate contemplated by Section 7.3(d). Seller further agrees that neither Buyer nor any of Buyer’s Non-Recourse Parties will have or be subject to any liability to Seller or any other Person resulting from the distribution, or Seller or any other Person’s use, of any information, document or material made available to Seller or its Affiliates or their respective, counsel, accountants, consultants, advisors, agents or other Representatives in expectation or anticipation of the purchase and sale of the AC Subsidiary Equity Interests or any of the other Transactions, unless such information, document or material is included in a representation or warranty contained in Article V of this Agreement or made in the certificate contemplated by Section 7.3(d). Seller acknowledges and agrees that it is consummating the purchase and sale of the AC Subsidiary Equity Interests and the other Transactions without reliance on any representation or warranty, express or implied, whatsoever by Buyer or any of Buyer’s Non-Recourse Parties or any of their respective counsel, advisors, consultants, agents or other Representatives, except for the representations and warranties of Buyer expressly set forth in Article V of this Agreement or made in the certificate contemplated by Section 7.3(d).

Section 9.22 Post-Closing Efforts.

After the Closing, each of Seller and Buyer will use its commercially reasonable efforts from time to time to execute and deliver, or cause to be executed and delivered by its respective applicable Affiliate, at the reasonable request of the other Party, such additional documents and instruments, including any assignment or assumption agreements, bills of sale, instruments of assignment, consents and other similar instruments in addition to any such documents or instruments required by this Agreement, as may be reasonably required to give effect to this Agreement and the Transactions, and to provide any documents or other evidence of ownership as may be reasonably requested by Buyer to confirm Buyer’s ownership of the AC Subsidiary Equity Interests.

(b) After the Closing, Seller will use Prudent Efforts from time to time to cause (directly or indirectly) Eversource or Eversource’s Affiliates to execute and deliver, or cause to be executed and delivered, at the reasonable request of Buyer, such additional documents and instruments, including any assignment or assumption agreements, bills of sale, instruments of assignment, consents and other similar instruments in addition to any such documents or instruments required by this Agreement, as may be reasonably required to give effect to this Agreement and the Transactions, and to provide any documents or other evidence of ownership as may be reasonably requested by Buyer to confirm Buyer’s ownership of the AC Subsidiary Equity Interests.

Section 9.23 [Reserved].

Section 9.24 Debt Financing. Notwithstanding anything in this Agreement to the contrary, each of the Parties, on behalf of itself and each of its Affiliates, hereby (i) agrees that it will not bring or support any Proceeding, whether in law or in equity, whether in contract or in tort or otherwise, involving the Debt Financing Sources, arising out of or relating to this Agreement, the Debt Financing or any of the agreements (including the Debt Commitment Letters, the Definitive Financing Agreements and each Fee Letter) entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder (any such Proceeding being referred to as a “Debt Financing Sources Proceeding”) in any forum other than exclusively in any state court or federal court of the United States of America located in the State of New York (and appellate courts thereof) and irrevocably submits itself and its property with respect to any such Proceeding to the exclusive jurisdiction of such courts and irrevocably and unconditionally waives any objection to the laying of venue of any Debt Financing Sources Proceeding brought in any such court or any claim that any Debt Financing Sources Proceeding brought in any such court has been brought in an inconvenient forum, (ii) agrees that any such Debt Financing Sources Proceeding will be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), (iii) agrees that service of process upon such Person in any such Proceeding will be effective if notice is given in accordance with Section 9.4, (iv) agrees that notwithstanding anything to the contrary contained herein, no Debt Financing Party will have any liability (whether in contract or in tort, in Law or in equity, or governed by statute) to the Seller, Aquarion Water Company, their Affiliates or their respective Representatives, and none of the Seller, Aquarion Water Company, their Affiliates or their respective Representatives shall have any rights or claims (and each of the Seller and Aquarion Water Company, each on behalf of themselves and their Representatives hereby waives any such rights or claims) against any of the Debt Financing Parties, in each case, for any claims, causes of action, obligations or losses arising under, out of, in connection with or related in any manner to this Agreement, the Debt Commitment Letters, the Definitive Financing Agreements, the Debt Financing or the negotiation, execution, performance or breach hereby or thereby, (v) KNOWINGLY, INTENTIONALLY AND VOLUNTARILY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW TRIAL BY JURY IN ANY ACTION BROUGHT AGAINST ANY DEBT FINANCING SOURCE IN ANY WAY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE DEBT FINANCING, THE DEBT COMMITMENT LETTERS, DEFINITIVE FINANCING AGREEMENTS, ANY FEE LETTER OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE PERFORMANCE OF ANY SERVICES THEREUNDER, (vi) agrees that the Debt Financing Sources are express third-party beneficiaries of, and may enforce, this Section 9.24 and any and all other rights available to them hereunder and (vii) agrees that the provisions in this Section 9.24 and any definition set forth in, or any other provision of, this Agreement to the extent that an amendment, waiver or other modification of such definition or other provision would amend, waive or otherwise modify the substance of this Section 9.24 shall not be amended, waived or otherwise modified, in each case, in any way materially adverse to the Debt Financing Parties without the prior written consent of the Debt Financing Sources (and any such amendment, waiver or other modification without such prior written consent shall be null and void). This Section 9.24 will not limit the rights of the parties to the Debt Financing under the Debt Commitment Letters or any other definitive agreement in respect of the Debt Financing (including the Definitive Financing Agreements and each Fee Letter).

Section 9.25 Guaranty.

(a) In connection with the transactions contemplated by this Agreement, RWA hereby, on the terms and subject to the limitations set forth herein, and subject to the Bankruptcy and Equity Exception, irrevocably, absolutely and unconditionally guarantees to Buyer, [information omitted] (collectively, the “Guaranteed Obligations”); provided that (i) the guarantee in this Section 9.25(a) shall terminate upon [information omitted] and (ii) the maximum amount [information omitted]. Upon failure of Seller to pay any of the Guaranteed Obligations, if, as and when due in accordance with the terms of this Agreement, and upon delivery of written demand by Buyer to RWA, RWA agrees to promptly pay or cause to be paid any amounts outstanding or obligations due to be paid with respect to the applicable Guaranteed Obligation. For the avoidance of doubt, the Parties acknowledge and agree that RWA has no obligation to sell the AC Subsidiary Equity Interests.

(b) Notwithstanding anything to the contrary herein, (i) to the extent Seller is relieved of all or any portion of any Guaranteed Obligation by satisfaction thereof on the terms and subject to the conditions set forth in this Agreement or pursuant to any other written agreement with Buyer, RWA shall be similarly relieved of its corresponding payment obligations with respect thereto under this Section 9.25, (ii) RWA shall have all defenses to the payment of its obligations under this Section 9.25 that would be available to Seller under this Agreement with respect to the Guaranteed Obligations (other than any Bankruptcy and Equity Exception that is applicable to Seller) and (iii) from and after the Closing, RWA shall cease to have any obligations or liabilities with respect to the Guaranteed Obligations or otherwise under this Section 9.25.

(c) RWA hereby represents and warrants that (i) it has all necessary power to execute and deliver this Agreement, as a party hereto solely with respect to this Section 9.25 and Section 9.26, and perform its obligations under this Section 9.25, (ii) the execution and delivery of this Agreement by RWA, as a party hereto solely with respect to this Section 9.25 and Section 9.26, and performance of its obligations under this Section 9.25 (A) have been duly authorized by all necessary action on the part of RWA and (B) do not violate, conflict with or result in default (whether after the giving of notice, lapse of time or both) under, any Law, or any Order of, or any restriction imposed by, any court or other Governmental Entity, (iii) this Agreement constitutes a valid, legal and binding agreement of RWA (assuming that this Agreement has been duly and validly authorized, executed and delivered by Buyer), as a party hereto solely with respect to this Section 9.25 and Section 9.26, enforceable against RWA in accordance with its terms, subject to the Bankruptcy and Equity Exception, and (iv) RWA has the requisite capacity to pay and perform its obligations under this Section 9.25.

(d) SOLELY IN CONNECTION WITH THIS Section 9.25 AND Section 9.26, RWA SUBMITS TO THE JURISDICTIONAL REQUIREMENTS IMPOSED BY Section 9.15 OF THIS AGREEMENT AND THE WAIVER OF JURY TRIAL PURSUANT TO Section 9.16 OF THIS AGREEMENT.

Section 9.26 [information omitted]. [information omitted].

* * * * *

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

UNITIL CORPORATION

By	/s/ Thomas P. Meissner, Jr.
Name:	Thomas P. Meissner, Jr.
Title:	Chairman and Chief Executive Officer

SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT

AQUARION WATER AUTHORITY

By	/s/ David J. Borowy
Name:	David J. Borowy
Title:	Chairman

SOUTH CENTRAL CONNECTICUT REGIONAL WATER AUTHORITY, solely with respect to Section 9.25 and Section 9.26

By	/s/ David J. Borowy
Name:	David J. Borowy
Title:	Chairman

SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT